Exhibit 10.17

CERTAIN IDENTIFIED INFORMATION MARKED WITH “[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version
ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT
BY AND BETWEEN
LONG RIDGE ENERGY GENERATION LLC, AS OWNER
AND
KIEWIT POWER CONSTRUCTORS CO., AS CONTRACTOR
FOR THE HANNIBAL PORT POWER PROJECT
DATED AS OF FEBRUARY 15, 2019

i

v

20.19	English Language Documents	87
20.20	Further Assurances	87
20.21	Approvals Not To Relieve Contractor	88
20.22	No Recourse	88
20.23	Parent Guaranty	88
20.24	Approvals	88

EXHIBIT A SCOPE BOOK		A-2
EXHIBIT B SITE LEGAL DESCRIPTION		B-1
EXHIBIT C MILESTONE SCHEDULE		C-1
EXHIBIT D PROJECT SCHEDULE		D-1
EXHIBIT E SPECIAL TOOLS		E-1
EXHIBIT F NOT USED		F-1
EXHIBIT G MINIMUM PERFORMANCE CRITERIA		G-1
EXHIBIT H PERFORMANCE GUARANTEES & PERFORMANCE LIQUIDATED DAMAGES		H-1
EXHIBIT I PRE-MOBILIZATION REMEDIATION ACTIVITIES		I-1
EXHIBIT J PAYMENT SCHEDULE		J-1
EXHIBIT K LIEN WAIVER FORMS		K-1
EXHIBIT L INSURANCE		L-1
EXHIBIT M CERTIFICATE OF MECHANICAL COMPLETION		M-1
EXHIBIT N CERTIFICATE OF SUBSTANTIAL COMPLETION		N-1
EXHIBIT O CERTIFICATE OF FINAL COMPLETION		O-1
EXHIBIT P NOT USED		P-1
EXHIBIT Q SALES TAX CERTIFICATIONS		Q-1
EXHIBIT R FORM OF LETTER OF CREDIT		R-1
ANNEX A IRREVOCABLE STANDBY LETTER OF CREDIT NO. _____		1
EXHIBIT S APPROVED SUBCONTRACTOR/MAJOR SUBCONTRACTORS		S-1
EXHIBIT T FORM OF PARENT GUARANTY		T-1
EXHIBIT U TRAINING		U-1
EXHIBIT V RATES		V-1
EXHIBIT W ASSIGNMENT, ASSUMPTION AND CONSENT AGREEMENT		W-1
EXHIBIT X FORM OF APPLICATION FOR PAYMENT		X-1
EXHIBIT Y FORM OF CHANGE ORDER		Y-1
EXHIBIT Z HEALTH AND SAFETY REQUIREMENTS		Z-1
EXHIBIT AA SUBSURFACE REPORTS		AA-1
EXHIBIT BB POWER ISLAND SUPPLY AGREEMENT		BB-1
EXHIBIT CC KEY PERSONNEL		CC-1
EXHIBIT DD QUALITY ASSURNACE PLAN STANDARDS		DD-1

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT
THIS ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (hereinafter, together with all Exhibits and amendments hereto, this “Agreement”) is made and entered into as of the 15th day of February, 2019 (the “Effective Date”) by and between KIEWIT POWER CONSTRUCTORS CO., a Delaware corporation, with a place of business at 9401 Renner Blvd., Lenexa, KS 66219 (“Contractor” or “EPC Contractor”), and LONG RIDGE ENERGY GENERATION LLC, a Delaware limited liability company (“Owner”). Contractor and Owner are referred to collectively as the “Parties” or singularly as a “Party”.
W I T N E S S E T H
WHEREAS, Contractor and Owner wish to enter into this Agreement, pursuant to which Owner agrees to engage Contractor to design, engineer, procure, construct, pre-commission, commission, start-up and test a nominal 485 megawatt (MW) net power output natural gas-fired combined cycle electric generating facility (the “Facility”) located at the former Ormet Smelter facility in Hannibal, Ohio and commonly referred to as the Hannibal Port Power Project at the Long Ridge Energy Terminal, on a fixed price, turnkey basis;
WHEREAS, Contractor represents that it is qualified to design, engineer, procure, construct, pre-commission, commission, start-up and test the Facility and Contractor desires to perform all work and services in connection therewith on a fixed price, turnkey basis in accordance with requirements and provisions of this Agreement;
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contractor and Owner, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS
1.1    Definitions. For purposes of this Agreement, the following terms shall have the following definitions:
“AAA” has the meaning given in Section 18.2.
“Abnormally Severe Weather Conditions” means only those weather conditions related to rain, heat, cold, wind or snow at the Site which are shown to be more severe than the most recent ten (10) year historical mean plus two standard deviations using National Oceanic Atmospheric Administration weather data from the nearest reporting station to the Site.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person. FIG LLC and Persons who Control, are Controlled by, or are under Common Control with FIG LLC shall be deemed to be Affiliates of Owner.
“Agreed Rate” an annual (365 or 366 Days, as appropriate) rate of interest equal to the lesser of: (i) two percent (2%) in excess of the Prime Rate and (ii) the maximum rate permitted by Applicable Law.
“Agreement” has the meaning given in the Preamble to this Agreement.
“Applicable Codes and Standards” means those codes, requirements, guidelines and standards of design, engineering, construction, operation, workmanship, equipment, and components specified in the Scope Book (as may be amended from time to time); provided, however, if the relevant standard is not so specified or is ambiguous therein, then “Applicable Codes and Standards” shall mean those standards of design, engineering, construction, workmanship, operation, care and diligence prevailing during performance of the Work normally practiced by, and generally acceptable to, the electric power and generation engineering, procurement and construction industry in the United States in performing services of a similar nature to the Work in accordance with Prudent Industry Practices, Applicable Law, applicable Permits, and codes and other standards established for such Work. In the event of an inconsistency or conflict between any of the Applicable Codes and Standards, the highest performance standard as contemplated therein shall govern the Parties’ performance under this Agreement, unless otherwise agreed.
“Applicable Law” means any constitution, charter, statute, act, law (including common law), certification, rule, treaty, regulation, standard, code, ordinance, permit, approval, injunction, judgment, ruling, decision, decree, writ, directive, order, guideline, resolution, declaration or the like (including the Permits) applicable to a Party, the performance of the Work or applicable to all or any portion of the Site or the Facility, when issued, enacted, or promulgated by a Governmental Authority having jurisdiction over the matter in question, and the legally binding written interpretations thereof by a Governmental Authority having jurisdiction over the matter in question, as may be applicable and in effect from time to time.

“Application for Payment” has the meaning given in Section 6.3.
“Archeological and Related Findings” has the meaning given in Section 2.28.
“As-Built Drawings” means all drawings and documents identified in Section 01200 "Contract Drawings and Documents" in Exhibit A as “As-Built Drawings,” as modified and updated to accurately show the final actual as-built condition of the Work upon Final Completion.
“Assignment, Assumption and Consent Agreement” means the Assignment, Assumption and Consent Agreement attached hereto as Exhibit W dated as of even date herewith among Owner, Contractor and General Electric.
“Books and Records” has the meaning given in Section 2.21.
“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are authorized to be closed in the State of Ohio or New York City.
“CEMS” means Continuous Emissions Monitoring System.
“Certificate of Final Completion” has the meaning given in Section 4.4.
“Certificate of Mechanical Completion” has the meaning given in Section 4.2.
“Certificate of Substantial Completion” has the meaning given in Section 4.3.
“Change in Law” shall mean and refer to the enactment, adoption, promulgation, amendment, modification, repeal or change in interpretation by a Governmental Authority after the Effective Date of any Applicable Law or Applicable Codes and Standards set forth in Applicable Law; it being expressly understood and agreed by the Parties hereto that a change in any Applicable Law relating to net income or franchise Tax or any Applicable Law by which a Tax is levied or assessed on the basis of Contractor’s net income, net profits, revenues or gross receipts (other than the Ohio Commercial Activity Tax or a value added tax imposed by the United States or any state or local jurisdiction within the United States) or Contractor’s presence in any taxing jurisdiction shall not be a Change in Law. Notwithstanding the foregoing, if any such value added tax is imposed in substitution, in whole or in part, for any other Tax applicable to Contractor or the Work (including, without limitation, any Tax levied or assessed on the basis of Contractor’s net income, net profits, revenues or gross receipts), then any such reduction in Tax shall be netted against any equitable adjustment in the Contract Price to which Contractor would otherwise be entitled under Section 2.16 on account of such value added tax with Contractor preparing such computation for review by Owner and an accounting firm mutually agreed by the Parties, which accounting firm shall make the final determination as to any change to the Contract Price to which Contractor may be entitled after taking into account any such netting. Any Change in Law enacted, published in final form or issued in final form before the Effective Date, whether or not such Change in Law becomes effective after the Effective Date, shall not constitute a Change in Law under this Agreement. Notwithstanding the foregoing, solely with respect to the General Electric scope of supply provided pursuant to

Power Island Supply Agreement, only a “Change in Law” under and as defined in the Power Island Supply Agreement shall constitute a Change in Law under this Agreement.
“Change Order” has the meaning given in Section 8.1.
“Claims” means claims, causes of action, proceedings, demands, or suits.
“Completed Performance Test” means the completion of a Performance Test in its entirety under the following conditions: (i) without the use of any auxiliary, standby or temporary equipment or machinery, and (ii) while the Facility is operated in its normal mode of operation, which shall consist of (x) the operation of the Facility as a whole, (y) the concurrent operation of Facility systems, and (z) the operation of all Facility systems within the manufacturers’ specifications, and without over-stressing, over-firing or over-pressurizing any such systems.
“Confidential Information” has the meaning given in Section 13.1.
“Construction Aids” means all equipment (including construction equipment), apparatus, tools, supplies, construction tools, support services, field office equipment, supplies, structures, apparatus, form lumber, protective fencing, software used in the execution or management of the Work, and other goods and items that are required to construct, commission, or test the Facility, but which are not either incorporated into the Work or retained by Owner pursuant to this Agreement.
“Consumables” means items such as compressed air or gases, chemicals, oils, lubricants, cleaning materials, construction or demineralized water, valve packing, lamps, light bulbs, gaskets, fuel for construction equipment, fuel filters, and comparable items which, by normal industry practices, are considered consumables and are replaced on a regular basis, required for cleaning, preparing, or completing the Work, or which are required for the proper operation of the Equipment.
“Contract Price” has the meaning given in Section 6.1.
“Contractor” has the meaning set forth in the Preamble to this Agreement.
“Contractor Default” has the meaning given in Section 16.1.
“Contractor Indemnified Party” has the meaning set forth in Section 11.1.
“Contractor Permits” has the meaning given in Section 2.6.
“Control” means, with respect to a Person, (i) the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other securities or equity interests having ordinary voting power to elect the board of directors, managing general partner or similar managing authority of such Person or (ii) the power to direct the management of such Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.

“Contractor’s Senior Personnel” means (i) Contractor’s Key Personnel, (ii) Contractor’s officers and directors and (iii) Contractor’s personnel who are more senior than Contractor’s Key Personnel.
“Corrective Work” has the meaning given in Section 9.3.
“Credit Rating” means, for any Person, the rating then assigned to such Person’s senior unsecured long-term debt obligations (not supported by third party credit enhancements), or if such Person does not have a rating for its senior unsecured long-term debt, the then current corporate rating assigned to such Person.
“Creditworthy Bank” means a commercial bank having a Credit Rating of (a) A-(minus) or better from Standard & Poor’s, (b) A3 or better from Moody’s or (c) if such bank has a Credit Rating at such time from both Standard & Poor’s and Moody’s, A-(minus) or better from Standard & Poor’s and A3 or better from Moody’s.
“Cure Period” means one hundred eighty (180) Days after the Substantial Completion Date, but in no event later than one hundred eighty (180) Days after the Guaranteed Substantial Completion Date.
“Day” or “day” means a calendar day.
“Default” means either an Owner Default or a Contractor Default.
“Defect” has the meaning given in Section 9.1.
“Defective” has the meaning given in Section 9.1.
“Deliverables” has the meaning set forth in Section 12.1.
“Design Deliverables” has the meaning set forth in Section 2.29.
“Design Documents” has the meaning set forth in Section 2.29.
“Dispute” has the meaning given in Section 18.1.
“Dollars” means the lawful currency of the United States of America.
“EDMS” has the meaning given in Section 2.29.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Emissions Tests” means the emissions limits tests described in Exhibit H.
“Environmental Law” means any Applicable Law which relates to environmental quality, health, safety, pollution, contamination, cleanup, or the protection of human health, ambient air, waters (including ground waters) or land; including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq; the Resource

Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq; the Clean Water Act, as amended, 33 U.S.C. Section 1251 et seq; and the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.
“Environmental Reports” has the meaning given in Section 2.27.
“Equipment” means any product that: (i) is to be incorporated into the Facility; (ii) is an assembly of operational or non-operational parts, whether motorized or manually operated; and (iii) requires service connections, such as wiring, piping, or other process connections in order to fulfill its intended purposes, including, without limitation, the GE Equipment.
“Excess Costs of Cover” has the meaning set forth in Section 16.1(b).
“Excusable Events” means the following events or occurrences, solely to the extent any such event or occurrence (a) actually, adversely and demonstrably affects Contractor’s actual cost of performance of the Work or actually, adversely and demonstrably delays the critical path of the Work as further set forth in Section 7.1 (which costs and delay shall be adequately documented and supported by Contractor) and (b) is not attributable to any act or omission of Contractor or its Subcontractors (including, without limitation, on account of any default by Contractor in any of the obligations Contractor assumes under the Power Island Supply Agreement pursuant to the Assignment, Assumption and Consent Agreement):

(i)	Owner-Caused Delay;

(ii)	Changes in the scope of Work made by Owner in accordance with Section 8.2(b);

(iii)	Force Majeure Events;

(iv)	Suspension of the Work by Owner without cause or by Contractor pursuant to either Section 16.2(b) or Section 17.2;

(v)	A Change in Law (subject to compliance with Section 2.16(b));

(vi)
Contractor’s encountering subsurface or surface conditions at the Site for which Contractor is entitled to seek a Change Order in accordance with Section 2.27 or Pre-Existing Hazardous Substances (or any such material reasonably believed by Contractor to be contaminated or a Pre-Existing Hazardous Substance) for which Contractor is entitled to seek a Change Order in accordance with Section 2.24(b);

(vii)	Contractor’s discovery of Archeological and Related Findings at the Site for which Contractor is entitled to seek a Change Order in accordance with Section 2.28; or

(viii)	Issuance of a Notice to Proceed after the FNTP Deadline for which Contractor is entitled to seek a Change Order in accordance with Section 2.1; or

(ix)	Loss or damage to the Work for which Owner chooses not to excuse Contractor’s remaining performance under this Agreement pursuant to Section 2.12(e); or

(x)
Any unexpected surface conditions at the Project Site identified in Contractor’s inspection of the Site performed within thirty (30) days after Owner provides written notice that Owner’s demolition contractor has substantially completed its demolition work;

(xi)	Owner’s failure to complete all pre-mobilization remediation activities described in Exhibit I by March 15, 2019; or

(xii)
Owner fails to fulfill a Retained Obligation or, to the extent allocable to Owner, a Shared Obligation for reasons other than a breach by General Electric of the Power Island Supply Agreement or a breach by Contractor of its obligations under the Power Island Supply Agreement or this Agreement.

“Facility” has the meaning given in the Recitals to this Agreement.
“Facility Capability Demonstration Tests” means the Facility capability demonstration tests described in Exhibit H.
“Final Completion” shall be deemed to have occurred when all of the following requirements of the Work have been achieved:

(i)	Substantial Completion has been achieved;

(ii)
All of the Performance Guarantees have been achieved, or, if not achieved, to the extent applicable Contractor has paid to Owner any Performance Liquidated Damages owed, and Contractor has completed making necessary system adjustments required for the continuous, safe and reliable operation of the Equipment and Facility;

(iii)
All As-Built Drawings, test reports, final instruction manuals and other drawings and documents as required under the document submittal list of this Agreement to be delivered to Owner by Final Completion have been so delivered;

(iv)	Any Liquidated Damages for which Contractor is liable, and other amounts owed by Contractor to Owner under this Agreement, if any, have been paid to Owner;

(v)
Contractor has delivered to Owner all final lien waivers and releases that are required to have been delivered with the final Application for Payment (as provided in Section 6.3), and any and all liens have been released (excluding Permitted Liens);

(vi)
All Work, including all Punch List work, has been completed in accordance with this Agreement other than Work and other obligations pursuant to this Agreement that require future performance (e.g., Warranty and indemnification obligations);

(vii)	Cleanup and removal from the Site of all of Contractor’s and Subcontractors’ personnel, supplies, waste, materials, Hazardous Substances, construction equipment and temporary facilities;

(viii)	Contractor has delivered to Owner written assignments of Subcontractor warranties that extend beyond the Warranty Period;

(ix)	The Project has successfully completed the remaining System Verification Tests required for Final Completion; and

(x)	Contractor has delivered a Certificate of Final Completion for the Facility to Owner pursuant to Section 4.4 and Owner has accepted such certificate by signing such certificate.
“Final Completion Date” means the date upon which Final Completion has been achieved.
“Final Performance Testing Protocol” collectively means those final, detailed and complete performance testing procedures, protocol, activities, requirements and criteria for the Facility developed by Contractor on the basis of the Preliminary Performance Testing Protocol; which testing protocol (i) shall be subject to Owner’s review and approval, and (ii) shall be deemed to have replaced the Preliminary Performance Testing Protocol once they have been reviewed and approved by Owner (and shall thereafter be deemed part of this Agreement).
“First Completed Minimum Performance Test” has the meaning set forth in Section 5.4.
“Force Majeure Deductible” has the meaning set forth in Section 7.5.
“Force Majeure Event” means any catastrophic storm or flood, typhoon, blizzard, named storm, lightning, tornado, hurricane, earthquake or other act of God, war, civil disturbance, terrorist attack, revolt, insurrection, sabotage, Abnormally Severe Weather Conditions, loss or delay of or damage to long lead items in transit directly caused by an independent Force Majeure Event, actions or inaction of a Governmental Authority that were not requested, promoted or caused by the affected Party and that have been opposed by all reasonable means, cyberattack, commercial embargo, Regional or National Strike, epidemic or fire (excluding any fire started as a result of a malfunction or failure of the Equipment or Facility), or any other similar act or event, provided that such act or event (i) actually and demonstrably delays or renders impossible the affected Party’s performance of its obligations under this Agreement, (ii) is beyond the reasonable control of the affected Party and was not due to its or its Subcontractor’s fault or negligence, and (iii) (or the effect of such act or event) could not have been prevented or avoided by the affected Party through the exercise of due diligence, including the expenditure of any reasonable sum taking into account the likely impact of the Force Majeure Event. For avoidance of doubt, Force Majeure shall not include any of the following: (a) economic hardship, (b) changes in market conditions, (c) late delivery or failure of construction equipment or Equipment (unless caused by an independent Force Majeure event), (d) strikes, or other similar labor actions (other than a Regional or National Strike), (e) unavailability or shortages of laborers, Subcontractors or sub-subcontractors (unless caused by an independent Force Majeure event); (f) climatic conditions (including rain, snow, wind, temperature and other weather conditions), tides, and seasons, regardless of the magnitude, severity, duration or frequency of such climatic conditions, tides or seasons (excluding Abnormally Severe Weather Conditions, catastrophic storms or floods, typhoons, blizzards, named storms, lightning, tornadoes, and hurricanes subject to the conditions set forth above); (g) inability or failure to make a payment for any reason; (h) shortages (unless caused by an independent Force Majeure event) or price fluctuations with respect to materials, supplies or components of the Equipment or Work; or (i) flaws in design requiring re-design or re-engineering of any portion of the Equipment or Work.
“FNTP Deadline” has the meaning set forth in Section 2.1.
“GE Equipment” or “Power Island Equipment” means the equipment to be procured from General Electric pursuant to the Power Island Supply Agreement.
“General Electric” or “Power Island Equipment Supplier” means General Electric Company, a New York corporation, or any Affiliate thereof.
“General Electric Triggered Default” means a Contractor Default that is caused by the occurrence of one or more of the matters that constitutes (or would constitute if timely notice thereof to General Electric was provided under the Power Island Supply Agreement) a default by General Electric under Article 16 of the Power Island Supply Agreement.
“Governmental Authority” means any national, federal, state, county, municipal, local or other government or governmental, quasi-governmental, regulatory or administrative agency, commission, court or other governmental authority, or any department, board, bureau or instrumentality thereof.
“Gross Negligence” shall mean any act, omission or failure to act, (whether sole, joint or concurrent) that was in reckless disregard of, or wanton indifference to, the harmful consequences to the affected Party, to the safety or property of another Person or to the environment.
“Guaranteed Emissions” means the emissions guarantees set forth in Section B of Exhibit H.
“Guaranteed Final Completion Date” means March 15, 2022.
“Guaranteed Net Plant Electrical Output” has the meaning set forth in Section 01610.2.1 of Exhibit A.
“Guaranteed Net Plant Heat Rate” has the meaning set forth in Section 01610.2.1 of Exhibit A.
“Guaranteed Noise” means the In-Plant (Near Field) Guaranteed Noise Emissions set forth in Exhibit H.
“Guaranteed SCR Ammonia Consumption” has the meaning set forth in Section 01610.2.5 of Exhibit A.

“Guaranteed Substantial Completion Date” means November 13, 2021.
“Guarantor” means Kiewit Energy Group Inc., a Delaware corporation.
“Hazardous Substance” means (A) any substance which is listed, defined, designated or classified under any Environmental Law as a (i) hazardous material, substance, constituent or waste, (ii) toxic material, substance, constituent or waste, (iii) radioactive material, substance, constituent or waste, (iv) dangerous material, substance, constituent or waste, (v) pollutant, (vi) contaminant or (vii) special waste; (B) any material (including radioactive material), substance, constituent or waste regulated under any Environmental Laws; or (C) petroleum, petroleum products, polychlorinated biphenyl, pesticides, asbestos, or asbestos-containing materials.
“Indemnified Party” means an Owner Indemnified Party or Contractor Indemnified Party, as the context requires.
“Indemnifying Party” means Owner or Contractor, as the context requires.
“Independent Engineer” means an independent engineering firm selected by the Lenders as the independent engineer for the Facility and the successors and permitted assigns of such independent engineering firm.
“Intellectual Property Rights” means all patents, copyrights, trademarks, trade names, trade dress, service marks, trade secrets, software, firmware, mask works, industrial design rights, rights of priority, know-how, design flows, methodologies and any and all other intellectual property rights protected under any Applicable Law.
“Key Personnel” has the meaning set forth in Section 2.13.
“Last Completed Performance Test” has the meaning set forth in Section 5.4.
“Lender(s)” shall mean and refer to lenders and/or equity investors (including any trustee or agent on behalf of such lenders and/or equity investors) providing development, bridge, construction and/or permanent equity and/or debt and/or other financing or refinancing of the development, construction, ownership, leasing, operation or maintenance (including working capital) of the Facility, whether that financing or refinancing takes the form of private or public debt or equity or any other form.
“Letter of Credit” has the meaning set forth in Section 6.9.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien (including a mechanics’ or materialmen’s lien), pledge, charge, security interest, or encumbrance of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected or effective under Applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Liquidated Damages” means, collectively, Substantial Completion Liquidated Damages and Performance Liquidated Damages.

“Losses” means losses, fines, penalties, claims, demands, suits, causes of action, legal or administrative proceedings, damages, liabilities, interest, costs, and expenses (including reasonable attorneys’ fees and court costs and costs of investigation).
“Major Subcontract” means (i) any Subcontract (including any supply agreement) having an aggregate value in excess of [***] U.S. Dollars (U.S. $[***]), (ii) multiple Subcontracts with one Subcontractor that have an aggregate value in excess of [***] U.S. Dollars (U.S. $[***]); or (iii) any Subcontract entered into with a Subcontractor for Work listed in Exhibit S; provided, however, subcontracts under General Electric with bulk material suppliers or for subcomponents of Major Equipment and Services (as defined in the Power Island Supply Agreement) are excluded from the definition of Major Subcontracts.
“Major Subcontractor” means any Subcontractor with whom Contractor enters into a Major Subcontract and the Subcontractors listed as such in Exhibit S.
“Materials” means any products, supplies, bulks, materials, logic, or software that are to be incorporated into the Facility as part of the Work, whether or not substantially shaped, cut, worked, mixed, finished, refined or otherwise fabricated or processed, and which are not items of Equipment or Consumables.
“Mechanical Completion” shall be deemed to have occurred when all of the following have occurred (excluding Punch List items):

(i)	The generating Equipment has been installed with required connections and controls to produce electrical power;

(ii)	All other Equipment that is part of the Work has been installed, checked for alignment, lubrication and rotation;

(iii)	All remaining electrical systems have been checked out, cold commissioned and are ready for energization and operation;

(iv)	Each subsystem of the Project is functionally complete for initial operation and interconnection with the utility;

(v)	All electrical continuity and ground fault tests and all mechanical tests and calibrations have been completed:

(vi)	All instrumentation (including CEMS) is operational, and has been calibrated in accordance with manufacturers’ standards and guidelines and loop checked;

(vii)	The applicable Equipment has been pressure tested, flushed and cleaned out as necessary, excluding steam blows;

(viii)	Project systems have been turned over from construction to the commissioning group;

(ix)
Contractor has completed the Work to cause the equipment and systems to be capable of operating safely in accordance with Applicable Law, Permits, Prudent Industry Practices and good engineering and construction practices for further commissioning and testing;

(x)	Contractor has submitted an initial Punch List to Owner; and

(xi)	Contractor has delivered a Certificate of Mechanical Completion for the Facility to Owner and Owner has accepted such certificate by signing such certificate.
“Mechanical Completion Date” means the date upon which the Facility has achieved Mechanical Completion.
“Milestone Payment” has the meaning given in Section 6.2.
“Milestone Schedule” shall mean that schedule of Milestones set forth in Exhibit C, as the same may be adjusted from time to time pursuant to the terms of this Agreement. In the event of an adjustment to the Milestone Schedule, the Project Schedule shall be adjusted accordingly.
“Milestones” means those milestones related to the Work to be achieved hereunder by Contractor, as identified on the Milestone Schedule and/or Payment Schedule, including the Target Substantial Completion Date.
“Minimum Performance Criteria” shall mean and refer to those minimum criteria and levels of performance identified on Exhibit G attached hereto, which the Facility must meet during the performance of a Completed Performance Test.
“Moody’s” means Moody’s Investor Service, Inc.
“Net Plant Electrical Output Minimum Performance” has the meaning set forth in Exhibit G.
“Net Plant Heat Rate Minimum Performance” has the meaning set forth in Exhibit G.
“Noise Test” means the noise emission test described in Exhibit H.
“Notice to Proceed” has the meaning set forth in Section 2.1.
“Ohio Sales & Use Taxes” has the meaning set forth in Section 2.5.
“O&M Manuals” means all vendor operating manuals, integrated and coordinated operation and maintenance manuals and instructions, and training aids, whether created by Contractor or any Subcontractor, that are reasonably necessary to safely and efficiently commission, test, start up, operate, maintain, and shut down the Facility (including those manuals and documents identified in Section 01200 "Contract Drawings and Documents" in Exhibit A) in accordance with the requirements of this Agreement.

“OSHA” means the United States Department of Labor’s Occupational Safety and Health Administration, or analogous state or municipal occupational safety agencies.
“Owner” has the meaning set forth in the Preamble to this Agreement.
“Owner-Caused Delay” shall mean a delay in, or material interference with, Contractor’s performance of its obligations under this Agreement to the extent actually and demonstrably caused by Owner or its separate contractors (excluding General Electric, Contractor and their respective contractors, subcontractors (including Subcontractors) and parties for whom any of them are responsible) performing work at the Site or due to a failure of Owner to meet its material obligations under this Agreement (including Owner’s obligations under the Assignment, Assumption and Consent Agreement), which is not expressly excused pursuant to the provisions of this Agreement or not attributable to an exercise by Owner of its rights under this Agreement, including those in response to Contractor’s failure to comply with the terms of this Agreement.
“Owner Default” has the meaning given in Section 16.2.
“Owner Indemnified Party” has the meaning set forth in Section 11.1.
“Owner Permits” means those Permits identified as such in Exhibit A attached hereto and any other Permit required to be in the name of Owner unless included as Contractor’s obligation under Section 2.6 or Exhibit A.
“Owner’s Engineer” shall mean and refer to Black & Veatch Corporation, or any successor entity designated in writing by Owner to act as a representative of Owner.
“Owner’s Manager” has the meaning given in Section 3.1.
“Part(ies)” has the meaning given in the Preamble to this Agreement.
“Parent Guaranty” has the meaning set forth in Section 20.23.
“Payment Schedule” has the meaning given in Section 6.2.
“Performance Guarantees” means those levels of performance and guaranteed values identified on Exhibit H attached hereto, which the Facility must meet during the performance of a Completed Performance Test.
“Performance Liquidated Damages” has the meaning set forth in Section 5.5.
“Performance Tests” collectively means the performance tests conducted and completed, or to be conducted and completed, in accordance with the Final Performance Testing Protocol detailed in Section 1800 "Performance Test Guidelines" of Exhibit A and as is otherwise provided in this Agreement.
“Permits” means any and all waivers, exemptions, variances, franchises, permits, authorizations, approvals, agreements, identification numbers, inspections, certifications, licenses,

clearances, or similar orders, filings, registrations, applications of, from, with or to any Governmental Authority that is required to be obtained or maintained in connection with the Work, or that is necessary for the design, engineering, procurement, construction, pre-commissioning, commissioning, start-up, testing, financing, ownership and operation of the Facility, as may be applicable and in effect from time to time, including those set forth on Exhibit A.
“Permitted Liens” has the meaning set forth in Section 2.20.
“Permitted Purposes” has the meaning set forth in Section 12.2.
“Person” means any individual, corporation, association, partnership, limited liability company, joint stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity.
“PJM” means PJM Interconnection, LLC.
“Power Island Purchase Price” means $109,970,570.00, as may be amended under the Power Island Supply Agreement (subject to Owner’s prior written consent in accordance with the Assignment, Assumption and Consent Agreement).
“Power Island Supply Agreement” means the Agreement for the Purchase and Sale of Power Generation Equipment and Related Services between General Electric and Owner dated as of even date herewith attached as Exhibit BB hereto, as amended, modified, restated or supplemented from time to time with Owner’s prior written approval.
“Pre-Existing Hazardous Substance” means a Hazardous Substance existing on the Site prior to the Notice to Proceed (that was not introduced to the Site by Contractor, its Subcontractors, or any Person for whom Contractor or its Subcontractors is responsible) which Hazardous Substance is of a nature or exists in an amount that requires special handling or disposal, or remediation under Applicable Law.
“Preliminary Performance Testing Protocol” means the preliminary performance testing procedures, activities, requirements and criteria identified in Exhibit A attached hereto or otherwise mutually developed by Owner and Contractor consistent with the Scope Book.
“Prime Rate” means the per annum (365 or 366 Days, as appropriate) prime rate as published from time-to-time in the “Money Rates” table of The Wall Street Journal; provided, however, if more than one such prime rate is published, the average shall be used for purposes of this Agreement.
“Product Update Information” means update information applicable to the Equipment and details regarding their implementation, if any.
“Project” means the design, engineering, procurement, manufacturing, fabrication, assembly, transportation and delivery of Equipment, construction, pre-commissioning, commissioning, testing and start-up of the Facility and all other Work required to be performed under this Agreement.

“Project Manager” has the meaning given in Section 2.13.
“Project Schedule” means the schedule of dates for Contractor’s achievement of certain stages of completion of the Facility, including the Mechanical Completion, Target Substantial Completion Date, Substantial Completion and Final Completion, as more particularly described on Exhibit D.
“Proprietary Calculations” has the meaning set forth in Section 12.3.
“Prudent Industry Practices” means those practices, methods, techniques, skill, care, materials, supplies, equipment, and standards of safety, performance and service that meet the standards of prudence that are commonly used under similar circumstances by the electric power and generation engineering, procurement and construction industry in the United States for power plants similar to the Facility to accomplish the desired result in a manner consistent with reliability, safety, Applicable Law, Applicable Codes and Standards, equipment suppliers’ and manufacturers’ recommendations, environmental protection and expedition, which in the exercise of reasonable judgment by those experienced in the industry and in light of the facts known at the time a decision was made, are considered good, safe, reliable and prudent practices, methods and standards. Prudent Industry Practices are not intended to be limited to the best or optimum practice or method to the exclusion of all others, but rather to be a spectrum of possible, but reasonable practices and methods, having due regard for, among other things, supplier’s and manufacturer’s recommendations and warranties, Applicable Law and the requirements of this Agreement.
“Punch List” means a comprehensive list, initially prepared prior to certification of Mechanical Completion that may be supplemented thereafter until Substantial Completion, identifying those minor issues or details of mechanical adjustment which require repair, completion, correction or re-execution, the non-completion of which does not (i) interfere with Owner’s occupancy, use and commercial operation of the Facility, or (ii) prevent the continuous operation of the Facility in accordance with Prudent Industry Practices, Applicable Laws and Applicable Codes and Standards. However, the Punch List shall not include any items that could reasonably be expected to prevent the safe, reliable and continuous operation of the Facility.
“Recovery Plan” has the meaning set forth in Section 2.19.
“Regional or National Strike” means any strike or other labor dispute sanctioned, supported or effected by one or more regional, national or international unions representing employees of the party affected by such event that is regional, national or international in scope and not targeted at Contractor or any of its Subcontractors.
“Reliability Run” means the reliability run described in Exhibit H.
“Requirements” has the meaning set forth in Section 2.7.
“Retained Obligations” has the meaning set forth in the Assignment, Assumption and Consent Agreement.

“Retained Rights” has the meaning set forth in the Assignment, Assumption and Consent Agreement.
“Scope Book” means and refers to Exhibit A and the documents specified therein that define the general requirements and the conceptual design, scope, and intent of the Facility.
“SCR Ammonia Consumption” has the meaning set forth in Exhibit H.
“Senior Officer” means the chief executive officer, president, senior vice president or any senior manager or executive of the Parties hereto with settlement authority.
“Shared Information Basis” means a process, pursuant to which: (i) all relevant information developed or received by Contractor relating to the contemplated Change Order will be shared with the Owner in detail (e.g., cost estimates, vendor bids, target prices, optimizations, schedule, and scheduling information, etc.); (ii) Owner will have the right to review and comment on all drawings and specifications developed by or on behalf of Contractor with respect to such contemplated Change Order; (iii) Contractor shall provide cost impact and, to the extent available, information relating to life cycle cost analyses to support Owner’s determination of whether and how to proceed with the contemplated Change Order; and (iv) Contractor shall prepare and provide to Owner an analysis of the impact of the contemplated Change Order on the critical path Project Schedule.
“Shared Obligations” has the meaning set forth in the Assignment, Assumption and Consent Agreement.
“Shared Rights” has the meaning set forth in the Assignment, Assumption and Consent Agreement.
“Site” means those parcels of land on which the Facility shall be located as described in Exhibit B attached hereto.
“Spare Parts” means the spare parts, including the startup and commissioning spare parts, as described in Exhibit A, Section 01100.4.
“Special Tools” means tools that are described in the Scope Book that are provided by Contractor or a Subcontractor for the installation, checking, inspection, operation, repair, or maintenance of Equipment.
“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.
“Startup Tests” means the startup tests described in Exhibit H.
“Subcontract” means any agreement or subcontract entered into by Contractor or any Subcontractor (of any tier) with a Subcontractor for any portion of the Work.
“Subcontractor” means any subcontractor, vendor or supplier of services or materials to Contractor (in any such case, of any tier) in connection with the performance of the Work, including

Suppliers, and including any Person at any tier with whom any Subcontractor has further subcontracted any part of the Work.
“Substantial Completion” shall be deemed to have occurred when all the following requirements of the Work have been achieved:

(i)	Mechanical Completion has occurred;

(ii)
The Facility will have passed all Startup Tests, Emissions Tests, near-field Noise Test, Facility Capability Demonstration Tests, System Verification Tests and the Reliability Run and all Minimum Performance Criteria have been achieved;

(iii)
In the event that all Performance Guarantees have not been achieved, but all Minimum Performance Criteria have been achieved, Contractor has delivered its corrective work plan and turned over the Work to Owner;

(iv)	The Project has been synchronized with the grid and has satisfied the interconnecting utility’s and PJM’s interconnection requirements;

(v)
Contractor has completed making necessary and desirable system adjustments to the Work identified during the start-up and testing process conditional to continuous, safe and reliable operation of the Equipment and Facility;

(vi)
Except for Punch List items, the Work is completed and the Project is capable of being operated in a safe, reliable, continuous and proper manner in the normal course of business in compliance with this Agreement, Applicable Law and Permits, Prudent Industry Practices, and Contractor’s applicable written procedures and requirements;

(vii)	Contractor has submitted and Owner has approved the Punch List for the Work;

(viii)	Contractor has provided to Owner two (2) hard copies and one (1) electronic version of the O&M Manual including as-built documentation;

(ix)	Contractor has delivered to Owner the Special Tools;

(x)	Contractor has provided Owner copies of all Product Update Information applicable to the Equipment and Facility and details regarding their implementation;

(xi)
If and to the extent that Contractor has utilized any of Owner’s Spare Parts during Contractor’s commissioning and Performance Testing, Contractor, at Contractor’s sole cost, has either replaced such Spare Parts or placed an order for such Spare Parts (on an expedited basis);

(xii)	Contractor has completed all training of Owner’s operations and maintenance personnel;

(xiii)	All undisputed Substantial Completion Liquidated Damages due and payable through the date of Substantial Completion have been paid to Owner;

(xiv)	Contractor has provided Owner with an amended or new Letter of Credit in accordance with the requirements of Section 6.9(b) of this Agreement;

(xv)	Contractor has delivered to Owner all lien waivers required to be delivered as of such date;

(xvi)	The Facility is available for commercial operation as contemplated by this Agreement at all levels required for Substantial Completion;

(xvii)	Contractor has obtained all Permits required of Contractor for the Facility required as of Substantial Completion and Owner has received copies of all Permits; and

(xviii)
Contractor has delivered a Substantial Completion certificate for the Facility to Owner pursuant to Section 4.3 and Owner has accepted such certificate by signing such certificate (provided that the Substantial Completion Date for purposes of calculating Substantial Completion Liquidated Damages shall be as provided in Section 4.3(c)).

“Substantial Completion Date” means the date upon which Substantial Completion has been achieved.
“Substantial Completion Guarantees” means the guaranteed performance levels described in Exhibit H, Section B (Substantial Completion Guarantees).
“Substantial Completion Liquidated Damages” has the meaning given in Section 4.3.
“Subsurface Reports” has the meaning given in Section 2.27.
“Suppliers” means and refers to a Person that has a contract, agreement, or other arrangement with Contractor or a Subcontractor to supply any Equipment, Materials, Consumables or Construction Aids in connection with the Work.
“System Verification Tests” means the tests conducted pursuant to the System Turnover Packages described in Section 01100.1.2.4 of Exhibit A.
“Target Substantial Completion Date” means the “Planned Substantial Completion Date” shown on the Project Schedule, as such date may be adjusted in accordance with this Agreement.
“Tax(es)” means any and all governmental taxes, duties, imposts, assessments, charges, levies or tariffs imposed or assessed by the United States, the State of Ohio or any other Governmental Authority (whether domestic or foreign), including, without limitation, all sales, consumer and use taxes, business and occupation taxes, excise taxes and duties, corporation taxes, income taxes, withholding taxes, value added taxes, and customs duties and taxes, and any interests, penalties or fines related to the foregoing.

“Third Party” shall have the meaning set forth in Section 11.3.
“Warranty” has the meaning given in Section 9.1.
“Warranty Period” has the meaning given in Section 9.2.
“Work” means all obligations, duties and responsibilities required to be provided or performed by Contractor pursuant to this Agreement, including all Equipment, construction equipment, Materials, Consumables, Construction Aids, spare parts, design, engineering, procurement, fabrication, erection, installation, manufacture, delivery, transportation, storage, construction, workmanship, labor, pre-commissioning, commissioning, inspection, training, Site preparation, waste disposal, Performance Tests, other tests, start-up and any other services, work or things furnished, performed or used or required to be furnished, performed or used, by Contractor in the performance of this Agreement, including, without limitation, that set forth in the Scope Book and any Corrective Work, and any other services or items that are necessary or appropriate to achieve Final Completion in accordance with this Agreement, as the same may be modified pursuant to a Change Order.
1.2    Interpretation.

(i)	As used in this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural, and vice versa.

(ii)
Unless expressly stated otherwise, references in this Agreement to a Person (including the Parties) include its successors and permitted assigns and, in the case of a Governmental Authority, any Person succeeding to its functions and capacities.

(iii)
As used in this Agreement, references to “days” shall mean calendar days, unless the term “Business Days” is used. If the time for performing a payment or notice obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day.

(iv)
As used in this Agreement, where a word or phrase is specifically defined, other grammatical forms of such word or phrase have corresponding meanings; the words “herein,” “hereunder” and “hereof’ refer to this Agreement, taken as a whole, and not to any particular provision of this Agreement; and “including” means “including, for example and without limitation,” and other forms of the verb “to include” are to be interpreted similarly.

(v)
As used in this Agreement, all references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as amended, supplemented, restated or otherwise modified from time to time. Any term defined or provision incorporated in this Agreement by reference to another document, instrument or agreement shall continue to have the meaning or effect ascribed thereto whether or not such other document, instrument or agreement is in effect. In this Agreement, references to Applicable Law (including Permits) and provisions thereof are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the Applicable Law (including Permits) or provisions thereof.

(vi)
References in this Agreement to Recitals, Articles, Sections and Exhibits are, unless otherwise indicated, to Recitals, Articles, or Sections of, and Exhibits to, this Agreement. All Exhibits attached to this Agreement are incorporated herein by this reference and made a part hereof for all purposes. References in this Agreement to an Exhibit shall mean the referenced Exhibit and any sub-exhibits, sub-parts, components or attachments that form a part thereof.

(vii)
Each Party acknowledges that it was represented by counsel in connection with this Agreement and that it or its counsel reviewed and revised this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(viii)
In the event of a conflict or inconsistency between the terms of the body of this Agreement and those of the Exhibits attached hereto, the following order of precedence shall govern the interpretation of such documents:

(a)    amendments to the terms and provisions of the body of his Agreement (i.e., excluding the Exhibits);
(b)    The terms and provisions of the body of this Agreement (i.e., excluding the Exhibits);
(c)    The terms and provisions of Exhibits G and H;
(d)    The Scope Book;
(e)    The Project Schedule; and
(f)    The terms and provisions of any Exhibits (or select portions thereof) which are not identified in the preceding clauses of this Section 1.2(viii).
ARTICLE 2

DUTIES AND OBLIGATIONS OF CONTRACTOR
2.1    Notice to Proceed. (a) If Owner provides to Contractor on or before February 15, 2019 (the “FNTP Deadline”) a written notice stating that Contractor should proceed with the Work (the “Notice to Proceed”), then Owner shall make a payment to Contractor of the corresponding amount indicated on the Payment Schedule within five (5) Business Days after Owner’s delivery of the Notice to Proceed to Contractor, and Contractor shall proceed with the Work and this Agreement shall remain in full force and effect. In the event Owner fails to provide a Notice to Proceed to Contractor on or before the FNTP Deadline, (i) the Contract Price shall be subject to a mutually agreeable equitable adjustment reflecting the economic impact of the delay in the issuance of the Notice to Proceed and (ii) Contractor shall be entitled to an equitable extension of the Milestone

Schedule, including the Guaranteed Substantial Completion Date. The Contract Price and Guaranteed Substantial Completion Date may only be adjusted in connection with a Change Order pursuant to the terms and conditions of this Agreement. In the event Owner fails to issue the Notice to Proceed by the date that is 180 Days after the FNTP Deadline, this Agreement shall thereupon automatically terminate and be of no further force or effect, Owner shall have no obligation to pay Contractor for all or any portion of the Contract Price, and the Parties hereto shall have no further rights, duties or obligations hereunder.
(b)    Upon receipt of the Notice to Proceed, Contractor shall commence full performance of the Work on an unrestricted basis and shall continuously and diligently fulfill its obligations under this Agreement. Contractor shall perform the Work in accordance with the Project Schedule with the objective of achieving Substantial Completion by a date no later than the Guaranteed Substantial Completion Date. Unless otherwise agreed by the Parties, Owner shall give Contractor at least seven (7) days’ written notice before the date it anticipates issuing the Notice to Proceed. Prior to the issuance of the Notice to Proceed, Contractor shall provide Owner with insurance certificates in respect of all insurance required to be obtained by Contractor in accordance with Exhibit L, and Owner is not obligated to issue the Notice to Proceed until these Contractor deliverables are received. Within ten (10) Business Days after the issuance of the Notice to Proceed, Contractor shall provide Owner with the Letter of Credit. Within seven (7) days after Owner has given Contractor written notice of the date it anticipates issuing the Notice to Proceed, Contractor shall advise Owner in writing that, as of the date of such notice from Contractor, Contractor has no knowledge of any grounds for a Change Order except as already disclosed by Contractor to Owner in writing.
2.2    Performance of the Work. Contractor hereby covenants and agrees that it shall design, engineer, procure, construct, pre-commission, commission, start-up and test the Facility in accordance with the terms and provisions of this Agreement, and perform and/or provide all Work, services, equipment, materials, consumables and other items necessary to properly and timely complete the same on a turnkey basis, including, as more specifically identified in the Scope Book. It is the intent of the Parties that this Agreement be a fixed price, turnkey contract with a fixed Contract Price and Project Schedule which will not be lengthened, except in accordance with Article 8. Contractor shall bear the risk for all costs in excess of the Contract Price (as modified by any Change Orders). Contractor hereby covenants and agrees that it shall continuously and diligently provide, perform, install, and complete the Work and its other obligations hereunder in accordance with the Requirements and the Project Schedule, as applicable. The Work shall be performed in a professional manner and in accordance with the quality control and assurance program described in Section 2.14. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, INCLUDING CONTRACTOR’S OR ITS SUBCONTRACTORS’ OBLIGATIONS TO COMPLY WITH ALL APPLICABLE LAW (INCLUDING PERMITS), CONTRACTOR’S SOLE OBLIGATIONS WITH RESPECT TO EMISSIONS AND NOISE LEVELS OF THE FACILITY ARE LIMITED TO ACHIEVING THE GUARANTEED EMISSIONS AND THE GUARANTEED NOISE LEVELS SET FORTH IN THE PERFORMANCE GUARANTEES. Owner and the Independent Engineer shall have access to the Work in all places that Work is being performed and have the right to observe the testing of the Facility and all Equipment. Where this Agreement describes the Work in general terms, but not in complete detail, it is understood and agreed that the Work includes any incidental work customarily required to complete the Facility and consistent with the Scope Book.
2.3    Power Island Supply Agreement. (a)     Owner has directly entered into the Power Island Supply Agreement to acquire the GE Equipment, and title to the GE Equipment and the warranties of title with respect thereto shall pass directly to Owner. Contemporaneously herewith, Owner has assigned its rights and obligations (other than the Retained Obligations, Retained Rights and, to the extent allocable to Owner, the Shared Obligations and Shared Rights) under the Power Island Supply Agreement to Contractor, Contractor has accepted and assumed such rights and obligations, and Owner has been released from such assumed obligations, as provided in the Assignment, Assumption and Consent Agreement. Owner covenants to pay and perform the Retained Obligations and, to the extent allocable to Owner, the Shared Obligations in accordance with the terms and conditions of the Power Island Supply Agreement, as modified by the Assignment, Assumption and Consent Agreement. Contractor covenants to pay and perform all obligations of the “Owner” assumed by Contractor under the Assignment, Assumption and Consent Agreement (which assumed obligations expressly exclude the Retained Obligations and, to the extent allocable to Owner, the Shared Obligations) in accordance with the terms and conditions of the Power Island Supply Agreement, as modified by the Assignment, Assumption and Consent Agreement. Contractor shall administer the Power Island Supply Agreement and cause General Electric’s performance of its obligations thereunder. Any recovery by Contractor of liquidated damages owed by General Electric under the Power Island Supply Agreement, or recovery by Contractor under any letters of credit posted by General Electric under the Power Island Supply Agreement, shall be for Contractor’s exclusive benefit. If Contractor fails to timely administer and enforce the Power Island Supply Agreement, Owner shall, after providing written notice and a reasonable opportunity to Contractor to cure, have the right, but not obligation, to cure such breach by Contractor, in which case Contractor will cooperate with Owner’s efforts to cure, including, if applicable, assigning the applicable Claim under the Power Island Supply Agreement to Owner, if so requested by Owner (provided that Contractor shall have not be required to assign any Claim to the extent it relates to any matter for which Contractor is responsible for General Electric’s performance under this Agreement). The Power Island Supply Agreement shall be deemed a Major Subcontract and General Electric shall be deemed a Major Subcontractor hereunder except Contractor shall have no obligation to revise the terms of the Power Island Supply Agreement for purposes of meeting any flow down obligations of Contractor under this Agreement applicable to such Major Subcontract. Contractor shall be fully liable and responsible to Owner for the performance by General Electric of General Electric’s obligations under the Power Island Supply Agreement to the extent the Power Island Supply Agreement is assigned to Contractor pursuant to the Assignment, Assumption and Consent Agreement.
(b)    Contemporaneously herewith, Contractor shall execute and deliver to General Electric the “Notice to Proceed” under and as defined in the Power Island Supply Agreement. The letters of credit required to be provided by General Electric under the Power Island Supply Agreement shall be issued to Contractor, as beneficiary.
(c)    Owner and Contractor shall cooperate and consult with each other to determine whether and the extent to which (i) any invoice submitted by General Electric under the Power

Island Supply Agreement is sufficient in form and substance (and whether any supporting documentation from General Electric is necessary or desirable in connection therewith), (ii) General Electric has earned and is entitled to receive any payments under the Power Island Supply Agreement, (iii) all or any portion of such payments sought or invoiced by General Electric should be disputed, and (iv) any withholding or setoff of all or any portion of such payments is warranted under the Power Island Supply Agreement. Owner shall have the right to exercise any such withholding or setoff rights under the Power Island Supply Agreement in accordance with the Assignment, Assumption and Consent Agreement. So long as Contractor is not in default of its obligations under this Agreement and the Power Island Supply Agreement, except as required by a binding arbitration decision or final court order resolving a payment dispute under the Power Island Supply Agreement, Owner shall not release any payments to General Electric under the Power Island Supply Agreement without the prior written approval by Contractor, such approval not to be unreasonably withheld, conditioned or delayed. Payments of the Power Island Purchase Price shall be paid or shall be caused to be paid by Owner directly to General Electric as and when due under the Power Island Supply Agreement (subject to withholding and setoff rights under the Power Island Supply Agreement), generally in monthly installments based upon the payment schedule included in the Power Island Supply Agreement, in an aggregate amount not to exceed the Power Island Purchase Price, provided that, for each month, the cumulative progress payments shall not exceed the cumulative payments set forth in the payment schedule contained in the Power Island Supply Agreement. Contractor shall submit to Owner each invoice received from General Electric for any portion of the Power Island Purchase Price then due and payable under the Power Island Supply Agreement to the extent such invoice relates to a Retained Obligation or, to the extent allocable to Owner, a Shared Obligation of Owner, and as promptly as possible after receipt of an invoice from General Electric and the consultation described above, shall indicate to Owner that Contractor does not dispute such payment (or indicate to Owner the portion of such payment that is disputed by Contractor, if applicable) and authorizes Owner’s payment of such undisputed portion thereof. As to any disputed amounts, Contractor shall (i) provide written direction to Owner of the basis and amount of withholding or offset, if any, which Contractor believes in good faith is warranted under the Power Island Supply Agreement and (ii) notify General Electric of the basis and amount of withholding or offset, if any, which Contractor believes in good faith is warranted under the Power Island Supply Agreement. Owner shall pay as and when due to General Electric any undisputed Purchase Island Purchase Price amounts invoiced by General Electric in accordance with the payment schedule under the Power Island Supply Agreement for which Contractor has so authorized payment; provided, however, Owner shall not be responsible to pay General Electric for any amounts owed to General Electric arising out of any breach by Contractor of its obligations under the Power Island Supply Agreement or this Agreement. General Electric shall not be a third-party beneficiary under this Agreement. If any dispute with General Electric arises out of Owner’s exercise any withholding or offset right or General Electric makes a claim or initiates a proceeding against Owner that relates to a dispute between Contractor and General Electric under the Power Island Supply Agreement, Contractor agrees that it will take the primary role in defending any challenge, claim or proceeding by General Electric relating thereto or pursuing a satisfactory resolution of such dispute, recognizing that Contractor is expected to have the most relevant information relating to such dispute, and Contractor shall consult and cooperate with, and provide reasonable support to, Owner with respect to such dispute (including as to any claims that General

Electric may raise against Owner on account of any withholding or offset of payments Owner may have made at the direction of Contractor).
(d)    Contractor acknowledges, covenants and agrees that, without the prior written consent of Owner in its sole and absolute discretion, (Y) neither the Power Island Supply Agreement nor any of Contractor’s rights or obligations thereunder shall be amended, assigned or transferred, nor shall any change order be made under the Power Island Supply Agreement which change order would either (i) when aggregated with any other change orders, exceed $100,000 in the aggregate or (ii) adversely affect any of the Retained Rights or Retained Obligations or, to the extent allocable to Owner, the Shared Obligations or Shared Rights and (Z) Contractor shall not consent to any assignment or transfer by General Electric of its rights or obligations under the Power Island Supply Agreement (to the extent Contractor has any such consent rights).
(e)    Contractor and Owner shall cooperate reasonably with each other if either believes that General Electric has wrongfully suspended or terminated the Power Island Supply Agreement or improperly declared an “Owner Default” thereunder. If Owner’s alleged failure to perform the Retained Obligations or, to the extent allocable to Owner, the Shared Obligations is General Electric’s purported basis for its suspension or termination or declaration of an “Owner Default” under the Power Island Supply Agreement, Contractor shall consult with Owner and raise appropriate challenges, defenses and counterclaims to General Electric’s claims if Owner in good faith disputes such alleged failure.
(f)    So long as no Owner Default under this Agreement then exists, Contractor shall only have the right to terminate the Power Island Supply Contract for convenience with the prior written consent of Owner in its sole and absolute discretion.
(g)    Upon Owner’s request, Contractor shall provide Owner with a duplicate copy of any Document Packages (as defined in the Power Island Supply Agreement) provided by General Electric under the Power Island Supply Agreement.
(h)    Contractor shall notify and consult in good faith with Owner if it believes that General Electric has materially defaulted under the Power Island Supply Agreement or if an event, circumstance or default by General Electric thereunder exists which would give rise to a right of Contractor to terminate the Power Island Supply Agreement or suspend General Electric’s performance thereunder. Contractor shall deliver duplicates or copies of all notices of default, suspension, termination and/or assignment under the Power Island Supply Agreement (i) delivered by Contractor to General Electric, simultaneously with delivery thereof to General Electric or (ii) received by Contractor from General Electric, immediately upon receipt thereof from General Electric.
2.4    Sufficient Personnel. Contractor shall, at all times during the term of this Agreement, keep sufficient personnel employed so that the Work is completed in accordance with the terms and provisions of this Agreement.
2.5    Taxes. (a) Subject to the terms of Section 2.5(b) and 3.10), Contractor shall pay (or cause its Subcontractors to pay) all existing and future Taxes relating to, or incurred in connection with, or imposed on Contractor or its Subcontractors under Applicable Laws with respect to, the Equipment, Materials, Consumables, Construction Aids, labor, services, or Intellectual Property Rights provided under this Agreement or otherwise imposed as a consequence of performance of the Work or Contractor’s other obligations under this Agreement, including, without limitation, (i) all sales, consumer, use, excise, value added and similar taxes related to, or incurred in connection with, the Equipment, the performance of the Work, and/or Contractor’s purchase or use of equipment, tools, supplies, materials and services used by Contractor in connection with Facility, including services, Consumables, Construction Aids and tools acquired and used by Contractor in performing Work at the Site or supporting Contractor in such activities when the items are not incorporated into the Work and are not transferred to Owner upon completion, and including any state and federal gasoline and fuel taxes, (ii) all duties, tariffs, customs, charges, levies and taxes (whether foreign or otherwise) related to the import or export of Equipment, tools, supplies or materials, (iii) all of Contractor’s or its Subcontractors’ income, net worth, gross receipts and franchise, business, and professional taxes duties, customs, charges, levies or tariffs (whether foreign or United States federal, state, local or other), including any state Tax which is in lieu of, or in substitution of, a state income tax, (iv) any withholding obligations, employment insurance and similar contributions and benefits required in relation to the employees of Contractor and its Subcontractors and any payroll or employment compensation taxes, social security tax, health care, pension and retirement contributions, FICA, accrued time off, or similar taxes or contributions for employees of Contractor and its Subcontractors and (v) any Tax imposed on Contractor or its Subcontractors by a taxing authority outside of the State of Ohio. The Contract Price includes the Taxes described in this Section 2.5(a) and, except as expressly provided in Section 2.16 with respect to a Change in Law, will not be increased with respect to any such Taxes, including any increase of any such Taxes, or with respect to any withholdings that Owner may be required to make in respect of any such Taxes.
(b)    Contractor represents and warrants that the Contract Price does not include or otherwise reflect any Ohio state or local sales or use taxes on Contractor’s or any Subcontractor’s purchase, sale, use, or consumption of Equipment, Materials, Spare Parts, or any services rendered by Contractor in the performance of the Work (such taxes being collectively referred to as the “Ohio Sales & Use Taxes”).To implement such exclusion of Ohio Sales & Use Taxes, Owner has certified by written notification to Contractor that the Equipment, Materials and Spare Parts sold to Owner and installed or incorporated into the Work or Facility for transfer to Owner will retain the status of tangible personal property for Ohio tax purposes after transfer to Owner is completed. Owner has certified by written notification to Contractor that all such items of tangible personal property sold to Owner and installed or incorporated into the Work or Facility will be exempt from Ohio Sales & Use Taxes. As of the Effective Date, Owner has issued written certificates in accordance with the requirements of Ohio Revised Code Section 5739.03(B) and (C) (copies of which are attached hereto as Exhibit Q). Accordingly, it is the intent of Owner that no Ohio Sales & Use Taxes will be paid by Contractor or its Subcontractors on their purchase of the Equipment, Materials and Spare Parts that remains part of the Work or Facility upon completion and that Contractor will not charge or seek reimbursement of Ohio Sales & Use Taxes from Owner on sales of the tangible personal property and services to Owner unless a Change in Law eliminates or restricts Contractor’s ability to rely on Owner’s claim of entitlement to an exemption for Ohio Sales & Use Taxes exemption. Contractor agrees that Owner’s Exhibit Q sales tax certifications conform with Ohio Revised Code § 5739.03(B) and (C) and acknowledges prior receipt of the documents by executing this Agreement. Contractor shall use commercially reasonable efforts to implement and effectuate the sales and use tax plan memorialized herein and within the certificates referenced by providing copies of the certificates and sharing relevant information to its Subcontractors and Suppliers and vendors of Equipment, Materials and Spare Parts to effectuate Owner’s Ohio Sales & Use Taxes exclusion from the Contract Price. If Owner’s exemption statement were deemed to be incorrect or challenged by the applicable taxing authority, any Ohio Sales & Use Taxes and any related interest and penalties assessed and determined to be due and payable under Applicable Law shall be Owner’s responsibility and Owner shall reimburse, indemnify, defend and hold Contractor and its Subcontractors harmless from all such Ohio Sales & Use Taxes and related interest and penalties. Reimbursement and indemnification of tax by Owner under this Section 2.5(b) shall require written notice to Owner that a tax audit is on-going and that the taxing authority intends to reject Owner’s certificate and assess tax against Contractor or a Subcontractor. Notice must be given by Contractor in a commercially reasonably time to allow Owner to participate in that part of the tax audit and to defend against any assessment threatened or formally issued.
(c)    Each Application for Payment shall break down in detail the aggregate amount reflected on such Contractor’s Applications for Payment by separately listing and identifying each major piece of Equipment and each other major portion of the Work and the amount of the charges related thereto. Owner shall request and Contractor shall make commercially reasonable efforts to provide additional information regarding each such Application for Payment to allow Owner to satisfy its obligations to pay Ohio Sales & Use Taxes as required under Ohio law and this Agreement.
(d)    Owner and Contractor shall cooperate in good faith with each other, and shall use their commercially reasonable efforts, to minimize, eliminate, reduce and defer the payment of Ohio Sales & Use Taxes and other Taxes relating to this Agreement and the Work, including taking advantage of applicable exemptions and consulting and cooperating in good faith with each other in order to effectively handle and contest any audit, examination, investigation, or administrative, court or other proceeding. In connection therewith, to the extent permitted under Applicable Laws, Contractor hereby assigns to Owner its rights to any refund of Ohio Sales & Use Taxes which have been paid or reimbursed by Owner to Contractor in order to enable Owner to contest the determination of taxability and recover any overpayment of such Ohio Sales & Use Taxes, and hereby agrees that it will execute any document reasonably requested by Owner to evidence the foregoing provided Contractor’s execution of any such document is not in conflict with Applicable Laws. Contractor shall grant or cause to be granted to, and shall cause its Affiliates and Subcontractors to grant to, Owner or Owner’s representatives access at all reasonable times during the course of the Work and the applicable statute of limitations to all of the information, books, and records relating to tax matters (including Ohio Sales & Use Taxes matters) pertaining to the Work within their possession or control but only to the extent such information, books and records are needed to establish Owner’s entitlement to exemptions, refunds or rebates (including, without limitation, with respect to Ohio Sales & Use Taxes) or rebates of Taxes paid by Contractor, or Contractor’s Affiliates or Subcontractors (but only to the extent that such Taxes would be Owner’s responsibility if such exemptions, refunds or rebates did not apply). Contractor shall also furnish or cause to be furnished to Owner or Owner’s representatives the assistance and cooperation of personnel of Contractor, its Affiliates, and Subcontractors, as Owner may reasonably request in connection with such tax matters. Contractor agrees to assist Owner in maintaining records necessary to comply with all recordkeeping and reporting requirements related to the Work of applicable economic development incentive agreements entered into by Owner with respect to the Facility.
(e)    Notwithstanding anything to the contrary in this Agreement, in consideration of General Electric’s covenants under Section 2.5 of the Power Island Supply Agreement and General Electric’s indemnification obligations under Section 11.1(a)(vi) of the Power Island Supply Agreement being Retained Rights of Owner pursuant to the Assignment, Assumption and Consent Agreement, Contractor shall have no liability to Owner under Sections 2.5 or 11.1(a)(v) of this Agreement due to General Electric’s nonpayment of any Taxes (or General Electric’s failure to withhold any Taxes) for which General Electric is contractually liable to Owner under the Power Island Supply Agreement.
2.6    Permits. (a) Exhibit A sets forth the allocation of responsibility for obtaining Permits required for the Project and the respective obligations of the Parties with respect to compliance with Permit requirements. Contractor shall secure and pay for any and all Permits necessary for the proper execution and completion of the Work identified as a Contractor Permit in Exhibit A, and if a Permit is not listed therein, Contractor shall also obtain such Permit if it qualifies as one of the following types of permits: (i) building permits required for the construction of the Facility or occupancy of any portion thereof; (ii) labor or health standard permits and approvals reasonably related to construction of the Facility; (iii) business permits necessary for the conduct of the operations of Contractor and all Subcontractors in any location where such permits may be required (including all contractors’ licenses and related documents); (vi) permits, approvals, consents or agreements from or with any Person necessary for the performance by Contractor of the Work or its warranty obligations hereunder, for the transportation or importation of Equipment, Materials, Consumables supplied (or required to be supplied) by Contractor hereunder and Construction Aids or for the transportation or importation of equipment, tools, machinery and other items used by Contractor in performance of the Work; (v) permits, visas, approvals and certifications necessary for Contractor’s employees to legally perform the Work in any location where performed (including documentation of citizenship or legal residency in the United States); or (vi) is required to be in the name of Contractor and is of the kind and nature customarily obtained by a contractor and not an owner in projects similar to the Facility (collectively with the Contractor Permits identified on Exhibit A, the “Contractor Permits”). Contractor shall maintain and comply with, and shall cause its Subcontractors to comply with, all Contractor Permits and monitor and keep accurate records of the status of all Contractor Permits. Permits obtained by Contractor shall be maintained on the Site and copies shall be made available to Owner and the Independent Engineer on request. Contractor shall comply with all Owner Permits to the extent relating to the Work or the Facility. Contractor acknowledges and agrees that, among other Permits, it has been provided with Owner’s Project application and filing with the Ohio Power Siting Board and the Ohio Power Siting Board staff report recommending approval of the Project with conditions (collectively attached hereto as Exhibit A, Appendix P), and that Contractor will be required to comply with such approval and conditions (including, without limitation, as to the development of an emergency response plan, traffic management plan and unanticipated archaeological/cultural resources discoveries plan and implementation of construction noise mitigation recommendations and noise complaint resolution requirements and procedures).

(b)    Contractor shall assist Owner in Owner’s endeavors to secure the Owner Permits and cooperate with Owner by providing information and support during any hearings in the process of obtaining such permits. In undertaking such assistance, Contractor shall not be obligated to incur any material out-of-pocket costs and expenses without reimbursement from Owner.
2.7    Requirements. Contractor shall, and shall cause each Subcontractor to, perform the Work in a good and workmanlike and professional manner, using new materials, and in compliance with Prudent Industry Practices, the Scope Book, all Applicable Law (including Permits), Applicable Codes and Standards, the requirements of insurers providing insurance pursuant to Article 10, the O&M Manuals, and all other terms, provisions and requirements of this Agreement (collectively, the “Requirements”); provided that any breach of the Warranty shall be subject to Article 9. If there are any conflicts between or among the standards of performance derived from the Requirements, Contractor shall comply with the most stringent standard or, if there is no clear most stringent standard, Contractor shall comply with the most detailed standard or, if there is no clear most detailed standard, Contractor shall promptly notify Owner of the conflict, in which case the Parties shall cooperate and negotiate in good faith such modifications to this Agreement as are necessary to resolve the conflict. Notwithstanding the above, Contractor’s obligation to cause General Electric to comply with the Requirements shall be no broader than General Electric’s obligations to meet the Requirements under and as defined in the Power Island Supply Agreement.
2.8    Subcontractors. Contractor may retain such Subcontractors as in Contractor’s reasonable judgment may be necessary to complete Contractor’s duties and obligations under this Agreement; provided, however, that (i) Contractor shall ensure that the portion of the Work listed on Exhibit S shall be procured from the corresponding pre-approved Major Subcontractors listed on Exhibit S or those otherwise approved by Owner; (ii) no such engagement shall relieve Contractor of any of its duties, responsibilities, obligations or liabilities under this Agreement; (iii) Contractor may not subcontract all or substantially all of the Work; and (iv) without limitation of Contractor’s obligations with respect to Major Subcontracts as set forth in Section 2.9, Contractor shall use commercially reasonable efforts to ensure Subcontracts with first-tier Subcontractors shall contain substantially similar subcontract terms to those of this Agreement, as appropriate to the scope of work for such Subcontractor and be assignable (in the event of any termination of this Agreement or expiration of the Warranty Period) to Owner or its designees or assignees without the prior written consent of the Subcontractor and give Contractor a right, without the consent of such Subcontractor, to assign the relevant subcontract and any or all benefits, interests, rights, and causes of action arising under it to Owner or its Affiliates or Lenders (and such assignment right will be assigned as part of such assignment). Major Subcontractors shall be subject to Owner’s prior written approval if such Major Subcontractor is not a pre-approved Subcontractor for the applicable portion of the Work as listed on Exhibit S. As between Owner and Contractor, Contractor shall be solely responsible for the acts, omissions and defaults of its Subcontractors and any other Persons for which Contractor or any of its Subcontractors are responsible. If any Subcontractor fails to perform any portion of the Work as such Work is required to be performed in accordance with this Agreement, Contractor is responsible therefor and hereby binds itself to promptly and diligently correct such failure in accordance with this Agreement, at no cost or expense to Owner. The exercise of the right to subcontract will not in any way increase the cost, expense, or liability of Owner hereunder. Nothing in this Agreement shall be construed to impose on Owner any obligation, liability or duty to a Subcontractor or any other Persons for which Contractor or any such Subcontractor is responsible, or to create any contractual relationship between any such Persons and Owner (including any obligation to pay or to see to the payment of any moneys due any such Persons). Except as otherwise expressly provided herein, no Subcontractor or any other Person for which Contractor or any such Subcontractor is responsible is intended to be nor shall be deemed a third party beneficiary of this Agreement. Contractor shall pay (or caused to be paid) its Subcontractors in accordance with the terms and conditions of the relevant agreement. Contractor shall promptly notify Owner in writing of any material dispute between Contractor and any Major Subcontractor and provide a reasonable description thereof.
2.9    Major Subcontractors. All Subcontracts with Major Subcontractors shall (i) be submitted to Owner, with pricing information redacted promptly upon execution thereof, (ii) contain, to the best of Contractor’s ability, substantially similar subcontract terms to those of this Agreement, as appropriate to the scope of work for such Major Subcontractor, and (iii) shall not be waived by Contractor in any material adverse respect to Owner or amended in any way inconsistent with Contractor’s obligations with respect to such subcontract under Sections 2.8 and 2.9 hereof without Owner’s prior approval. In addition, all Subcontracts signed by Contractor with a Major Subcontractor must contain the provisions described in clauses (i)–(iii), (vi) and (viii) of the next succeeding sentence in this Section 2.9, and Contractor shall use commercially reasonable efforts to cause all Subcontracts signed by Contractor with a Major Subcontractor to contain the provisions described in clauses (iv), (v), (vii), (ix), (x), and (xi) of the next succeeding sentence in this Section 2.9. Such provisions must reasonably preserve and protect the rights of Owner under this Agreement and to the Work to be performed by such Major Subcontractor so that such rights of Owner will not be prejudiced, including: (i) being assignable (in the event of any termination of this Agreement or expiration of the Warranty Period) to Owner or its designees or assignees without the prior written consent of the Major Subcontractor and giving Contractor a right, without the consent of such Major Subcontractor, to assign the relevant subcontract and any or all benefits, interests, rights, and causes of action arising under it to Owner or its Affiliates or Lenders (and such assignment right will be assigned as part of such assignment); (ii) authorizing either Contractor or Owner, upon such assignment, to enforce guarantees and warranties; (iii) requiring each Major Subcontractor that will perform any portion of the Work on the Project Site to comply with Contractor’s health and safety plan; (iv) providing substantially similar indemnities for Owner to the indemnities set forth in Section 11.1; (v) using commercially reasonable efforts to cause each Major Subcontractor of Equipment or Materials, upon the request of Owner, to segregate such Equipment or Materials at its fabrication facilities and identify Owner’s property as such in a manner acceptable to Owner; provided, however, that Owner acknowledges that General Electric may not agree to the segregation of Equipment supplied by it; (vi) acknowledging that Owner is a third party beneficiary; (vii) using commercially reasonable efforts to require such Major Subcontractor to obtain and maintain the insurance coverages customarily required by Contractor for such Major Subcontractors, (viii) requiring such Major Subcontractor to provide lien waivers as required by Section 6.3, (ix) using commercially reasonable efforts to minimize termination payments payable to a Major Subcontractor in the event of a termination for convenience, (x) using commercially reasonable efforts to require that all Major Subcontracts include an agreement that each Major Subcontractor shall become a party to any mediation or other dispute resolution proceeding between Owner and Contractor if necessary and (xi) requiring such Major Subcontractor to enter into a new contract directly with Owner upon Owner’s demonstration of reasonably sufficient financial capacity to meet the future payment obligations of Owner under such Major Subcontract, upon notice to such Subcontractor, on the same terms and conditions if any trustee in bankruptcy for Contractor rejects such subcontract as a result of a bankruptcy or insolvency of Contractor. Contractor shall also use its commercially reasonable efforts to secure title transfer provisions substantially similar to Section 2.12. Contractor shall provide Owner with prompt written notice describing the extent to which any of the Major Subcontractors is unwilling, despite Contractor’s commercially reasonable efforts, to include any of the provisions described in this Section 2.9 in its subcontract with Contractor. The provisions of this Section 2.9 shall not apply to the Power Island Supply Agreement or to Subcontractors to General Electric except to the extent any such provisions are contained in the Power Island Supply Agreement.
2.10    Independent Contractor; Supervision. In performing its duties and obligations under this Agreement, Contractor shall, at all times, act in the capacity of an independent contractor, and shall not in any respect be deemed (or act as) an agent of Owner for any purpose or reason whatsoever. Contractor shall supervise, coordinate, and direct the Work, using Prudent Industry Practices. Contractor is responsible for the performance of the Work by Persons under its supervision, and is responsible for the performance of the Work by all Subcontractors.
2.11    Cleaning. Prior to the Final Completion Date, Contractor shall remove from the Site all of Contractor’s tools, equipment and debris (as well as that of its Subcontractors).
2.12    Transfer of Title & Risk of Loss. (a) Title to all or any portion of the Work (excluding the GE Equipment, as to which title shall pass directly to Owner from General Electric at such time as title thereto passes to Owner under the Power Island Supply Agreement) shall pass to Owner upon the earliest of incorporation of such Work into the Facility or delivery to the Site. Transfer of title to Work shall be without prejudice to Owner’s right to reject Defective Work, or any other right in this Agreement.
(b)    Subject only to Permitted Liens, Contractor warrants and guarantees that good and legal title to and ownership of the Work and the Facility shall transfer to Owner free and clear of any and all Liens, claims and defects in title when title thereto passes to Owner. The terms and provisions of this Section 2.12 shall survive the expiration or termination of this Agreement.
(c)    The passage of title to Owner shall not be deemed an acceptance or approval of any Equipment (or any Work), affect the allocation of risk of loss, or otherwise relieve Contractor of any obligation under this Agreement to provide and pay for transportation and storage in connection with the Work or Owner’s right to reject any Defective Work.
(d)    Contractor, at its sole cost and expense, shall prepare all required import/export documentation or similar documentation that may be required by Applicable Law prior to title transfer of any Work.
(e)    Notwithstanding passage of title as provided in this Section 2.12 of this Agreement, Owner shall bear the risk of physical loss and damage to the Facility and (except as provided in Section 2.11(d) of the Power Island Supply Agreement) all Equipment and Work incorporated or to be incorporated into the Facility, in each case as to which title has passed to Owner, including, without limitation, to all Equipment (excluding Contractor’s equipment), Materials, Consumables supplied (or required to be supplied) by Contractor hereunder, in each case as to which title has passed to Owner, at the Site, outside the Site, in transit to the Site or in storage. Until the Substantial Completion Date, Contractor shall have care, custody and control of the Facility and the Project Site. Care, custody, and control of, the Facility and all Equipment and Work incorporated or to be incorporated into the Facility, including, without limitation, to all Equipment, Materials, Consumables supplied (or required to be supplied) by Contractor as part of the Work will pass to Owner on the Substantial Completion Date. Should any physical loss or damage occur to any Work incorporated or to be incorporated into the Facility for which Owner bears the risk of loss, Owner shall either (i) (a) increase the Contract Price by the amount Contractor demonstrates is necessary to repair or replace the loss or damage (provided that Contractor shall not be entitled to any profit or overhead on such additional Work at a higher rate than that which was applicable to the Work as of the Effective Date) and (b) Owner shall equitably extend the Milestone Schedule to the extent that such loss or damage was not caused by Contractor, its Subcontractors or Suppliers or any other Person for whom they are responsible and demonstrably, actually and adversely delays Contractor’s performance of any Work that is on the critical path and causes (or will cause) Contractor to complete the Work beyond the Target Substantial Completion Date, or (ii) excuse Contractor’s remaining performance under this Agreement. Should Owner elect to excuse Contractor’s remaining performance obligations, such termination shall be handled according to the termination provision of this Agreement.
(f)    Subject to the limitations and exceptions set forth in this Section 2.12(f), Owner shall bear the risk of physical loss and damage to the Facility occurring after Substantial Completion. If either (A) any physical loss or damage to the Facility occurs after Substantial Completion, or (B) any physical loss or damage to existing real property, improvements, fixtures or other permanent property that is on the Site but is not part of the Facility occurs, then Contractor shall be liable to Owner and Owner’s Affiliate that owns a portion of the Site for such physical loss and damage to the extent such physical loss and damage (i) is caused by the negligence or fault of Contractor, its Subcontractors or Suppliers or any other Person for whom they are responsible or (ii) is caused by a Defect; provided that, Contractor’s liability for such physical loss or damage (but not the cost of correcting the Defect) shall be limited to the lesser of the deductible under Owner’s or such Affiliate’s applicable property insurance and One Million Five Hundred Thousand U.S. Dollars (U.S. $1,500,000) per occurrence and in the aggregate. Under no circumstances shall this Section 2.12(f) be interpreted to relieve Contractor of its other obligations or liabilities under this Agreement, including its Warranty and obligations with respect to Defective Work and Corrective Work. Owner and all of its Affiliates that own any portion of the Site or real property, improvements, fixtures or other permanent property that is on the Site shall include a full and complete waiver of subrogation in favor of Contractor and its Subcontractors consistent with this Section 2.12.
2.13    Key Personnel. Exhibit CC contains a list of the key personnel (“Key Personnel”) who will be responsible for supervising the performance of Contractor’s and Subcontractors’ obligations hereunder. Such list includes the designation of Contractor’s principal representative (the “Project Manager”), who will be Contractor’s authorized representative having the responsibility and authority to direct and manage the Work, administer this Agreement, serve as

Contractor’s primary point of contact from and with Owner, act as Contractor’s liaison with Owner and be authorized to make decisions related to the Work and bind Contractor. Such list also includes the designation of the principal full-time on-Site representative. To the extent any Person is not identified on Exhibit CC to fill any Key Personnel position listed thereon, Contractor shall, as soon as practicable after the Effective Date, submit the resumes of the Persons nominated to fill such Key Personnel positions to Owner for Owner’s approval prior to their appointment. Contractor recognizes that a good working relationship must exist between its Key Personnel and Owner. Key Personnel shall, unless otherwise expressly stated in Exhibit CC, be devoted full-time to the Work for the entire duration of the Project, and Key Personnel shall not be removed or reassigned without Owner’s prior written approval. All requests for the substitution of Key Personnel shall include a detailed explanation and reason for the request and the resumes of professional education and experience for a minimum of two (2) candidates of equal or greater qualifications and experience. Should Owner approve of the replacement of a Key Person, Contractor shall allow for an overlap of two (2) weeks during which both the Key Person to be replaced and the Owner-approved new Key Person shall work together full time. The additional cost of any replacement of such Key Personnel and overlap time shall be entirely at Contractor’s expense. Owner has the right, acting reasonably, to require the replacement of any Key Personnel upon reasonable notice after having given Contractor a reasonable opportunity (not to exceed ten (10) days) to rectify the situation leading to such requirement. Upon the expiration of such period, if Owner remains unsatisfied, Contractor shall promptly effect such replacement. Any replacement Key Personnel will be subject to the prior written approval of Owner. The Project Manager shall act as the liaison for Contractor’s communications with Owner and shall be responsible for providing all reports due under the Agreement to Owner. The Project Manager shall coordinate all activities of Contractor, including reporting activities, communication activities, and insurance procurement and administration.
2.14    Quality Control Program. No later than thirty (30) days after Owner’s issuance of the Notice to Proceed, Contractor shall submit to Owner for its review and approval, a Facility-specific quality control and quality assurance plan and inspection plan, including inspection procedures, Facility quality assurance; management, and control of the design, construction, procurement, and supply services; and management and control of Subcontractors and their Subcontracts. Such plan must be designed to meet the Requirements. Contractor’s Facility-specific quality control and quality assurance plan shall include the standards set forth in Exhibit DD. Contractor shall promptly modify such Facility-specific quality control and quality assurance plan and inspection plan to incorporate all reasonable comments provided by Owner, if any. Neither Owner’s approval of Contractor’s quality control and assurance plan, inspection plan and inspection procedure, nor Contractor’s compliance with such plan, shall in any way relieve Contractor of its responsibility for performing the Work in compliance with this Agreement. As part of the quality control and quality assurance plan, inspection plan and inspection procedures, Contractor shall keep a daily log of inspections performed, and Contractor shall make available at the Site for Owner’s review a copy of all such inspections. Contractor shall also require Major Subcontractors to establish, implement, and maintain quality control and safety programs that are commensurate with their respective portions of the Work.
2.15    Qualifications. Contractor and each of its Subcontractors shall at all times during performance of the Work be qualified and capable of performing the Work in accordance with the terms of this Agreement and shall hold all engineering, design, professional and business licenses and certifications required in connection therewith, which such licenses and certifications shall be maintained at Contractor’s sole cost and expense.
2.16    Legal Requirements. (a) Contractor shall comply, and shall cause its Subcontractors to comply, with all Permits and all existing and future Applicable Law and all Applicable Codes and Standards which are applicable to the Work, the Facility and/or the Site and shall give all notices pertaining thereto.
(b)    Upon the occurrence of a Change in Law, Contractor shall be entitled to an equitable adjustment in the Contract Price and/or Milestone Schedule provided (i) Contractor notifies Owner in writing within twelve (12) Days after Contractor becomes aware of such Change in Law that Contractor in good faith believes would reasonably be expected to have an adverse impact on the Contractor’s Milestone Schedule or the cost of performing the Work, (ii) Contractor notifies Owner in writing within twelve (12) Days after Contractor becomes aware of the impacts arising from such Change in Law, (iii) as to a request for an equitable adjustment in the Contract Price, Contractor can demonstrate to the reasonable satisfaction of Owner, that the Change in Law materially increased Contractor’s cost of performing the Work, and (iv) as to a request for an equitable adjustment in the Milestone Schedule, Contractor can demonstrate to the reasonable satisfaction of Owner, that the Change in Law adversely delays Contractor’s performance of any Work that is on the critical path and causes (or will cause) Contractor to complete the Work beyond the Target Substantial Completion Date. Upon satisfaction by Contractor of the terms and conditions of this Section, Owner and Contractor shall exercise good faith efforts to agree on the extent to which the Work has been delayed and/or Contractor’s costs increased on account of any such Change in Law. Once the Parties have mutually agreed as to the extent of such impact, they shall enter into a Change Order reflecting their agreement as to the equitable adjustment in the Milestone Schedule and/or Contract Price. If the Parties are unable to agree upon an equitable adjustment in the Milestone Schedule and/or Contract Price, then such matter shall be resolved in accordance with Article 18. Prior to the Notice to Proceed, Contractor will provide confirmation to Owner (within twelve (12) Business Days of Owner’s request therefor) that Contractor has no knowledge after diligent inquiry that there has been no Change in Law that adversely affects the performance by Contractor of its obligations hereunder other than as previously notified to Owner in writing.
2.17    Training. Contractor shall develop and implement a program to adequately instruct and train personnel made available by Owner in accordance with the provisions of Exhibit U and Section 01100.1.26 (Operator Training) of Exhibit A. Contractor grants Owner the right to record all training sessions and replay or otherwise provide such recordings for retraining or training of others; provided, however, Contractor has the right to perform reasonable editing that does not detract from its training value. Contractor shall provide technical assistance to Owner’s operating personnel in connection with the development of training procedures. Notwithstanding the foregoing, Contractor shall only be required to provide training for GE Equipment to the extent set forth in the Power Island Supply Agreement.
2.18    Safety Program. Contractor shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with the performance of the Work,

including a fitness for duty policy and other appropriate precautions and programs for areas in and around the Site. On or before thirty (30) days after the issuance of Notice to Proceed, Contractor shall prepare and deliver to Owner a plan designed to ensure proper health, safety, and environmentally sound practices fully in accordance with Applicable Law and that such practices are employed and enforced in the performance of the Work. At a minimum, such plan shall require Contractor to comply, and shall cause all Subcontractors to comply, with those rules, regulations, and procedures set forth in Applicable Law relating to occupational safety and those set forth in Exhibit Z. The efficacy or implementation of such plan will not relieve Contractor of its obligations under this Agreement. If Owner becomes aware of any Work, or the performance of any Work, that it reasonably believes constitutes a threat to the health or safety of persons, property, or the environment, or would result in noncompliance with Applicable Law, then, without limiting any other rights of Owner hereunder, Owner may (but shall not be obligated to) immediately suspend the performance of the affected portion of the Work and thereafter promptly advise Contractor of the cause therefor. Such suspension may be maintained until such cause is removed. All costs related to such suspension and any other adverse impact on Contractor or the Work attributable thereto will be the responsibility of Contractor and no relief under this Agreement will be allowed and such suspension shall not be an Excusable Event. Owner, in its reasonable opinion, may exclude from the Site any individual whose conduct is prejudicial to safety, health, protection of the environment, or is found or suspected to be in violation or in disregard of the requirements of this Section 2.18, this Agreement, or Applicable Law. Contractor shall have sole responsibility for all construction means, methods, techniques, sequences, and safety and security programs in connection with the performance of the Work. Contractor shall promptly report in writing to Owner all accidents whatsoever arising out of or in connection with the performance of the Work, whether on or adjacent to the Site, which result in death, injury, or property damage. In addition, if death, serious injury, or serious damage is caused, Contractor shall immediately report the accident by telephone and email to Owner.
2.19    Periodic Reports & Meetings. (a) Contractor shall prepare and submit to Owner a monthly written status report, which report shall be prepared in a manner and format reasonably satisfactory to Owner, delivered on the tenth (10th) day of each month, and shall include, but shall not be limited to, (i) an executive summary and a detailed description of the progress of the Work, including a critical path chart illustrating the progress which has been made, (ii) the status of the supply of Equipment and Materials necessary for the completion of the Work, (iii) the status of applications for, or other actions taken to obtain, necessary Contractor Permits, (iv) an updated report as to Contractor’s adherence to the Milestone Schedule and Project Schedule, and specifically addressing whether the Work is on schedule or behind schedule, and actions being taken to correct schedule delays; (v) an evaluation of any problems or deficiencies and a description of any planned corrective actions with respect thereto; and (vi) quality control and inspection program updates. Additionally, Contractor shall provide safety statistics such as lost time hours, OSHA recordable and OSHA reportable incidents and other safety statistics as may be required by the insurance providers. Contractor shall follow generally accepted accounting principles and keep such full and detailed accounts as necessary for proper financial management under this Agreement. In addition, Contractor shall furnish Owner with such documents reasonably necessary for Owner to review the Work. If Owner so directs, Contractor shall conduct weekly meetings and monthly project meetings at mutually agreeable locations between representatives of Owner and Contractor and any other parties designated by Owner to review the status of the Work. Contractor shall provide Owner with suitable temporary office space during construction at the Site as specifically detailed in the Scope Book.
(b)    If, at any time during the performance of the Work, (a) Contractor determines that it is delayed, or reasonably anticipates that it will be delayed, so that Substantial Completion is then reasonably projected to be delayed fourteen (14) or more Days beyond the Guaranteed Substantial Completion Date or (b) Owner, by written notice, informs Contractor of Owner’s reasonable determination, setting forth the basis for such determination, that Contractor is delayed or will be delayed so that Substantial Completion is then reasonably projected to be delayed fourteen (14) or more Days beyond the Guaranteed Substantial Completion Date, then Contractor shall within fifteen (15) Business Days of such Contractor determination or notice from Owner either (x) demonstrate to Owner’s reasonable satisfaction that a delay has not been experienced or that a delay is not reasonably anticipated to be experienced, (y) demonstrate to Owner’s reasonable satisfaction that such delay has been recovered, or (z) prepare and deliver to Owner a plan of recovery (the “Recovery Plan”). A Recovery Plan will explain and demonstrate how Contractor intends for the applicable Milestones to be achieved such that Substantial Completion will be achieved by the Guaranteed Substantial Completion Date, if practicable, or as soon thereafter as possible, if not practicable. Unless the delay is due to an Excusable Event, the cost of preparing the Recovery Plan shall be for Contractor’s account, and the cost of executing under the Recovery Plan shall be at Contractor’s sole cost and expense.
2.20    No Liens. (a) Contractor shall not assume, create or suffer to exist or be created any Lien on (i) the Site, the Facility, or any portion thereof (including the Equipment after title to the same has transferred to Owner), by, through or under Contractor, any Subcontractor, or any of their respective employees, or (ii) any other property of Owner by, through or under Contractor, any Subcontractor, or any of their respective employees; provided, however, the foregoing shall not apply to Liens (including mechanics’ liens, Contractors’ liens, materialmen’s liens or other similar liens) filed, recorded or asserted by or through Contractor, its Subcontractors, or any of their respective employees due to Owner’s non-payment of undisputed amounts properly due and payable to Contractor under this Agreement (the “Permitted Liens”).
(b)    If there arises a Lien by, through or under Contractor, any Subcontractor or any of their respective employees that violates Contractor’s obligations under Section 2.20(a), then Contractor shall:

(i)	promptly, following receipt of written notice of such Lien or of Contractor’s becoming aware of the assertion of such Lien, provide written notice thereof to Owner; and

(ii)
as soon as reasonably practicable, but in no event later than fifteen (15) Business Days after the date that Contractor receives written notice that such Lien was filed, recorded or asserted, or otherwise becomes aware of such Lien, either (x) pay or discharge, and discharge of record, any such Lien, (y) pay the appropriate amount into a court of competent jurisdiction in order to have the Lien vacated of record, or (z) provide, at Contractor’s option, either a bond or letter of credit from a surety or commercial bank reasonably acceptable to Owner to protect against such Lien (which bond or letter of credit shall be in form, substance and amount sufficient (after satisfying all procedural and substantive requirements therefor under Applicable Law) to discharge such Lien such that it is neither enforceable against Owner nor any asset of Owner and to permit Owner to obtain title insurance with no exceptions for such Lien), and provided that Owner shall have the right to withhold from any payment due to Contractor under this Agreement an amount sufficient to protect Owner from the Lien(s) filed, recorded or asserted in writing (not to exceed 200% of the face amount of the Lien) until the payment, discharge or bonding over of such Lien. Notwithstanding the foregoing, Contractor shall in any event discharge, release and remove of record any such Lien no later than the date that is the earliest to occur of: (a) twelve (12) Business Days prior to the date the existence of such Lien would give rise to a default under any financing documents or similar agreements Owner or, with respect to the Facility, any of its Affiliates has entered into with any Lenders, as determined by Owner and communicated to Contractor no less than fifteen (15) days prior to the date such default would otherwise arise; (b) seven (7) Business Days following the date that the claimant under any such Lien commences procedures to foreclose upon such Lien; (c) twelve (12) Business Days after the date Owner notifies Contractor of a request or demand from a Lender that such Lien be discharged, released and removed of record; and (d) the date the final payment is due to Contractor hereunder.

(iii)
Upon the failure of Contractor to perform its obligations under Section 2.20(b), Owner may, but shall not be obligated to, either (i) obtain a bond, letter of credit or other security for such Lien and, upon posting of such security therefor, shall be entitled to recover promptly from Contractor the reasonable costs and expenses incurred by Owner in connection therewith, or (ii) offset the amount of any such Lien from any amounts otherwise due to Contractor hereunder or draw upon any letter of credit provided by Contractor hereunder (including the Letter of Credit) and thereafter pay, release, satisfy and discharge such Lien. Additionally, if Contractor fails to perform its obligations under this Section 2.20, Contractor shall pay or reimburse Owner for any costs and expenses incurred by Owner in releasing, discharging and satisfying any such Lien (including, without limitation, any reasonable attorneys’ fees and other court costs) and shall indemnify, defend and hold harmless the Owner Indemnified Parties to the extent required under Section 11.1(iv). The terms and provisions of this Section 2.20 shall survive the expiration or termination of this Agreement.

2.21    Books and Records. Contractor shall keep and maintain books, records and accounts showing payments made to Contractor by Owner for Work performed on a time and materials basis or other non-fixed price basis (together with supporting documentation). Such books, records and accounts shall be maintained by Contractor for at least five (5) years after the Final Completion Date.

(i)
Contractor shall keep and maintain full and detailed books, construction and manufacturing logs, records, daily reports, accounts, schedules, payroll records, receipts, statements, electronic files, correspondence and other pertinent documents as may be necessary for proper management under this Agreement, as required under Applicable Law or this Agreement, and in any way relating to this Agreement (“Books and Records”). Contractor shall maintain all such Books and Records in accordance with GAAP applicable in the United States and shall retain all such Books and Records for a minimum period of time equal to the greater of: (i) seven (7) years after Final Completion, (ii) such period of time as may be required under Applicable Law, and (iii) the time period required for resolution of all Third Party claims arising out of or relating to this Agreement, the Work or the Facility.

(ii)
Upon reasonable notice, Owner, Lender, and any of their representatives, including the Independent Engineer, shall have the right to audit or to have audited Contractor’s Books and Records (including all amounts billed under any Change Orders that are not a lump sum price and any items not part of such lump sum price, such as allowances); provided, however, that such parties shall not have the right to audit or have audited Contractor’s Books and Records in connection with the internal composition of any compensation that is fixed in amount hereunder, except to the extent that any such compensation has any bearing with respect to (i) any claims brought by Contractor for extra compensation (excluding agreed upon Change Orders) and such claims depend in whole or in part on the internal composition of any such fixed amounts, (ii) any proceeding (including any civil, criminal or administrative proceeding or investigation) before any Governmental Authority in which Owner is involved and such information is necessary in the written opinion of the Governmental Authority, (iii) regulatory compliance, standards or demands from any Governmental Authority in writing; or (iv) any amounts for which Contractor seeks payment if this Agreement is terminated by Owner under Sections 16.1 or 16.4. When requested by Owner, Contractor shall provide the auditors with reasonable access to all such Books and Records, and Contractor’s personnel shall cooperate with the auditors to effectuate the audit or audits hereunder. The auditors shall have the right to copy all such Books and Records at their cost. Contractor shall bear all costs and expenses incurred by it in assisting Owner with audits performed pursuant to this Section 2.21. The restrictions in this Section 2.21 to the audit rights of Owner, Lender or Lender’s independent engineer shall not control over any rights such parties have under Applicable Law, in discovery in any litigation arising out of Article 18 or in any litigation against Guarantor.

2.22    Special Tools. Contractor shall provide all special tools and lifts identified in Exhibit E necessary for the assembly, erection, installation, start-up, commissioning and testing of the Equipment (the “Special Tools”). Contractor shall deliver the Special Tools to the Site on or before the delivery of the associated Equipment to the Delivery Point.
2.23    Spare Parts List. Contractor shall provide all spare parts, including: (i) start-up and commissioning spare parts and (ii) spare parts ordered for or by Owner, prior to Substantial

Completion, in accordance with the Requirements, as sourced from General Electric under the Power Island Supply Agreement (if any). Contractor shall properly store and maintain all spare parts in strict accordance with manufacturer’s requirements Spare parts ordered by Contractor must be equivalent or better than and interchangeable with the original parts they are intended to replace. Spare parts must be properly treated and packed for prolonged storage, considering Site ambient conditions. All boxes and packing must be labeled, marked and numbered for identification and a detailed packing list shall be provided by Contractor. Contractor shall implement all necessary precautions for proper storage. Contractor shall provide spare parts information to Owner in Excel® spreadsheet format. Contractor shall be entitled to use any spare parts that are acquired by Owner and are then available on the Project Site; provided, that Contractor shall place an order to replace the spare parts it uses immediately (and promptly provide Owner evidence that re-ordering has occurred) and any such parts shall be replaced Delivered Duty Paid (DDP) Project Site (Incoterms 2010) as soon as possible at Contractor’s expense. Contractor shall provide to Owner a list of strategic and other spare parts that Contractor and its Subcontractors recommend be purchased to maintain reliable operations. The spare parts list shall identify the price of each such part, General Electric and other vendors, General Electric’s part name and General Electric’s part number, expected useful life and typical delivery lead times. Such list will be delivered to Owner no later than one hundred fifty (150) Days prior to the date shown for Mechanical Completion in the Project Schedule. Contractor will prepare and negotiate purchase orders with the applicable original equipment manufacturer for additional spare parts requested by Owner, which shall provide that all such additional spare parts shall be delivered to the Project Site. Owner will execute and pay for such purchase orders. Contractor will provide, as part of the Contract Price, inspection, expediting, receipt and storage services with respect to such purchase orders until Substantial Completion. Contractor will cooperate with Owner to determine the best pricing for obtaining spare parts. Contractor and Owner will cooperatively determine whether or not any spare parts should be purchased as part of the original Equipment purchase orders entered by Contractor. If the Parties agree to include the purchase of spare parts in any such original purchase order, the cost of such spare parts (other than start-up and commissioning spare parts) will be charged to Owner and is not a part of the Contract Price.
2.24    Hazardous Substances. (a) Contractor shall transport and handle all Hazardous Substances that Contractor or any of its Subcontractors brings to the Site in accordance with all applicable Environmental Laws. Contractor and its Subcontractors shall label Hazardous Substances that each brings to the Site and shall train their personnel in the safe usage and handling of such Hazardous Substances, including any training that is required by Applicable Law. Contractor shall bear all costs and expenses and shall be solely liable for any reporting, response, removal, transportation, disposal, investigation, cleanup or other investigatory, remedial, or corrective action (in all cases by licensed, insured, competent and professional contractors in a safe manner and in accordance with Applicable Law) required by any Applicable Law, including Environmental Laws, as a result of any Hazardous Substances that are brought on, transported to, handled, treated, released, generated, disposed, discharged, used or stored on or at the Site by Contractor or any of its Subcontractors or any Person for whom any of them may be responsible. As between Owner and Contractor, Owner shall be liable (and shall arrange) for the reporting, response, removal, transportation, disposal, investigation, cleanup or other investigatory, remedial, or corrective action (in all cases by licensed, insured, competent and professional contractors in a safe manner and in accordance with Applicable Laws) required by any Applicable Law, including Environmental Laws, as a result of (i) any Hazardous Substances properly brought to the Site by Contractor or its Subcontractors in quantities reasonably necessary for the performance of the Work of which Owner had knowledge of the same and which were subsequently released or discharged by Owner (but only to the extent of such release or discharge by Owner or for any Person for whom Owner may be liable other than Contractor or its Subcontractors) or (ii) any Pre-Existing Hazardous Substances existing at the Site as of the Effective Date (except to and only to the extent Contractor, its Subcontractors or any Person for whom any of them may be responsible had knowledge of the same and subsequently released, discharged or exacerbated the same). Contractor shall not commence or continue any construction activities on any portion of the Site on, in or under which remedial actions related to such Hazardous Substances are to be (or are being) performed until such actions are to the point where Contractor’s construction activities will not interfere with such remedial actions. The terms and provisions of this Section 2.24 shall survive the expiration or termination of this Agreement.
(b)    Throughout performance of the Work, Contractor and its Subcontractors shall conduct all operations in such a way as to minimize impact upon the natural environment and prevent any release or spread of contaminated or Hazardous Substances. In the event Contractor or its Subcontractors encounter at the Site any material reasonably believed to be contaminated or a Pre-Existing Hazardous Substance in such quantities or at such levels that may require investigation or remediation pursuant to Applicable Law and not arising as a result of the performance of the Work, Contractor and its Subcontractors shall take reasonable precautions to avoid exacerbating any such material reasonably believed to be contaminated or a Pre-Existing Hazardous Substance and immediately stop work in the affected area and notify Owner of the condition. Pending receipt of written instructions from Owner, Contractor shall not resume Work in the affected area. If any such Pre-Existing Hazardous Substance (or any such material reasonably believed to be contaminated or a Pre-Existing Hazardous Substance) that has not been disclosed in the Environmental Reports directly causes a demonstrated increase in Contractor’s cost to perform the Work or the time required for performance of any part of the Work, an equitable adjustment shall be made in the Contract Price and Milestone Schedule.
2.25    Protection of Persons and Property. Contractor shall be responsible for initiating, maintaining and supervising safety precautions and programs in connection with the performance of the Work. Contractor shall comply with Applicable Law bearing on the health and safety of persons and the safety of property. Contractor is responsible for, and shall take all reasonable precautions and measures to ensure, the security of the Site and shall coordinate such precautions and measures with Owner’s security functions if requested. Contractor shall appoint a full-time Site safety officer responsible for introducing, administering, and monitoring procedures to promote safe working conditions at the Site. Contractor shall establish a hazardous substance management plan and an emergency response plan for the Project.
2.26    Labor Relations. Contractor is responsible for maintaining labor relations on the Site in such manner that there is harmony among the employees of Contractor and its Subcontractors. Contractor and its Subcontractors shall conduct their labor relations in accordance with the recognized prevailing local area practices. Contractor shall inform Owner promptly of any labor dispute, anticipated labor dispute, request or demand by a labor organization, its representatives or members which may reasonably be expected to affect the Work. Contractor further agrees to inform Owner, before any commitments are made, about the negotiations of any Project specific agreements or understandings with local or national labor organizations relative to this Project, including any Project labor agreement. Contractor shall be responsible for establishing and implementing wage rates and labor productivity controls for the Work.
2.27    Surface and Subsurface Conditions. Owner has provided Contractor with the preliminary geotechnical reports (the “Subsurface Reports”) as set forth on Exhibit AA. Contractor’s design set forth in Exhibit A is based upon such Subsurface Reports. Owner has not made and shall make no express or implied warranty to Contractor as to the accuracy and completeness of any subsurface information that has been or may be supplied by Owner to Contractor (including the Subsurface Reports), and Owner shall not be liable for breach of any representation or warranty to Contractor for any such information provided by Owner with respect to the Site. Notwithstanding the foregoing, Contractor has not made any independent inspection of the subsurface conditions nor has it verified the accuracy of the Subsurface Reports. Contractor expressly assumes any and all costs and risks associated with performing the Work as it relates to known subsurface conditions at the Site, including buried structures, and subsurface conditions, to the extent the same are forth in the Subsurface Reports or the Phase I and II environmental site assessment reports described in Appendices Q and R of Exhibit A (“Environmental Reports”), and any subsurface conditions that should have been reasonably expected to exist at the Site based upon the subsurface characteristics of the Site and the results of the Subsurface Reports and Environmental Reports. Contractor acknowledges that Owner and Contractor will be required to provide continued access to certain infrastructure and monitoring wells located on the Site to enable the owner of the nearby Ormet Superfund site to the east of the Site to comply with such owner’s ongoing site monitoring and remediation obligations. To the extent that actual surface or subsurface conditions at the Project Site differ from (i) the subsurface conditions known and disclosed in the Subsurface Reports and Environmental Reports or (ii) known conditions (with Contractor being deemed to have knowledge of all surface conditions existing at the Site as of the date of Contractor’s inspection of the Site, which inspection shall occur not later than thirty (30) days after Owner provides written notice that Owner’s demolition contractor has substantially completed its demolition work, which is targeted for completion by March 15, 2019), including subsurface conditions which are ordinarily encountered and that should have been reasonably expected (in quantity and nature) to exist at the Site based upon the results of the Subsurface Reports and Environmental Reports, Contractor shall be entitled to seek a Change Order pursuant to Section 8.1 with respect to demonstrable impacts for such difference. No adjustment in the Contract Price and/or Milestone Schedule shall be made to account for known subsurface conditions, conditions disclosed in the Subsurface Reports and Environmental Reports or conditions that should have been reasonably expected (in quantity and nature) to exist at the Site based upon the results of the Subsurface Reports and Environmental Reports.
2.28    Archeological and Related Findings. Contractor shall reasonably promptly advise Owner of any findings of archeological items, plant/animal life, endangered species, burial grounds, historical artifacts or the like which are, or may be, protected under Applicable Law or applicable Permits (“Archeological and Related Findings”) and, use its commercially reasonable efforts to avoid any delay in the Work occasioned by such findings. Owner shall reasonably promptly give Contractor written instructions on handling such findings and all related Work, and Contractor shall comply with such reasonable instructions of Owner to the extent they comply with Applicable Law. Contractor shall develop and implement an unanticipated archaeological/cultural resources discoveries plan in accordance with the Ohio Power Siting Board letter of notification and staff report included in Appendix P of Exhibit A hereto. Contractor shall be entitled to seek a Change Order equitably adjusting the Contract Price and/or Milestone Schedule pursuant to Section 8.1 with respect to demonstrable impacts arising from any such Archeological and Related Findings that were not set forth in the Subsurface Reports or Environmental Reports as of the Effective Date.
2.29    Design and Engineering.
(a)    As engineer of record, Contractor has full design and engineering responsibility for the performance of the Work. Contractor shall engage all supervisors, engineers, designers, draftsmen, Subcontractors, and others necessary for the design and engineering of the Facility and the preparation of all drawings, specifications, plans, reports, and other design and engineering documentation (including all media and calculations) for the Work, setting forth in detail the requirements for the construction of the Facility in accordance with this Agreement and Section 01200 “Contract Drawings and Documents” in Exhibit A (“Design Documents”). Contractor shall design and engineer the Facility in accordance with Requirements to be capable of operating in conformance with the Performance Guarantees. During performance of the Work, Contractor shall upload to and maintain the Design Documents on a web-based database as and when such Design Documents (or iterations thereof) are completed or revised and Owner shall have unlimited access (including download capability) to the Design Documents through an agreed upon electronic data management system (“EDMS”). Prior to the end of the Warranty Period, Contractor shall provide a copy of such material in an electronic medium acceptable to Owner.
(b)    The Design Documents listed in Section 01200 "Contract Drawings and Documents" in Exhibit A that are subject to review by Owner (“Design Deliverables”) shall be submitted to Owner, Owner’s Engineer and the Independent Engineer through the EDMS in an agreed format(s). Owner will be entitled, but not obligated, to review or comment on such Design Deliverables within fourteen (14) days of receipt thereof. Contractor shall not commence the Work related to such Design Deliverables without having given due consideration to Owner’s comments submitted during such fourteen (14) day period. Contractor shall, prior to commencement of Work related to such Design Deliverables, resubmit such Design Deliverables on which Owner has commented: (i) showing the changes, if any, made by Contractor in response to such comments and (ii) providing a reasonable explanation if it has not accepted any of Owner’s comments.
(c)    Design Documents will be deemed final when identified by Contractor as “issued for permit or for construction,” except Design Deliverables that are subject to review and comment by Owner during the fourteen (14) day period provided in Section 2.29(b). Design Documents that are required by Applicable Law to be certified, stamped, or under seal shall be certified, stamped, or sealed by registered professional engineers, licensed and qualified to perform engineering services in the applicable jurisdictions. No review, comment, approval or lack of disapproval of Owner, nor any acceptance or acknowledgment of any of the Work, shall, in any way, relieve Contractor of any of its guarantees or obligations hereunder, including its responsibility for errors and omissions, confirming all quantities, selection of fabrication processes, construction techniques, the accuracy of the dimensions, details, and the quality of its instruments of service prepared in connection with the Facility as well as its responsibility for the quality, integrity, safety, and timely performance of the Work.
2.30    Utility Usage. Contractor shall provide and pay for potable water, the sewer connection, and the construction power connections required in connection with performance of the Work prior to the Substantial Completion Date. Contractor shall provide its own information technology and telecommunications, cable, or satellite communications. Contractor shall provide to Owner a detailed list of those Consumables that it intends to use in the performance of the Work that are of a nature that continuing use of such Consumables will be necessary during operation of the Facility. Within thirty (30) Days of receiving such list, Owner will specify, in writing, the vendor it intends to use to provide each of such Consumables. Contractor will purchase such Consumables from the specified vendor directly or as Owner and Contractor may otherwise agree. Contractor shall be responsible for providing a first fill of all Consumables for the Work as part of the Contract Price.
2.31    Coordination. Contractor shall provide for coordination of the activities of Contractor’s and its Subcontractors’ forces with the activities of Owner’s forces and each of its separate contractors. Contractor shall afford all separate contractors reasonable opportunity for storage of their materials and equipment and for performance of their work on the Site provided the same agree to abide by any reasonable Site safety rules and procedures. Contractor shall reasonably cooperate and coordinate its Work with Owner’s other contractors performing services on the Site. Owner shall direct all separate contractors to cooperate with Contractor and to avoid actions that could unreasonably interfere with the activities of Contractor. Contractor acknowledges that a portion of the Site near the existing switchyard will be shared with another contractor performing switchyard de-energization work as described in Exhibit I, and Contractor agrees to cooperate, and coordinate the performance of the Work affecting such portion of the Site, prudently and in a reasonable manner with such other contractor, and otherwise in accordance with this Agreement.
2.32    Monitoring Wells. In accordance with Exhibit A, Contractor shall identify any monitoring wells on the Site which will require relocation in connection with the Work, and Owner shall coordinate such relocation with the applicable Governmental Authorities and perform (or cause to be performed) the physical relocation of such wells at Owner’s expense by the time set forth on the Milestone Schedule.
ARTICLE 3

OWNER
3.1    Owner’s Manager. Owner shall appoint a single representative to act as its manager and as the coordinator of this Agreement on Owner’s behalf (the “Owner’s Manager”). The Owner’s Manager shall act as the liaison for Owner’s communications with Contractor. The Owner’s Manager shall coordinate all activities of Owner, including reporting activities, communication activities, and insurance procurement and administration. Only those directives issued in writing by the Owner’s Manager that do not amend or modify any of the provisions of this Agreement shall be binding upon Owner, it being expressly agreed by Contractor that no oral communications by the Owner’s Manager nor any written communications by the Owner’s Manager that would amend or modify any provision of this Agreement (excluding written Change Orders) shall be binding upon Owner.
3.2    Operating Personnel. Owner shall provide the operating personnel necessary to support Contractor in the initial operation of the Facility (i.e., the start-up and commissioning of the Facility). The operating personnel shall take direction from the Contractor and will be limited to four (4) professionals a day with the primary purpose of being trained in the operation of the Facility. Contractor shall have no obligations or liabilities for actions taken by such operating personnel unless the same is done at Contractor’s direction.
3.3    Records. Owner shall keep proper records of the operation and maintenance of the Facility during the Warranty Period in accordance with prudent industry practices.
3.4    Hazardous Materials. Owner has provided the Environmental Reports to Contactor. Prior to mobilization to the Site, Owner shall implement and complete the remediation activities set forth on Exhibit I.
3.5    Fuel, Water, and Consumables. (a) Owner shall provide, at the relevant Site boundary interface point, natural gas, and all utilities, including water and sewer (including sanitary, storm and process) for testing and, after backfeed has occurred, electricity, as set forth in Exhibit A, to enable construction, testing, start-up, commissioning, and initial operation of the Facility, and all Performance Tests in accordance with the Milestone Schedule.
(b)     Owner shall be responsible for providing all Consumables other than the first fill, which shall be provided by Contractor.
3.6    Electric Power. Owner shall provide electric power for the construction, energization, commissioning, operation, and testing of the Facility as further set forth in Exhibit A.
3.7    Licenses and Permits. Owner shall obtain any Owner Permits in a timely manner such that it does not delay Contractor’s performance of the Work in accordance with the Milestone Schedule. Owner shall assist Contractor in Contractor’s endeavors to secure the Contractor Permits and cooperate with Contractor by providing information and support during any hearings in the process of obtaining such permits. In undertaking such assistance, Owner shall not be obligated to incur any material out-of-pocket costs and expenses without reimbursement from Contractor.
3.8    Scheduling and Delivery of Output. Owner shall arrange for the delivery of all electric energy generated by the Facility. Contractor shall comply with the scheduling and nomination procedures for delivery of electric energy to be mutually developed by the Parties no later than sixty (60) days prior to the date for such delivery set out in the Milestone Schedule. Upon receipt of adequate notice from Contractor in accordance with such scheduling and nomination procedures, Owner shall coordinate delivery of electric energy from the Facility to conduct start-

up, operation, or testing; provided that Owner shall only be required to provide for such delivery in accordance with the Milestone Schedule.
3.9    Access. Owner will provide Contractor with sufficient and timely access to the Site in order to conduct any Work under this Agreement.
3.10    Taxes. Notwithstanding anything in the Agreement to the contrary, Owner shall be solely responsible for and shall pay, as required by Applicable Law (but subject to its rights to contest), the appropriate Governmental Authority, all: (i) real property taxes assessed on the Site and the Facility; (ii) property and ad valorem taxes assessed on Equipment, Materials, and Spare Parts following delivery to the Site or any location at which Owner has accepted title to same, and (iii) the Taxes for which Owner is expressly responsible pursuant to Section 2.5(b) of this Agreement.

ARTICLE 4

SCHEDULE
4.1    Commencement. Contractor shall commence the performance of its obligations under this Agreement upon its receipt of the Notice to Proceed, and shall thereafter perform the Work in accordance with the Milestone Schedule.
4.2    Mechanical Completion. (a) Contractor shall deliver to Owner a consolidated Punch List not later than thirty (30) days prior to the anticipated date of Mechanical Completion, and Owner agrees to review and provide preliminary feedback on Contractor’s proposed Punch List within a reasonable period after receipt thereof (not to exceed 15 days), and thereafter the Parties agree to work diligently towards the finalization of a Punch List reasonably acceptable to Owner. Provided that the other conditions to Mechanical Completion have been satisfied, Substantial Completion will occur notwithstanding that the Punch List items remain to be completed by Contractor, provided that Contractor shall commence promptly and diligently pursue to completion such Punch List items, and Contractor shall minimize interference with Owner’s commercial operation of the Facility while performing any Punch List work after the Substantial Completion Date.
(b)    When Contractor believes that Mechanical Completion has been achieved, Contractor shall so notify Owner and Owner’s Engineer in writing. Promptly thereafter, Owner shall conduct those investigations and inspections as it deems necessary or appropriate to determine if Mechanical Completion has in fact been achieved. Within ten (10) Business Days after the receipt of Contractor’s notice by Owner, Owner shall either (i) notify Contractor that Mechanical Completion has been achieved, or (ii) notify Contractor that Mechanical Completion has not been achieved and stating the reasons therefor. In the event Owner provides written notice that Mechanical Completion has been achieved, Contractor and Owner shall execute a “Certificate of Mechanical Completion”, attached hereto as Exhibit M, establishing and identifying the date Contractor provided the corresponding notice of Mechanical Completion as the Mechanical Completion Date. In the event Owner provides written notice that Mechanical Completion has not been achieved, Contractor shall (subject to the terms of Article 5), at its sole cost and expense, and as part of the Work, immediately correct and/or remedy the defects, deficiencies and other conditions which so prevent Mechanical Completion. Upon completion of any such corrective and/or remedial actions, Contractor shall resubmit its notice stating that it believes that Mechanical Completion has been achieved and the foregoing procedures shall be repeated until Mechanical Completion has in fact been achieved.
4.3    Substantial Completion & Liquidated Damages for Delay. (a) Contractor covenants and agrees that Substantial Completion shall be achieved not later than the Guaranteed Substantial Completion Date.
(b)    Contractor shall deliver to Owner a consolidated updated Punch List not later than twelve (12) days prior to the anticipated date of Substantial Completion, and Owner agrees to review and provide preliminary feedback on Contractor’s proposed Punch List within a reasonable period after receipt thereof (not to exceed five (5) Business Days), and thereafter the Parties agree to work diligently towards the finalization of a Punch List reasonably acceptable to Owner. Provided that the other conditions to Substantial Completion have been satisfied, Substantial Completion will occur notwithstanding that the Punch List items remain to be completed by Contractor, provided that Contractor shall commence promptly and diligently pursue to completion such Punch List items, and Contractor shall minimize interference with Owner’s commercial operation of the Facility while performing any Punch List work after the Substantial Completion Date.
(c)    When Contractor believes that Substantial Completion has been achieved, Contractor shall so notify Owner and Owner’s Engineer in writing. Promptly thereafter, Owner shall conduct those investigations and inspections as it deems necessary or appropriate to determine if Substantial Completion has in fact been achieved. Within five (5) days after the receipt of Contractor’s notice by Owner, Owner shall either (i) notify Contractor that Substantial Completion has been achieved, or (ii) notify Contractor that Substantial Completion has not been achieved and stating the reasons therefor. In the event Owner provides written notice that Substantial Completion has been achieved, Contractor and Owner shall execute a “Certificate of Substantial Completion”, attached hereto as Exhibit N, establishing and identifying the Substantial Completion Date. In the event Owner provides written notice that Substantial Completion has not been achieved, Contractor shall (subject to the terms of Article 5), at its sole cost and expense, and as part of the Work, immediately correct and/or remedy the defects, deficiencies and other conditions which so prevent Substantial Completion. Upon completion of any such corrective and/or remedial actions, Contractor shall resubmit its notice stating that it believes that Substantial Completion has been achieved and the foregoing procedures shall be repeated until Substantial Completion has in fact been achieved; provided however, for any resubmitted notice, Owner shall respond within two (2) days after receipt of Contractor’s notice (provided that at least one (1) of such two (2) days shall be a Business Day). For the sake of clarity, when it is ultimately determined that Substantial Completion has been achieved, the Substantial Completion Date for purposes of calculating Substantial Completion Liquidated Damages shall be deemed the date Contractor sent the corresponding notice to Owner pursuant to this Section (and not the date upon which Owner confirms Substantial Completion has been achieved) so long as Substantial Completion has been achieved as stated in such notice from Contractor. Notwithstanding the foregoing, once Owner puts the

Facility into commercial operation (which commercial operation shall not be deemed to include any operation of the Facility during which revenue is generated solely as a result of start-up activities, commissioning or Performance Tests and related activities in the normal course), any Substantial Completion Liquidated Damages shall cease to accrue (if any), and the Warranty Period shall begin.
(c)    The Parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages Owner would incur if Contractor fails to achieve Substantial Completion on or before the Guaranteed Substantial Completion Date. Accordingly, if Contractor fails to achieve Substantial Completion on or before the Guaranteed Substantial Completion Date, then Owner shall be entitled to recover from Contractor as liquidated damages for any such delays, and not as a penalty, the following amounts per day for each day after the Guaranteed Substantial Completion Date until the date Substantial Completion is achieved (the “Substantial Completion Liquidated Damages”):

(i)	$[***] per day for the first fifteen (15) days of delay;

(ii)	$[***] per day for the next thirty (30) days of delay; and

(iii)	$[***] per day for any subsequent days of delay.
It is acknowledged and agreed by the Parties hereto that the liquidated damages identified in this Section relate solely to the failure of Contractor to achieve Substantial Completion on or before the Guaranteed Substantial Completion Date, and to no other duty or obligation of Contractor (including, without limitation, Contractor’s obligation to properly complete the Work). It is further acknowledged and agreed by the Parties hereto that (A) other than Owner’s right to terminate this Agreement for a Contractor Default under Section 16.1(a) and Owner’s related rights and remedies upon such termination (including, without limitation, those under Section 16.1(b)), the liquidated damages identified in this Section are Owner’s sole and exclusive remedy for the failure of Contractor to achieve Substantial Completion on or before the Guaranteed Substantial Completion Date, and (B) the liquidated damages identified in this Section are a good faith estimate of the damages Owner would suffer in the event Substantial Completion is not achieved by the Guaranteed Substantial Completion Date.
4.4    Final Completion. Upon achievement of Substantial Completion, Contractor shall be required to complete any and all Work required to achieve Final Completion in a manner consistent with the operational requirements of the Facility as directed by Owner. Contractor shall schedule and coordinate with Owner any Work, including any repeated Performance Testing, required to achieve Final Completion to minimize any adverse impact on Owner’s ability to operate the Facility. When Contractor believes that it has achieved Final Completion, Contractor shall so notify Owner and Owner’s Engineer in writing. Promptly thereafter, Owner shall conduct those investigations and inspections as it deems necessary or appropriate to determine if Final Completion has in fact been achieved. Within seven (7) Days after the receipt of Contractor’s notice, Owner shall either (i) notify Contractor that Final Completion has been achieved, or (ii) notify Contractor that Final Completion has not been achieved and stating the reasons therefor. In the event Owner provides written notice that Final Completion has been achieved, Contractor and Owner shall execute a “Certificate of Final Completion”, attached hereto as Exhibit O establishing and identifying the

Final Completion Date. In the event Owner provides written notice that Final Completion has not been achieved, Contractor shall, at its sole cost and expense, and as part of the Work, immediately correct and/or remedy the defects, deficiencies and other conditions which so prevent Final Completion. Upon completion of such corrective and/or remedial actions, Contractor shall resubmit its notice stating that it believes Final Completion has been achieved and the foregoing procedures shall be repeated until Final Completion has in fact been achieved.
ARTICLE 5

PERFORMANCE TESTING & PERFORMANCE GUARANTEES
5.1    Performance Guarantee. Contractor shall achieve all Minimum Performance Criteria for the Facility. Contractor guarantees that the Facility shall successfully achieve all of the Performance Guarantees in connection with a Completed Performance Test in which all of the Minimum Performance Criteria are also achieved.
5.2    Performance Tests. The Performance Tests for determining whether the Facility achieves the Minimum Performance Criteria and Performance Guarantees are described in Exhibit A. Performance Tests and any repeat Performance Tests shall be performed as specified in Exhibit A. Performance Tests shall (i) be conducted in the presence of Owner, Owner’s Engineer and Independent Engineer and (ii) utilize the operating personnel provided by Owner, acting under the technical direction and supervision of Contractor. Contractor shall be entitled to provide test technicians for purposes of data collection and similar services during the Performance Tests; provided, that such technicians must not operate the Equipment during any such test. If Contractor fails to successfully perform any of the Performance Tests, the Defects and other conditions that so prevent performing such tests successfully must be promptly thereafter corrected or remedied and such tests shall be re-performed in accordance with Section 5.3. As soon as reasonably practicable following the performance of any Performance Test, Contractor shall submit to Owner a detailed report explaining and analyzing the Performance Test and the results obtained, together with gross and reduced data and such other information as is required hereunder or is reasonably requested by Owner in order to allow Owner to have the requisite information needed to make informed judgments. Performance Tests conducted after the Substantial Completion Date must be scheduled with due regard for minimizing the operating expenses of and maximizing revenues to be derived from Facility operations during such tests and avoiding disruption of Owner’s operations. All revenues (if any) derived from the operation of the Facility during any Performance Test or otherwise are the property of Owner and Owner shall retain such revenues.
5.3    Procedures Upon Failure. (a) Contractor shall perform, and re-perform, the Performance Test until all of the Minimum Performance Criteria have been successfully achieved in connection with a Completed Performance Test. In confirmation and furtherance of the foregoing, Contractor covenants and agrees that its obligation to assure that the Facility so achieves the Minimum Performance Criteria in connection with a Completed Performance Test is absolute (and that Contractor shall, at its sole cost and expense, implement all corrective and/or remedial measures until the Minimum Performance Criteria are in fact achieved in connection with a Completed Performance Test). Contractor shall do all things necessary to achieve the Minimum Performance

Criteria notwithstanding that the amounts incurred by Contractor to do so may exceed the Contract Price.
(b)    If, after the performance of the initial Completed Performance Test, the Facility fails to meet or exceed the Minimum Performance Criteria, Contractor shall, at Contractor’s sole cost and expense and within ninety (90) days thereafter correct and/or remedy the defects, deficiencies and other conditions which so prevent the achievement of such minimum required performance levels. Upon completion of any such corrective and/or remedial actions, Contractor shall notify Owner. As soon as reasonably practicable after Owner’s receipt of such notice, Contractor shall re-perform the Performance Tests. The foregoing procedures shall be repeated until the Facility achieves the Minimum Performance Criteria in connection with a Completed Performance Test. Subject to Sections 3.5 and 3.6, any such Performance Tests performed by Contractor and any test personnel and test equipment shall be at Contractor’s sole cost and expense.
(c)    In the event that Substantial Completion does not occur on or before the Guaranteed Substantial Completion Date due to Contractor’s failure to fulfill its obligations under this Agreement that are conditional to Substantial Completion, Contractor will not be entitled to pay Performance Liquidated Damages in lieu of achieving the Minimum Performance Criteria and must continue to diligently pursue achievement of Substantial Completion.
5.4    Minimum Performance Criteria Achieved; Cure Period. In the event the Project achieves Substantial Completion, having satisfied the Minimum Performance Criteria, but not having fully achieved all of the Performance Guarantees, as evidenced by the Performance Test results (such completed Performance Test in which the Minimum Performance Criteria have been so satisfied in order to achieve Substantial Completion being herein referred to as the “First Completed Minimum Performance Test”), Contractor shall be entitled to the Cure Period within which to correct such performance shortfall, and Contractor, at its expense, shall correct and/or remedy the defects, deficiencies and other conditions which so prevent achievement of the Performance Guarantees, and Contractor shall promptly prepare a corrective work plan based on information then currently known that describes in reasonable detail the process Contractor intends to follow to achieve such Performance Guarantees and submit such plan to Owner for its review and approval. Owner shall have the right to provide comments to such work plan and the Parties shall thereafter promptly and in good faith confer and make all reasonable efforts to resolve such issues. Upon Owner’s approval of such corrective work plan, Contractor shall immediately commence and promptly complete corrective measures to rectify the cause of such failure, including correcting defects or deficiencies in the Work (including redesign and replacement of any defective parts), and make any necessary adjustments, but at all times performing such corrective actions in accordance with Owner’s operation and maintenance schedule so as to not unreasonably interfere with the operation of the Facility and Owner’s security and safety requirements. Owner shall provide Contractor with reasonable access to the Work sufficient to perform such corrective actions under this Agreement, so long as such access does not unreasonably interfere with operation of the Facility or Owner’s obligations under any power purchase agreement and subject to any reasonable security or safety requirements of Owner; provided, however, Contractor recognizes that Owner will be commercially operating the Facility during the Cure Period and Contractor shall schedule and coordinate with Owner any Work, including support of Performance Testing, and minimize the downtime or curtailed operation of the Facility, or other adverse impact on Owner’s ability to operate the Facility, during the Cure Period. To the extent that Contractor reasonably needs an outage or to curtail operation, and Owner needs to keep the Facility in full service because of peak energy demands, and Contractor can reasonably agree that continued operation of the Facility is not a safety or potential damage related concern, then Contractor and Owner may mutually agree to an equitable extension of the Cure Period based on Contractor’s remedial plan, as approved by Owner. Contractor shall provide at least seven (7) days’ notice to Owner when it proposes to perform such corrective actions. Upon completion of any such corrective and/or remedial actions, Contractor shall notify Owner. As soon as reasonably practicable after Owner’s receipt of such notice, Contractor shall re-conduct the Performance Tests. Subject to Article 3, any such Performance Tests performed by Contractor and any test personnel, and test equipment shall be at Contractor’s sole cost and expense. If the Facility has not successfully achieved all of the Performance Guarantees by the end of the Cure Period in connection with a Completed Performance Test in which all of the Minimum Performance Criteria were also achieved, then Contractor shall cease taking corrective actions to achieve the Performance Guarantees, and in that event, Contractor shall pay Owner in accordance with Section 5.5 the applicable Performance Liquidated Damages for such Performance Guarantees not achieved based on the results of the last Performance Test conducted by Contractor in which the Minimum Performance Criteria were also achieved (the “Last Completed Performance Test”; it being acknowledged and agreed that if no Completed Performance Test in which all of the Minimum Performance Criteria were achieved occurs during the Cure Period, then the First Completed Minimum Performance Test shall be deemed the Last Completed Performance Test). Contractor shall not take any action during the Cure Period which will result in the Facility’s performance falling short of the Minimum Performance Criteria. If the Minimum Performance Criteria are not achieved during the last Performance Test conducted by Contractor during the Cure Period, Contractor shall, at Contractor’s sole cost and expense and within ninety (90) days after notice thereof from Owner, correct and/or remedy the defects, deficiencies and other conditions which so prevent achievement of the Minimum Performance Criteria. As soon as is reasonably practicable after Contractor’s completion of such corrective and/or remedial actions and Owner’s receipt of notice of Contractor of the same, Contractor shall re-perform the Performance Test. The foregoing procedures shall be repeated until the Facility achieves the Minimum Performance Criteria in connection with a completed Performance Test.
5.5    Performance Liquidated Damages. The Parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages Owner would incur should Contractor achieve Substantial Completion, but fail to successfully achieve each of the Performance Guarantees by the end of the Cure Period. Accordingly, if Contractor achieves Substantial Completion, but fails to successfully achieve all of the Performance Guarantees by the end of the Cure Period, then Owner shall be entitled to recover from Contractor as liquidated damages for any such failure, and not as a penalty, those amounts identified on Exhibit H attached hereto (the “Performance Liquidated Damages”); it being acknowledged and agreed by the Parties hereto that the liquidated damages identified in this Section relate solely to Contractor’s failure to achieve the Performance Guarantees by the end of the Cure Period, and to no other duty or obligation of Contractor. It is further acknowledged and agreed by the Parties hereto that (i) other than Owner’s right to terminate this Agreement for a Contractor Default under Section 16.1(a) and Owner’s related rights and remedies upon such termination (including, without limitation, those under Section 16.1(b)), the liquidated damages identified in this Section are Owner’s sole and exclusive remedy for Contractor’s failure to successfully achieve all of the Performance Guarantees by the end of the Cure Period, and (ii) the liquidated damages identified in this Section are a good faith estimate of the damages Owner would suffer in the event Contractor fails to successfully achieve all of the Performance Guarantees by the end of the Cure Period. If Contractor has failed to achieve all of the Minimum Performance Criteria (or Substantial Completion does not occur on or before the Guaranteed Substantial Completion Date due to Contractor’s failure to fulfill its obligations under this Agreement that are conditional to Substantial Completion), Contractor will not be entitled to pay the Performance Liquidated Damages to achieve Substantial Completion in lieu of achieving the Minimum Performance Criteria and must continue diligently seeking to satisfy all of the Performance Guarantees and to achieve the Minimum Performance Criteria, and shall pay Owner all Substantial Completion Liquidated Damages due and owing under this Agreement.
ARTICLE 6

CONTRACT PRICE AND PAYMENT; LETTERS OF CREDIT
6.1    Contract Price. Owner shall pay Contractor for the due, proper and complete performance of the Work as required hereunder, and for the due performance of all other obligations and duties imposed upon Contractor pursuant to this Agreement, the “Contract Price” of $319,526,150.00, subject to additions and deductions by Change Order as provided in this Agreement. All such amounts shall be paid to Contractor in Dollars.
6.2    Milestone Payments. Upon the occurrence or completion, as applicable, of a Milestone set forth in the payment schedule attached hereto as Exhibit J (the “Payment Schedule”), the corresponding portion of the Contract Price shall be due and payable to Contractor (each a “Milestone Payment”).
6.3    Application for Payment. (a) Contractor shall, on a monthly basis, submit to Owner an application for payment for amounts due to Contractor as provided in Section 6.2 (each, an “Application for Payment”). Contractor shall submit each Application for Payment to Owner on the fifth (5th) Day of each calendar month. The Application for Payment shall (i) set forth the Milestone or Milestones which Contractor has successfully achieved, or which have otherwise occurred, during the preceding calendar month, (ii) set forth the Milestone Payment or Payments which correspond to such Milestones, and (iii) be in a form mutually acceptable to the Parties and substantially in the form attached hereto as Exhibit X. Each Application for Payment shall be accompanied by a signed statement that Contractor has paid all Subcontractors’ amounts then due and undisputed under their Subcontracts, a duly executed waiver of mechanics’, materialmen’s and construction liens from Contractor in the form attached hereto as Exhibit K-1 establishing payment or satisfaction of the payment requested by Contractor in the Application for Payment and duly executed conditional partial lien waivers from Major Subcontractors in the form set forth in Exhibit K-2 for amounts invoiced to Contractor in the preceding calendar month by Major Subcontractors, together with any other lien waivers obtained by Contractor or the Major Subcontractors relating to the Work covered by the Application for Payment, provided the final Application for Payment shall be accompanied by (y) a final and full waiver of liens from Contractor in the form attached hereto as Exhibit K-3, and (z) a final and full waiver of liens from each Major Subcontractor and any other Subcontractors with any Subcontract or supply agreement having an aggregate value in excess of $[***] (in the form set forth in Exhibit K-4), together with any other lien waivers obtained by Contractor or the Major Subcontractors relating to the Work covered by the final Application for Payment.
(b)    Contractor acknowledges that Owner and its Lenders may be obtaining title insurance policies in connection with the Facility. As Contractor is not obligated to submit lien waivers to Owner from Contractor’s Subcontractors (other than the Major Subcontractors) except as provided in Section 6.3(a), Contractor agrees to provide the title insurance company issuing Owner’s and lender’s title insurance policies for the Facility such information and documents as are customarily and reasonably required of a title insurance company issuing such policies, including information as to Contractor’s financial condition; provided however, in no event shall such documents materially increase Contractor’s risk, exposure or liability with respect to Liens beyond that which is set forth in this Agreement. Contractor shall also include the Owner’s and Lender’s respective title insurance company(ies) as an indemnified party with respect to the absence of Liens (except Permitted Liens) in Section 11.1(a)(iv).
6.4    Review of Application for Payment. Owner shall, within ten (10) Business Days after the receipt of Contractor’s Application for Payment (and all supporting documentation), review the same and notify Contractor in writing of the amount therein which Owner approves and any amounts therein that Owner disputes and determines are not properly due to Contractor (which notice shall also include an explanation of the reasons for such dispute or reason for withholding payment in whole or in part as permitted in this Agreement).
6.5    Withholding Payments. In addition to Owner’s right to withhold payment to the extent such payment is disputed in good faith by Owner, Owner may withhold a Milestone Payment in whole or in part up to the amount reasonably necessary to protect Owner from loss, ensure Contractor’s proper performance of the Work or otherwise protect fully Owner’s rights hereunder (A) if the Work corresponding to a Milestone Payment is not properly completed, (B) if Contractor has failed to pay any Liquidated Damages when required under the terms of this Agreement (and if there is no such express requirement, then within thirty (30) days after Owner’s demand for the same), (C) if Contractor has failed to provide the Letter of Credit (or the required amendment thereof) when required under the terms of this Agreement, (D) if a Contractor Default has occurred or (E) as may be necessary to protect Owner from loss because of (1) defective, deficient or nonconforming Work which has not been remedied within thirty (30) days after written notice from Owner, or (2) mechanics’ liens (but only to the extent provided in Section 2.20). Owner shall not be deemed in default by reason of withholding a Milestone Payment in whole or in part to the extent set forth above while the reason for withholding remains uncured. When Contractor believes that it has cured the reason for any such withholding, Contractor shall resubmit an Application for Payment for the amount which was withheld. If Owner agrees that the reason for withholding has been cured, certification and payment for the withheld amount shall be made as provided in this Agreement.

6.6    Payment. As to each Application for Payment, Owner shall pay Contractor the amount Owner approves pursuant to Section 6.4 above within thirty (30) Days after the receipt of the corresponding Application for Payment (and all supporting documentation).
6.7    Payment Dates. Notwithstanding anything to the contrary contained in this Agreement, in the event that a payment to be made under this Agreement falls on any day that is not a Business Day, the payment shall be deemed due on the first Business Day thereafter.
6.8    Effect of Payment. Payment of the Contract Price (or any portion thereof), approval of any Application for Payment, and/or issuance of any Milestone Payment shall not constitute (i) Owner’s acceptance or approval of any portion of the Work, or (ii) a waiver of any claim or right Owner may have at that time or thereafter, including claims regarding unsettled Liens, warranties, defective or deficient Work, or indemnification obligations of Contractor. No payment made by Owner shall be considered or deemed to represent that Owner has inspected the Work or checked the quality or quantity of the Work or that Owner knows or has ascertained how or for what purpose Contractor has used sums previously paid.
6.9    Letter of Credit.
(a)    As security for the performance of Contractor’s obligations hereunder, including, without limitation, its obligation to pay any applicable Liquidated Damages, and in lieu of any cash retainage, within ten (10) Business Days after the effective date of the Notice to Proceed, Contractor shall furnish and deliver to Owner an irrevocable standby letter of credit in the form attached hereto as Exhibit R (subject to any ministerial modifications requested by the issuing bank which are acceptable to Owner) in a face amount equal to five percent (5%) of the Contract Price, and naming Owner as beneficiary, and issued by a commercial bank in the United States of America that qualifies as a Creditworthy Bank (as the same may be amended or replaced from time to time as required by this Agreement, the “Letter of Credit”). Contractor shall maintain the stated amount of the Letter of Credit in an amount initially equal to five percent (5%) of the Contract Price, and escalating on the first Day of each calendar quarter thereafter by an amount equal to five percent (5%) of all amounts invoiced by Contractor (pursuant to an Application for Payment), such that until the achievement of Substantial Completion the Letter of Credit shall equal the sum of (i) five percent (5%) of the Contract Price and (ii) five percent (5%) of all amounts (in the aggregate) invoiced by Contractor through and including such first Day of each calendar quarter. Such Letter of Credit must remain in full force and effect until released pursuant to Section 6.9(d). Contractor shall cause any amendments or replacements of the Letter of Credit required in order to maintain compliance with the provisions of this Section 6.9 and elsewhere in this Agreement to be timely executed and delivered to Owner. In the event the Contract Price is increased by one or more Change Orders in accordance with the terms of this Agreement, by a cumulative amount of [***] U.S. Dollars (U.S. $[***]) or more, Contractor shall, at Owner’s request, increase the amount of the Letter of Credit to reflect the proportionate increase in such Contract Price. Such increase in value of the Letter of Credit shall be reflected in a Change Order mutually agreed upon by the Parties. If at any time the rating of the commercial bank that issued the Letter of Credit no longer qualifies as a Creditworthy Bank, Contractor shall notify the Owner of the same and shall replace the Letter of Credit within twenty (20) Days with a letter of credit issued by a commercial bank in the United States of America that qualifies as a Creditworthy Bank.
(b)    Upon the achievement of Substantial Completion, the stated amount of the Letter of Credit shall be reduced or increased, as the case may be, to an amount equal to five percent (5%) of the Contract Price plus (i) one hundred percent (100%) of the maximum amount of Liquidated Damages assessable at such time, or that would be assessable at such time, and not yet paid (based on the assumption that the performance and availability of the Facility will not improve from that which exists as of the Substantial Completion Date) (and, for the avoidance of doubt, “assessable” Liquidated Damages shall include the amount of any Liquidated Damages then in dispute); and (ii) two hundred percent (200%) of the value of the Punch List.
(c)    Upon written notice from Owner (and Contractor to the extent required) to the commercial bank that issued the Letter of Credit that Contractor has achieved Final Completion and paid all Liquidated Damages owed to Owner (including the payment of all Substantial Completion Liquidated Damages and all Performance Liquidated Damages that may be owed at Final Completion), the Letter of Credit shall decrease to an aggregate amount of two and one-half percent (2.5%) of the Contract Price. No later than thirty (30) Days after Owner’s acceptance of the Final Completion and receipt of all such Liquidated Damages, Owner shall provide the commercial bank that issued the Letter of Credit with written notice of such acceptance and payment.
(d)    The Letter of Credit shall remain in full force and effect without any lapse whatsoever in the amounts specified herein from the issuance of the Letter of Credit through the date that is thirty (30) Days after the expiration of the Warranty Period (as the same may have been extended with respect to Corrective Work), at which time the Letter of Credit will be returned to Contractor, provided that Contractor has assigned to Owner all Subcontractor warranties pursuant to Section 9.4. No later than thirty (30) Days after the expiration of the Warranty Period (as the same may have been extended with respect to Corrective Work) and assignment of all such Subcontractor warranties, Owner shall provide the commercial bank that issued the Letter of Credit with written notice of the expiration of the Warranty Period for all Work, and shall thereafter promptly provide any other information reasonably requested by the bank to cancel the Letter of Credit.
(e)    Owner shall have the right to draw down on or collect against such Letter of Credit from time to time in whole or in part upon Owner’s demand in the event (i) of a Contractor Default or the owing by Contractor to Owner under this Agreement for Liquidated Damages or any other Losses arising out of or relating to a breach of any obligation under this Agreement by Contractor, such Contractor Default or otherwise or (ii) Contractor has failed or refused to deliver an updated Letter of Credit, or any amendment thereof, timely as provided herein. Partial drawings are permitted under the Letter of Credit. In addition to the foregoing draw rights, (i) Owner shall also have the right to draw down on or collect against the Letter of Credit for all remaining funds in the Letter of Credit upon Owner’s demand if Contractor has not, prior to forty-five (45) Days before the then current expiration date, where Contractor has an obligation to continue to maintain such Letter of Credit, delivered to Owner a replacement letter of credit substantially identical to the Letter of Credit and from a commercial bank in the United States of America that qualifies as a Creditworthy Bank and extending the expiration date for a period of one (1) year, but in no event beyond the date which is thirty (30) days after the Warranty Period (as the same may be extended with respect to Corrective Work), and (ii) Owner shall also have the right to draw down on or collect against the Letter of Credit for all remaining funds available under such Letter of Credit upon Owner’s demand if the issuing bank is no longer qualifies as a Creditworthy Bank and Contractor has not, within the applicable time period set forth in this Section 6.9(a), delivered to Owner at Owner’s request a replacement letter of credit substantially identical to the Letter of Credit from a commercial bank in the United States of America that qualifies as a Creditworthy Bank.
(f)    Notwithstanding the foregoing, in the event of a termination for convenience by Owner pursuant to Section 16.4, Owner shall promptly notify the issuing commercial bank with directions to release, if the Work is terminated in whole, or decease proportionally, if the Work is terminated in part, the Letter of Credit to comply with the requirements of this Section 6.9(f).
6.10    Offset. Owner may, upon prior written notice to Contractor, offset any amount due and payable from Contractor under this Agreement to Owner against any amount due and payable to Contractor hereunder.
ARTICLE 7

EXCUSABLE EVENTS
7.1    Excusable Event. Provided Contractor complies with the terms and provisions of this Article 7, Contractor shall be entitled to an equitable: (i) extension to the Milestone Schedule, including the Guaranteed Substantial Completion Date to the extent that such Excusable Event demonstrably, actually and adversely delays Contractor’s performance of any Work that is on the critical path and causes (or will cause) Contractor to complete the Work beyond the Target Substantial Completion Date, and/or (ii) increase to the Contract Price to the extent such Excusable Event demonstrably increases Contractor’s cost of performing the Work, and in each case Contractor complies with the Change Order requirements of this Agreement. For the avoidance of doubt, Contractor shall continue to perform all other Work not affected by the Excusable Event in order to mitigate the impact of the Excusable Event on Contractor’s ability to meet the Milestone Schedule, including the Target Substantial Completion Date.
7.2    Procedures upon Excusable Event. Upon occurrence of an Excusable Event, other than a Change in Law which is governed by Section 2.16(b), Contractor shall comply with the following:

(i)
Contractor shall provide written notice to Owner describing the particulars of the Excusable Event, with written notice given promptly after the occurrence of the Excusable Event, and in no event more than ten (10) days after Contractor becomes aware of the occurrence of such Excusable Event;

(ii)
Contractor’s written notice under the preceding clause (i) shall estimate the Excusable Event’s expected duration and probable impact on the performance of Contractor’s obligations hereunder and/or the cost of the Work and include documentation substantiating the impact upon the Milestone Schedule, and

Contractor shall continue to furnish timely regular reports with respect thereto during the continuation of the Excusable Event;

(iii)
Contractor shall make a written request for an equitable adjustment in the Milestone Schedule, including the Guaranteed Substantial Completion Date and/or Contract Price to Owner within ten (10) days after the cessation of the Excusable Event specifying the number of days Contractor believes that its activities were in fact delayed as a result of the event and/or the increase in the cost of the Work on account of the Excusable Event. If the impacts of the Excusable Event cannot reasonably be determined by Contractor within ten (10) days after the cessation of the Excusable Event, then Contractor shall give Owner Contractor’s best estimate of the delay and/or increase in cost within such ten (10) day period, and Contractor shall update Owner every ten (10) days thereafter as to the number of days Contractor believes that its activities were in fact delayed as a result of the event and/or the increase in the cost of the Work on account of the Excusable Event until the cessation of the impacts incurred due to the Excusable Event, along with a statement setting forth Contractor’s recovery plan and describing in detail the efforts of Contractor that have been or are going to be made to overcome or remove the Excusable Event and to minimize the potential adverse impact resulting from such Excusable Event;

(iv)
Contractor shall demonstrate, to the reasonable satisfaction of Owner, that the Excusable Event delayed the performance of the Work and/or increased the cost of the Work, and that the activity claimed to have been delayed was in fact delayed by the Excusable Event;

(v)
Contractor shall perform its obligations under this Agreement which are not impacted or affected by the Excusable Event and shall exercise all reasonable efforts to correct or cure the event delaying or preventing performance in order to resume full performance;

(vi)
Contractor shall exercise reasonable efforts to mitigate any delay in the performance or increased cost of its obligations under the terms of this Agreement that may result as a consequence of the occurrence of an Excusable Event; and

(vii)	when Contractor is able to resume performance of the affected obligations under this Agreement, Contractor shall promptly resume performance and provide Owner written notice to that effect.
Contractor shall be responsible for all costs associated with the prosecution of a claim of an Excusable Event in accordance with this Article 7. Notwithstanding anything to the contrary contained herein, (i) any extension in the Guaranteed Substantial Completion Date shall be of no greater scope and of no longer duration than is reasonably required by the occurrence of an Excusable Event, (ii) no liability of Contractor which arose before the occurrence of an Excusable Event shall be excused, and (iii) no obligation to pay money in a timely manner shall be excused as a result of the occurrence of an Excusable Event.

7.3    Burden of Proof. The burden of proof as to whether an Excusable Event has occurred and whether such event entitles Contractor to an equitable extension in the Milestone Schedule and/or increase in the Contract Price shall be upon Contractor.
7.4    Change Order for Excusable Event. Compliance with the terms of this Article is a condition precedent to receipt of an equitable extension in the Guaranteed Substantial Completion Date and/or increase in the Contract Price, provided that Contractor shall not waive relief for an Excusable Event unless Contractor fails to provide the original written notice to Owner under Section 7.2(i) within thirty (30) days after Contractor becomes aware of the occurrence of such Excusable Event. Subject to the foregoing, in the event of a failure of Contractor to comply in all material respects with the terms of this Article, then Contractor shall be deemed to have waived any claim relating to such Excusable Event and Contractor shall not be entitled to an extension of time or an increase in the Contract Price on account thereof. Upon satisfaction by Contractor of the terms and conditions of this Article, Owner and Contractor shall exercise good faith efforts to agree on the extent to which the Work has been delayed on account of any such Excusable Event. Once the Parties have mutually agreed as to the extent of such delay, they shall enter into a Change Order reflecting their agreement as to the equitable adjustment in the Milestone Schedule, including the Guaranteed Substantial Completion Date and/or Contract Price. If the Parties are unable to agree upon an equitable adjustment in the Milestone Schedule, including the Guaranteed Substantial Completion Date and/or Contract Price, then such matter shall be resolved in accordance with Article 18.
7.5    Force Majeure Deductible. Notwithstanding anything herein to the contrary, Contractor shall only be entitled to an adjustment of the Contract Price in connection with a Force Majeure Event in the event and solely to the extent that Contractor incurs demonstrated actual and reasonable costs of more than [***] U.S. Dollars ($[***]) resulting from all Force Majeure events in the aggregate (the “Force Majeure Deductible”) (after which, for avoidance of doubt, all documented actual and reasonable costs incurred by Contractor from subsequent Force Majeure events will be compensated without the need to meet any monetary threshold for the particular event), Contractor hereby agreeing to absorb such Force Majeure Deductible, provided that no such costs under this Section 7.5 shall include costs for loss or damage to the Work for which Contractor has risk of loss and for which it has received (or is entitled to receive) proceeds of insurance.
7.6    Rights Limited. The rights and remedies set forth in this Article 7, plus any other impacts the Parties agree to address per a Change Order (e.g., impacts to Performance Guarantees), shall be Contractor’s sole and exclusive rights and remedies in the event of an occurrence of an Excusable Event, and Contractor hereby waives all other rights and remedies at law and/or in equity that it might otherwise have against Owner on account of an Excusable Event.
ARTICLE 8

CHANGE ORDERS
8.1    Change Order. A “Change Order” is a written instrument signed by Owner and Contractor, stating their mutual agreement upon all of the following: (i) a change in the Work, if any; (ii) the amount of the adjustment in the Contract Price, if any; (iii) the extent of the adjustment in the Milestone Schedule, if any; and (iv) any other appropriate modifications to this Agreement given the matter in question. Each Change Order shall be substantially in the form attached hereto as Exhibit Y.
8.2    Change Order Process. (a) Contractor Initiated Change: Contractor shall only have the right to request a Change Order on account of an Excusable Event in accordance with Article 7. Contractor shall submit to Owner a draft Change Order. If an Excusable Event will cause an increase or decrease in Contractor’s cost or time for performance, Contractor shall so identify those changes in Contractor’s request. Contractor’s request must include supporting documentation reasonably requested by or necessary for Owner to evaluate Contractor’s proposal. If Owner agrees with the Claim described in Contractor’s request, the Parties will negotiate an equitable adjustment to the Contract Price or the Milestone Schedule, or both, with the adjustment to be reflected in a Change Order. Contractor, however, shall proceed as directed in writing by Owner pending such agreement. Owner will not be liable to Contractor for any Claims for damages, including on account of lost profits, arising from a decrease in the Work. No change is effective without a Change Order issued or executed by Owner. Contractor may not suspend, in whole or in part, performance of the Work during any dispute over any Change Order request.
(b)    Owner Initiated Change: Owner may request additions, deletions, reductions in scope or other changes to the Work. If Owner so desires to change the Work, it shall submit a change request to Contractor in writing. Within ten (10) Business Days of its receipt of any such request (unless otherwise extended by mutual agreement of the Parties), Contractor shall review the request and advise Owner of the feasibility of the requested change, and shall submit a proposal to Owner stating (i) the increase or decrease, if any, in the Contract Price which would result from such change, (ii) the effect, if any, upon the Milestone Schedule by reason of such proposed change, and (iii) any other appropriate modifications impacting to this Agreement as a result of such requested change, including (if applicable) to the Performance Guarantees or Contractor’s Warranty. Contractor’s proposal must include supporting documentation reasonably requested by or necessary for Owner to evaluate Contractor’s proposal. Any adjustment arising out of a Change Order shall be negotiated equitably by Owner and Contractor on a Shared Information Basis. Contractor shall cause its Project Manager to make itself available and to use reasonable efforts to meet or otherwise confer with Owner to discuss any Change Order request, Contractor’s proposal, and the estimates therein contained, and to answer any questions or clarify any information provided with respect thereto. Owner or the Owner’s Manager may request that Contractor’s Project Manager provide additional reasonable information or further information and data to the extent Contractor has failed to provide such information and data required to be provided or if there are errors, mistakes, or omissions in any information or data previously provided as part of the estimates contained in Contractor’s proposal. Owner shall have three (3) Business Days to accept or reject in writing Contractor’s proposal in relation to the requested change. If Owner accepts Contractor’s proposal within such three (3) Business Day period, Owner and Contractor shall execute a Change Order reflecting the requested change in the Work and any agreed upon adjustments, if any, including those in the Contract Price and the Milestone Schedule or other impacts to the Work. In the event Owner disagrees with Contractor’s proposal, then Owner shall notify Contractor that Owner has decided to withdraw its requested change. Should Owner fail to respond to within such three (3) Business Day period, Owner shall be deemed to have withdrawn its requested change. Contractor, however, shall proceed as directed in writing by Owner pending such agreement on the Change Order or required response from Owner. Owner will not be liable to Contractor for any decrease in the Contract Price arising from a decrease in the Work. No change is effective without a Change Order signed by Owner. If Owner and Contractor cannot agree on the price for such Change Order, Owner may, at its option, direct Contractor to proceed with Owner’s requested addition or other change to the Work on a time and materials basis calculated, without contingency, on a Shared Information Basis based on the rates set forth in Exhibit V to the extent applicable plus a markup of eighteen percent (18%) for general and administrative expenses and profit. Contractor may not suspend, in whole or in part, performance of the Work during any dispute over any Change Order request or an Owner’s direction to proceed or during the review and negotiation of any Change Order based thereon (or any adjustment to the Contract Price or Milestone Schedule to be set forth therein) or on account of any dispute regarding amounts claimed to be owed to Contractor under this Agreement, unless directed to do so by Owner. If directed by Owner to proceed with Owner’s requested addition or other change to the Work, a disputed item, or a dispute of whether Work is in or out of the scope of Work required of Contractor hereunder, pending review and agreement upon such Change Order adjustments or resolution of such dispute, Contractor shall (without waiving any rights or remedies with respect to such change or dispute) do so.
(c)    Estimate of Impacts: In estimating the impact of a proposed Change Order, Contractor shall ensure that it has properly accounted for all cost and time impacts arising from or related to the proposed Change Order, including cumulative impacts associated with all previous Change Orders. Contractor’s acceptance of payment under a Change Order or Contractor’s agreement to a Change Order constitutes a waiver of all of Contractor’s Claims related to or arising from that Change Order or Claims arising out of or relating to cumulative impacts of that Change Order and any previous Change Order.
8.3    Contents of Change Order. The draft Change Order shall include: (i) a technical description of the proposed change in such detail as Owner may reasonably require, (ii) a lump sum firm price adjustment (increase or decrease) in the Contract Price, if any, caused by the proposed change, (iii) all potential effect(s), if any, on the time for Substantial Completion, or any other schedule or dates for performance by Contractor hereunder, caused by the proposed change, and (iv) all potential effect(s), if any, on Contractor’s ability to comply with any of its obligations hereunder, including Contractor’s Warranties and Performance Guarantees, caused by the proposed change.
8.4    Owner Approval Required. All changes to the Work in any Change Order will not be effective until signed by Owner.
ARTICLE 9

WARRANTY
9.1    Warranty. Contractor warrants to Owner that:

(i)	all of its professional services (including, without limitation, design and engineering services) will be performed in accordance and conformity with the Requirements of this Agreement, including, without limitation, Applicable Law, Permits, Applicable Codes and Standards, Prudent Industry Practices and in a good and workmanlike and professional manner.

(ii)
the Work, including all Equipment and the Facility, and each component thereof (a) shall be: (i) new, undamaged, complete, of good quality, fit for the purposes specified in this Agreement and of suitable grade for the intended function and use as specified in this Agreement; (ii) capable of performing in a good and workmanlike manner; (iii) in accordance with all of the Requirements and specifications of this Agreement, including in accordance with Prudent Industry Practices, Applicable Law, Permits and Applicable Codes and Standards; (iv) free from encumbrances to title (other than Permitted Liens); (v) free from defects in material and workmanship, including, without limitation, those caused by a breach of Section 9.1(i); (vi) with respect to Equipment or any component of Equipment, composed and made of only proven technology, of a type in commercial operation at the effective date of this Agreement; (vii) capable of operating in accordance with all Requirements of this Agreement (including Applicable Law, Applicable Codes and Standards and the required emissions criteria) and (viii) engineered and designed, subject to the professional standard of care set forth in Section 9.1(i), without any defects or deficiencies that materially and adversely affect (A) the mechanical, electrical or structural integrity of the Facility, (B) the performance of the Facility or (C) the continuous, safe, reliable and prudent operation of the Facility during its design life, and (b) shall not infringe upon the Intellectual Property Rights of any third party.

(the foregoing warranties being collectively, the “Warranty”).
Nothing in this Warranty, including compliance with Prudent Industry Practices, Applicable Law, Permits or Applicable Codes and Standards, shall be interpreted to require any obligation by Contractor with respect to emissions or noise compliance for the Facility other than Contractor’s obligation to achieve the Guaranteed Emissions and the Guaranteed Noise levels as set forth in the Performance Guarantees.
The Warranty is independent of the Minimum Performance Criteria and the Performance Guarantees set forth in this Agreement. Any Work, or component thereof, that is not in conformity with any Warranty is defective (“Defective”) and contains a defect (“Defect”).
9.2    Warranty Period. The “Warranty Period” means the period commencing upon the Substantial Completion Date and ending one (1) year thereafter. The Warranty Period for corrected, redesigned, repaired, replaced or reperformed Defective Work will be extended for one (1) year from the date of the completion of the correction, redesign, repair, replacement or reperformance of the Defect. However, in no event shall the Warranty Period for any part of the Work, including the Corrective Work and Warranty obligations under this Agreement, extend beyond the second (2nd) anniversary of the Substantial Completion Date.
9.3    Breach of Warranty.(a) If, at any time prior to the expiration of the Warranty Period (or within the additional period referenced in Section 9.2 as to any Work which has been redesigned,

repaired, replaced, reperformed or otherwise corrected and then re-warranted) (i) Contractor has knowledge of any failure or breach of the Warranty, or (ii) Owner shall discover any failure or breach of the Warranty, Contractor shall, upon written notice from Owner, at Contractor’s sole cost and expense, immediately and on an expedited basis correct such Defective Work and, subject to Section 2.12(f) any other portions of the Facility damaged or affected by such Defective Work, whether by repair, replacement or otherwise (“Corrective Work”) (which Corrective Work shall include any necessary removal, disassembly, reinstallation, repair, replacement, reassembly, reconstruction, retesting and/or reinspection of any part or portion of the Work or re-performance of Contractor’s professional services, and otherwise cause the Work to comply fully with the Warranty, the Requirements and this Agreement). All parts and components employed in repairs and replacements shall have a level of quality and workmanship equivalent to or greater than that required of the Work as initially installed under this Agreement. Any Corrective Work performed by Contractor pursuant to this Section 9.3 shall be commenced promptly and completed in accordance with the Agreement on an expedited basis. If two or more failures shall occur in the same part or component of the Equipment (whether or not the failure occurs prior to or during the Warranty Period, as the same may be extended as provided herein) then Contractor shall perform a root cause analysis investigation of such failures, regardless of whether the Warranty Period shall have expired, and share the results thereof with Owner. The cost of the root cause analysis investigation performed by Contractor pursuant to this Section 9.3 shall be at Contractor’s sole expense, and Contractor shall submit, as part of its root cause analysis investigation and report, sufficient design and performance calculations related to such part or component failure. Unless Contractor can demonstrate to Owner the failure was not attributable to a defect or other breach of Warranty as set forth above, Contractor shall remedy, at Contractor’s sole cost and expense, the cause, and not just the effect, of such failure or breach. Contractor shall be responsible for the costs of performing the removal of any Defective or damaged parts and for the installation of any repaired or replacement parts (including the costs of opening and closing the Equipment and Facility).  Contractor shall also be responsible for the costs associated with (i) shipping any parts to be repaired or replaced to the place of repair or disposal, as the case may be, and (ii) the costs of shipping any repaired or replacement parts to the Site, including, but not limited to, any customs duties or similar levies which may be assessed as a result of the shipment of any such repaired or replacement parts. Contractor shall use commercially reasonable efforts to remedy any such failure or breach so as to minimize revenue loss to Owner and to avoid disruption of Owner’s operations at the Site. In the event Contractor fails to initiate and diligently pursue corrective action within five (5) Days of Contractor’s receipt of Owner’s notice (or submit a corrective action plan to Owner within such five (5) Day period and diligently pursue the proposed corrective action within ten (10) Days of the submittal of such plan), Owner may undertake such corrective action at Contractor’s expense. Contractor shall be liable for all actual, documented costs, charges and expenses incurred by Owner in connection with such repair or replacement and shall pay to Owner within thirty (30) Days of receipt of Owner’s invoice therefor (and appropriate substantiating documentation) an amount equal to such costs, charges and expenses. Contractor will be provided access to the Facility sufficient to perform its Corrective Work, so long as such access does not unreasonably interfere with the operation of the Facility and subject to any reasonable security or safety requirements of Owner.
9.4    Subcontractor Warranties. Contractor shall, without additional cost to Owner, use commercially reasonable efforts to obtain warranties from Subcontractors that meet or exceed the requirements of this Agreement and shall cause such warranties to be freely assignable to Owner at the end of the Warranty Period (or upon expiration or termination of this Agreement, if earlier), without consent or approval, upon notice to the Subcontractor; provided, however, Contractor shall not in any way be relieved of its responsibilities and liability to Owner under this Agreement, regardless of whether such Subcontractor warranties meet the requirements of this Agreement, as Contractor shall be fully responsible and liable to Owner for its Warranty and Corrective Work obligations and liability under this Agreement for all Work. All such warranties shall be deemed to run to the benefit of Owner and Contractor. To the extent that any such Subcontractor warranties extend beyond the expiration of the Warranty Period (including, without limitation, the warranties provided by General Electric under the Power Island Supply Agreement), such warranties, with duly executed instruments assigning the warranties to Owner, shall be delivered by Contractor to Owner prior to the expiration of the Warranty Period and as a condition of returning the Letter of Credit upon the expiration of the Warranty Period pursuant to Section 6.9(d). Upon assignment, all warranties provided by any Subcontractor shall be in such form as to permit direct enforcement by Owner against any Subcontractor whose warranty is called for. Contractor agrees that Contractor’s Warranty, as provided under this Article 9 shall apply to all Work regardless of the provisions of any Subcontractor warranty, and such Subcontractor warranties shall be in support of, and not a limitation of, such Contractor’s Warranty. This Section 9.4 shall not in any way be construed to limit Contractor’s Warranty or other obligations under this Agreement for the entire Work, including its obligation to enforce Subcontractor warranties.
9.5    General Electric Warranty. Notwithstanding anything in the contrary in this Article 9, with respect to the GE Equipment provided pursuant to the Power Island Supply Agreement, Contractor hereby provides the same warranty, subject to the same conditions, as that provided for in Article 9 of the Power Island Supply Agreement, mutatis mutandis; provided, however, that the expense of refinishing, uncovering, or of removal and replacement, as the case may be, and of making good other Work that is not part of the General Electric scope of supply pursuant to the Power Island Supply Agreement affected by such removal and replacement shall be borne by Contractor and no extension of time or increase in the Contract Price will be allowed in connection therewith and provided that the foregoing shall in no event limit the Warranty Period with respect to defects in the GE Equipment to the extent such defect is contributed to, or is a result of, the acts or omissions of Contractor or its Subcontractors; and provided that such warranty shall be in addition to, and not a limitation of, Contractor’s Warranty and nothing herein shall imply that Owner’s recourse against Contractor with respect to such warranty is subject to, or limited to the extent of, Contractor’s recovery under its corresponding warranty from General Electric under the Power Island Supply Agreement.
9.6    Primary Liability. Contractor shall have primary liability with respect to the Warranties set forth in this Agreement, whether or not any Defect is also covered by a warranty of a Subcontractor or other third party, and Owner need only look to Contractor for corrective action. In addition thereto, the Warranty expressed herein shall not be restricted in any manner by any warranty of a Subcontractor or other third party, and the refusal of a Subcontractor or other third party to provide a warranty or to correct Defective Work shall not excuse Contractor from its liability as to the Warranty provided herein.

9.7    Exclusions. The warranties set forth in this Article 9 shall not apply to damage to any Work, to the extent: (i) that such damage is caused by improper repairs or alterations or misuse by Owner; (ii) that Owner’s operation or maintenance of the Work or any component thereof was not in compliance with a material requirement of the O&M Manuals delivered by Contractor to Owner (or Prudent Industry Practices in the absence of Owner having received all or any portion of the O&M Manuals or if such manuals do not provide sufficient guidance) or (iii) that damage is due to normal wear and tear of the Facility.
9.8    Exclusive Remedies and Warranties. (a) EXCEPT FOR ANY EXPRESS WARRANTIES UNDER THIS AGREEMENT (INCLUDING THE WARRANTY), THE PARTIES HEREBY DISCLAIM ANY AND ALL OTHER WARRANTIES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND THE PARTIES AGREE THAT THE REMEDIES SET FORTH IN THIS AGREEMENT ARE OWNER’S EXCLUSIVE REMEDIES FOR A BREACH OF WARRANTY DISCOVERED AFTER SUBSTANTIAL COMPLETION OR ANY OTHER CLAIM FOR DEFECTIVE WORK DISCOVERED AFTER SUBSTANTIAL COMPLETION, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE; PROVIDED, THAT SUCH LIMITATION WILL NOT LIMIT THOSE RIGHTS OR REMEDIES AVAILABLE TO OWNER TO REDRESS CONTRACTOR’S FAILURE TO SATISFY OTHER OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING CONTRACTOR’S INDEMNITY OBLIGATIONS.
(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AGREEMENT, ANY CLAIMS WITH RESPECT TO THE FACILITY FAILING TO ACHIEVE ANY “MINIMUM LIFE OF”, “DESIGN LIFE”, “SERVICE LIFE” OR “LIFE OF” REQUIREMENT CONTAINED IN EXHIBIT A, SECTIONS 01600.16.7, 01630.25.2.4, 01624.3.1, 01624.3.6 OR 01624.11 OF THIS AGREEMENT MUST BE MADE PRIOR TO THE END OF THE WARRANTY PERIOD (AS THE SAME MAY BE EXTENDED) OR ARE HEREBY WAIVED BY OWNER.
ARTICLE 10

INSURANCE
Contractor (and its Subcontractors) and Owner shall provide and maintain the insurance and waivers of subrogation specified in Exhibit L in accordance with the terms and provisions thereof.
ARTICLE 11

INDEMNITY
11.1    General Indemnification. (a) Without limitation of the other indemnification obligations of Contractor under this Agreement, Contractor hereby agrees to indemnify, defend and hold harmless Owner, its Affiliates, the Owner’s Engineer, the Independent Engineer, the Lenders, and the respective directors, officers, members, managers, professional advisors, employees and agents of any of the foregoing (each an “Owner Indemnified Party”) and the Owner’s and Lender’s title insurance company(ies) with respect to subpart (iv) below, from and against any and all Losses incurred or suffered by any Owner Indemnified Party or such title company to the extent arising out of any of the following: (i) personal injury to or death of any person, or damage to any Third Party tangible property to the extent caused by the negligence or willful misconduct of Contractor, its Subcontractors, or any Person or entity directly employed by any of them, or any Person or entity for whose acts any of them are liable in connection with the performance of the Work, or their respective officers, employees and agents; (ii) actual or alleged violation, misappropriation or infringement by the Work of any Intellectual Property Right or unauthorized disclosure or use of trade secrets by Contractor, any Subcontractors, or any Person or entity directly employed by any of them, or any Person or entity for whose acts any of them are liable in connection with the performance of the Work, or their respective officers, employees and agents, provided that the foregoing shall not apply to any information or technology furnished by Owner or that Owner directs Contractor to incorporate into the Facility in connection with a modification of the Work by Owner after the Effective Date (which claim would not have occurred but for such modification by Owner), provided that Contractor’s indemnity as to any actual or alleged violation, misappropriation or infringement of any Intellectual Property Right or unauthorized disclosure or use of trade secrets with respect to the General Electric scope of supply provided under the Power Island Supply Agreement shall be as provided in Section 12.4 of this Agreement; (iii) Claims, including fines and penalties, asserted by a Governmental Authority due to actual or alleged violation of Applicable Law or safety requirements (or, solely with respect to portions of the Work that are not the responsibility of General Electric under the Power Island Supply Agreement, Applicable Codes and Standards) by Contractor, its Subcontractors, or any Person or entity directly employed by any of them, or any Person or entity for whose acts any of them are liable in connection with the performance of the Work, or their respective officers, employees and agents; (iv) the filing of a lien, or other encumbrance (excluding Permitted Liens), on all or part of the Facility or Site by Contractor, a Subcontractor, a Supplier, or any Person or entity directly employed by any of them, or any Person or entity for whose acts any of them are liable in connection with the performance of the Work, or their respective officers, employees and agents; (v) Claims, including fines and penalties, asserted by a Governmental Authority due to Contractor’s nonpayment of any Taxes or withholding for which Contractor is contractually liable under this Agreement; (vi) Contractor’s failure to make payments (provided this payment obligation shall not apply to the extent that such failure results from Owner’s failure to have paid Contractor undisputed amounts due under this Agreement and Owner has failed to cure such non-payment) or otherwise comply with its obligations under any agreements with its Subcontractors or Suppliers; (vii) Contractor’s breach of the warranty and guarantee set forth in Section 2.12(b) (which warranty and guarantee excludes Permitted Liens) or (viii) Contractor’s, its Subcontractor’s or any Person’s for whom any of them may be responsible transportation, handling, release, treatment, generation, disposal, discharge, use or storage of any Hazardous Substance brought on the Site by Contractor, a Subcontractor or any Person or entity directly employed by any of them, or any Person or entity for whose acts any of them are liable in connection with the performance of the Work, or their respective officers, employees and agents, or any exacerbation (but only to the extent of such exacerbation by Contractor, a Subcontractor or any Person or entity directly employed by any of them, or any Person or entity for whose acts any of them are liable in connection with the performance of the Work) of any Pre-Existing Hazardous Substance disclosed in the Environmental Reports or otherwise known to Contractor, a Subcontractor or any Person or entity directly employed by any of them, or any environmental condition caused by Contractor, a Subcontractor or any Person or entity directly employed by any of them, or any Person or entity for whose acts any of them are liable in connection with the performance of the Work, or their respective officers, employees and agents.
(b)    Owner hereby agrees to indemnify, defend and hold harmless Contractor, its Affiliates, and their respective directors, officers, employees and agents (each a “Contractor Indemnified Party”), from and against any and all Losses incurred or suffered by any Contractor Indemnified Party to the extent arising out of any of the following: (i) personal injury to or death of any person, or damage to any Third Party tangible property (as used in this clause (i), the term “Third Party tangible property” shall exclude Contractor’s or Subcontractor’s Construction Aids, the Facility and any Work to be incorporated into the Facility), to the extent caused by the negligence or willful misconduct of Owner or any Person or entity directly employed by Owner, or any Person or entity for whose acts Owner is liable (excluding Contractor and its Subcontractors); (ii) any Hazardous Substances properly brought to the Site by Contractor or its Subcontractors in quantities necessary for the performance of the Work of which Owner had knowledge of the same and which were subsequently released or discharged by Owner or any Person or entity for whose acts Owner is liable (excluding Contractor and its Subcontractors), but only to the extent of such release or discharge by Owner or such Person or entity for whose acts Owner is liable; (iii) any Pre-Existing Hazardous Substances existing at the Site as of the Effective Date (excluding those circumstances in which Contractor owes an indemnity for the same under Section 11.1(a)(viii)); or (iv) Claims brought directly against Contractor by any lessors or owners of the Project, Facility or Site that are not parties to this Agreement (other than Claims brought or that are entitled to be brought pursuant to the Agreement) to the extent such Claims are in excess of those that would have been incurred had such lessor or owner agreed to limit or waive Contractor’s liability to the same extent such liability is waived or limited under the terms of this Agreement.
(c)    Owner hereby agrees to indemnify, defend and hold harmless the Contractor Indemnified Parties from and against any and all Losses incurred or suffered by any Contractor Indemnified Party for Claims brought pursuant to the Power Island Supply Agreement by General Electric or a “Supplier Indemnified Party” under and as defined in the Power Island Supply Agreement, to the extent arising out of any of the following: (i) the failure by Owner to obtain the Owner Permits pursuant to Section 2.6 of the Power Island Supply Agreement (subject to Contractor’s obligations under Section 2.6(b) of this Agreement); (ii) the failure of Owner to provide insurance required by Section 10.6 of the Power Island Supply Agreement; (iii) nonpayment of any taxes or withholding for which Owner was responsible under the Power Island Supply Agreement prior to execution of the Assignment, Assumption and Consent Agreement (and excluding any Contractor Taxes hereunder); (iv) any Pre-Existing Hazardous Substances existing at the Site as of the Effective Date (excluding those circumstances in which Contractor owes an indemnity for the same under Section 11.1(a)(viii)); and (v) Owner’s failure to fulfill a Retained Obligation or, to the extent allocable to Owner, a Shared Obligation for reasons other than a breach by General Electric of the Power Island Supply Agreement; provided that such indemnification, defense and hold harmless obligations of Assignor in clauses (i) – (v) above shall exclude any Losses to the extent arising out of or relating to any breach by Contractor or its Subcontractors of Contractor’s obligations under the Power Island Supply Agreement or this Agreement. The obligations of this Section 11.1(c) shall not be lessened or abrogated by the execution of Assignment, Assumption and Consent Agreement.

11.2    Comparative Negligence. It is the intent of the Parties that where negligence is determined to have been joint or contributory, principles of comparative negligence will be followed and each party shall bear the proportionate cost of any loss, damage, expense or liability attributable to that party’s negligence.
11.3    Third Parties Defined. “Third Party” or “Third Parties” under this Agreement shall mean any and all Person(s) that are not a party to this Agreement other than (i) Owner Indemnified Parties, Contractor Indemnified Parties, or their respective successors or assigns, (ii) any entity with an equity or security interest in Owner and its Affiliates’ assets or property, or (iii) any other entity that seeks to claim as a third party beneficiary of the Owner. No portion of the Work, Equipment or the Facility is Third Party property for the purposes of this Agreement.
11.4    Indemnification Procedure. Promptly after receipt by an Indemnified Party of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in this Article 11 may apply, the Indemnified Party shall notify the Indemnifying Party in writing of such fact; provided, however, the rights of the Indemnified Party pursuant to this Article 11 shall not be limited by the failure to give the Indemnifying Party notice, except to the extent the Indemnifying Party can demonstrate that said failure has a material adverse effect on the defense of the matter. The Indemnifying Party shall, at its sole cost and expense, assume on behalf of the Indemnified Party, and conduct with due diligence and in good faith, the defense thereof; provided, however, the Indemnified Party shall have the right to be represented therein by advisory counsel of its own selection and at its own expense; and provided, further, if the defendants in any such action include both the Indemnifying Party and the Indemnified Party, and, in the opinion of reputable counsel, there may be a conflict of interest with the Indemnifying Party, the Indemnified Party shall have the right (at the Indemnifying Party’s expense) to select separate counsel to participate in the defense of such action on its own behalf and to assert any additional or inconsistent defenses. The Indemnifying Party shall control the defense and settlement of all Claims over which it has assumed the defense; provided, however, that the Indemnifying Party shall not conclude any settlement that affects an Indemnified Party or any of its Affiliates without the prior approval of Indemnified Party; provided, however, that the Indemnifying Party may settle the action, provided that the Indemnifying Party does not agree, without the consent of the Indemnified Party, to any compromise or settlement that is not an unconditional release of the Indemnified Party from all liabilities other than the payment of any money that will be paid by Indemnifying Party or which places any obligation or covenant on an Indemnified Party or any of its Affiliates or would require an admission of fault on the part of an Indemnified Party.
11.5    Failure to Defend Action. If any claim, action, proceeding or investigation arises as to which the indemnity provided for in this Article 11 applies, and after receipt of written notice thereof the Indemnifying Party fails to assume the defense of such claim, action, proceeding or investigation within a reasonable period of time, then the Indemnified Party may, upon ten (10) Business Days’ (or less, if a response to such claim is required in such time) written notice to the Indemnifying Party, and at the Indemnifying Party’s expense, contest such claim, with the Indemnifying Party remaining obligated to indemnify the Indemnified Party under this Article 11.

11.6    Survival. The indemnities set forth in this Article 11 shall survive the termination or expiration of this Agreement.
ARTICLE 12

INTELLECTUAL PROPERTY
12.1    Ownership of Documents. Subject to Section 12.2 below, all specifications, schedules, plans, reports, drawings, exhibits, design documentation (including all media and calculations), computer files, software, books and records, as-built drawings, manuals, and other documents and other work product prepared by or on behalf of Contractor for Owner and which is furnished or required to be furnished to Owner pursuant to this Agreement, whether in tangible or intangible or electronic form (collectively, the “Deliverables”), are the property of Owner, and such Deliverables shall be owned by Owner irrespective of any copyright notices or confidentiality legends to the contrary which may have been placed in or on the same. If not previously delivered, Contractor shall deliver such Deliverables to Owner upon its request upon any termination of this Agreement or in any event upon completion of the Work.
12.2    Irrevocable License. All Intellectual Property Rights in or relating to the Work, including any incorporated into any of the Deliverables, shall remain the sole property of Contractor or its respective Subcontractors and Suppliers, subject to the license herein granted. With respect to the Deliverables and other Intellectual Property Rights used or delivered in the performance of the Work, Contractor hereby grants to Owner (for use by Owner and its employees, contractors and agents) an irrevocable, perpetual, nonexclusive, royalty-free, fully paid-up, transferable (subject to the limitations in Section 12.5), world-wide license to use such Intellectual Property Rights included or contained in or incorporated into the Deliverables in connection with the construction, operation, maintenance, repair, modification, completion of the Work in the event of termination, installation, erection, startup, commissioning, training of personnel, addition, improvement, alteration and decommissioning of the Facility, and any component thereof (collectively, the “Permitted Purposes”). Owner may, further, at no cost to Owner, use such Deliverables for the maintenance and repair of (and for additions, improvements, changes or alterations to) the Facility. The foregoing rights include the rights to retain, copy, execute, modify, create derivative works of, and otherwise use copies of the Deliverables and the Intellectual Property Rights and the information contained therein or related thereto for the Permitted Purposes with respect to the Facility and as otherwise provided in this Agreement. Notwithstanding the foregoing, Owner acknowledges that the Deliverables are prepared and furnished by Contractor pursuant to this Agreement and are not intended or represented to be suitable for use or reuse by Owner or others on any project other than the Project or on any future projects. Any use or reuse on any project other than the Project or on any future project without prior written verification or adaption by Contractor for the specific purpose intended will be at Owner’s sole risk and without liability or legal exposure to Contractor.
12.3    Proprietary Calculations. To the extent required in writing by a Governmental Authority for purposes relating to the Facility, Contractor will (and will use its commercially reasonable efforts to cause all applicable Subcontractors to) provide confidential or proprietary design calculations and other formulas not otherwise provided hereunder (collectively, “Proprietary

Calculations”) to the Governmental Authority. All such Proprietary Calculations may be disclosed solely to the extent required by a Governmental Authority.
12.4    Subcontractor Licenses. With respect to the Intellectual Property Rights owned or used by Subcontractors in performance of the Work, Contractor shall procure for Owner an irrevocable, perpetual, nonexclusive, royalty-free, fully paid-up, transferable (subject to the limitations in Section 12.5), world-wide license to use such Intellectual Property Rights in connection with the Permitted Purposes to the same extent as the license provided by Contractor under Section 12.2, and shall cause any applicable Subcontractor to execute any documents reasonably requested by Owner to evidence the foregoing; provided, however, solely with respect to Owner’s right to use the Intellectual Property Rights in connection with the addition, improvement or alteration of the Facility or any component thereof, Contractor’s obligation shall be to use commercially reasonable efforts to obtain such license rights, and in the event Contractor cannot obtain a substantially similar license from such a Subcontractor in connection with the addition, improvement or alteration of the Facility or any component thereof, Contractor will promptly notify Owner and the Parties shall work together in good faith and in an expedited manner to obtain a license adequate to support all of the Permitted Purposes. Notwithstanding the requirements of Section 11.1(a)(ii) and Article 12, with respect to intellectual property matters relating to or arising from the General Electric scope of supply provided pursuant to Power Island Supply Agreement, Contractor hereby provides only those same ownership and license rights and corresponding indemnity rights, limitations and obligations that are provided to Contractor (as assignee of Owner) in the Power Island Supply Agreement, mutatis mutandis. In the event that any Third Party claims an actual or alleged violation, misappropriation or infringement by the General Electric scope of supply provided pursuant to Power Island Supply Agreement of any Intellectual Property Right or unauthorized disclosure or use of trade secrets by General Electric or its subcontractors for which Contractor provides an indemnity under this Agreement, then Contractor covenants to use commercially reasonable efforts to enforce General Electric’s indemnity obligations under the Power Island Supply Agreement with respect to such a Claim, but Contractor’s liability to Owner for such a Claim shall be limited to Contractor’s actual recovery from General Electric on account thereof; provided, however, that Contractor and Owner shall cooperate reasonably in pursuing General Electric with respect to such Claim, and if requested by Owner, Owner may take an assignment from Contractor of its indemnity claim against General Electric for such matter, whereupon (i) Owner may pursue the indemnity claim against General Electric directly for Owner’s own account and (ii) Contractor shall not have any further liability to Owner under this Agreement with respect to such Claim.
12.5    Transfer and Assignment. The licenses and rights granted to Owner herein and the tangible and intangible forms of the Deliverables provided to Owner may be transferred, assigned, or sublicensed, without Contractor’s consent, to any Person to whom the Facility (or the development rights thereto) or this Agreement is sold, leased, assigned, or otherwise transferred and to any transferee, assignee, and successor in interest of Owner.
12.6    Warranty. Contractor warrants that: (a) all Intellectual Property Rights that may exist in the Deliverables furnished hereunder in connection with the Work are now (or shall at their incorporation into the Work be) vested in Contractor or (b) Contractor will be able to grant Owner the license rights referred to in Section 12.2 so that Owner may timely, and as it may reasonably require, exercise such rights in connection with the Facility.
12.7    Claim of Infringement. If Owner or any of the Work, the Facility, or component thereof becomes subject to a Claim of infringement or misappropriation identified in Section 11.1(a)(ii), or if Contractor believes that it may be subject to such a Claim, Contractor shall remedy such Claim at its expense and at its option by any reasonable means, including: (i) replacing or modifying the allegedly infringing or misappropriated element(s), or (ii) securing for Owner the right to continue to use such element(s), in each case without loss of functionality and without adversely affecting Facility operations or any license and rights granted hereunder. Contractor shall give prompt written notice to Owner if Contractor believes that any information or technology furnished by Owner or that Owner directs Contractor to incorporate into the Facility infringes or misappropriates any Third Party’s Intellectual Property Rights.
12.8    Injunction. If Owner, any Owner Indemnified Party, or Contractor is enjoined from completing, using, operating, or otherwise enjoying the Facility or any part thereof, or from any Permitted Purpose of any Deliverable or any Intellectual Property Rights as a result of any Claim identified in Section 11.1(a)(ii), Contractor shall exercise its best efforts to have such injunction removed at no cost to Owner or any applicable Owner Indemnified Party. Any failure to secure the removal of such injunction shall not constitute a Force Majeure Event. If Contractor fails to secure the removal of such injunction, it shall continue to defend and remedy such Claim in accordance with Section 11.1(a)(ii).
12.9    No Release. Owner’s acceptance of Contractor’s engineering designs, drawings, or specifications or Contractor’s selection of equipment shall not be construed to relieve Contractor of any obligation under this Article 12.
12.10    Survival. This terms and provisions of this Article 12 shall survive the termination or expiration of this Agreement.
ARTICLE 13

CONFIDENTIALITY
13.1    Confidential and Proprietary Information. Owner and Contractor each agree to keep confidential, and shall not disclose, upon receipt from the other Party, any drawings, plans, specifications, pricing methodologies, pricing information and technical information (i) which is conspicuously and reasonably marked as “proprietary” or “confidential” (including, without limitation, any documentation relevant to an employee of either Party which is so marked), (ii) which is supplied orally with a contemporaneous confidential designation and is confirmed to be “proprietary” or “confidential” in writing within ten (10) days after oral disclosure, or (iii) which is known by the receiving Party to be confidential or proprietary information or documentation of the disclosing Party (collectively, the “Confidential Information”). Owner and Contractor shall use reasonable judgment in determining what constitutes “Confidential Information” and shall reasonably endeavor to minimize the amount of information deemed “Confidential Information”. Each Party agrees to utilize the same standards and procedures with respect to Confidential

Information received from the other Party which it applies to its own confidential information, but not less than reasonable care. Notwithstanding the foregoing, the Parties may grant access to the Confidential Information in accordance with the following terms:

(i)
the Parties may disclose Confidential Information to their respective Affiliates and the respective officers, directors, employees, advisors and counsel of such Parties and their Affiliates; provided that each Party shall cause any such Affiliate, officer, director, employee, advisor or counsel of such Party to keep the Confidential Information confidential and shall not disclose the same to any other Person (except another Person described in this Section 13.1(i)) without the prior written consent of the disclosing Party.

(ii)
the Parties may disclose Confidential Information to their contractors, subcontractors (including Subcontractors), consultants, representatives and agents whose access is necessary for the proper performance of the Parties’ respective duties and obligations under this Agreement so long as any such disclosure shall be limited to such Confidential Information as any such contractor, subcontractor (including any Subcontractor), consultants, representative or agent requires in order to properly perform the respective duties and obligations under this Agreement, but only if such contractor, subcontractor, consultant, representative or agent agrees: (i) to keep the Confidential Information confidential on terms substantially similar to this Article 13; (ii) not to disclose the same to any other Person without the prior written consent of the disclosing Party and (iii) not to use any Confidential Information for any purpose other than as provided in this Section 13.1(ii).

(iii)
Owner may disclose Confidential Information, on a “need to know basis”, to its contractors, subcontractors (including Subcontractors), suppliers, consultants and agents for the completion, repair, operation and maintenance of, and additions, improvements, changes or alterations to, the Facility; but only if such contractor, subcontractor, supplier, consultant or agent agrees: (i) to keep the Confidential Information confidential on terms substantially similar to this Article 13; (ii) not to disclose the same to any other Person without the prior written consent of the disclosing Party, and (iii) not to use any Confidential Information for any purpose other than as provided in this Section 13.1(iii).

(iv)
Owner may also disclose Confidential Information to Lenders and potential Lenders and prospective and actual purchasers of the Facility or direct or indirect interests in Owner, the Independent Engineer and the Owner’s Engineer, on a “need to know basis” so long as any such disclosure shall be: (i) subject to the agreement of any such Lender (or potential Lender) or prospective (or actual) purchaser to keep the Confidential Information confidential on terms substantially similar to this Article 13, (ii) to not disclose the same to any third party (other than its counsel and other consultants) without the prior written consent of Contractor and (iii) not to use any Confidential Information for any purpose other than in connection with the Facility and the development, construction, ownership, leasing, use, operation, maintenance, repair and financing thereof or evaluating and administering its potential or actual extension of credit, or purchase from, or investment in, Owner or the Facility or fulfilling its contractual responsibilities to Owner or a Lender.
13.2    Disclosure of Confidential Information. Notwithstanding anything to the contrary contained herein, the Parties shall have no obligation with respect to any Confidential Information which (i) is or becomes publicly known through no act of the receiving Party in breach of this Agreement, (ii) is approved for release by written authorization of the disclosing Party, (iii) is required to be disclosed by the receiving Party pursuant to a legal process (so long as the receiving Party uses commercially reasonable efforts to avoid disclosure of such Confidential Information, and prior to furnishing such Confidential Information, the receiving Party notifies the disclosing Party and gives the disclosing Party the opportunity to object to the disclosure and/or to seek a protective order), (iv) has been rightfully furnished to the receiving Party without any restriction on use or disclosure and not in violation of the rights of the other Party or was made available to the receiving Party or its representatives on a non-confidential basis prior to its disclosure hereunder, or (v) has been independently developed without use or reliance on the disclosing Party’s Confidential Information. Nothing in this Agreement shall bar the right of either Party to seek and obtain from any court injunctive relief against conduct or threatened conduct which violates the terms of this Article 13.
13.3    Public Relations. Contractor agrees that all public relations matters arising out of or in connection with the Work are the sole responsibility of Owner. Contractor shall obtain Owner’s prior written approval of the text of any public announcements, publications, photographs, or other type of communication concerning the Work which Contractor or its Subcontractors wish to release for publication, which approval may be withheld in Owner’s sole discretion. So long as Contactor complies with the provisions of this Article 13, Contractor may discuss the portions of the Work or Project not constituting Confidential Information on a non-public basis in its normal course of conducting business.
13.4    Survival. Each Party agrees to hold the Confidential Information confidential for the longer of a period of three (3) years from receipt or for a period of two (2) years from the earlier to occur of termination of this Agreement or Final Completion. This terms and provisions of this Article 13 shall survive the termination or expiration of this Agreement.
ARTICLE 14

REPRESENTATIONS AND WARRANTIES OF CONTRACTOR
Contractor hereby represents and warrants to Owner as follows:
14.1    Due Organization; Good Standing. Contractor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and qualified to conduct business in the State of Ohio.
14.2    Due Authorization. The execution, delivery and performance of this Agreement by Contractor have been duly authorized by all necessary corporate action on the part of Contractor and do not and will not require the consent of any trustee or holder of any indebtedness or other obligation of Contractor or any other party to any other agreement with Contractor.
14.3    Execution and Delivery. This Agreement has been duly executed and delivered by Contractor. This Agreement constitutes the legal, valid, binding and enforceable obligation of Contractor, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by principles of equity.
14.4    Governmental Approvals. No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any Governmental Authority is required on the part of Contractor in connection with the execution, delivery and performance of this Agreement, except those which have already been obtained or which Contractor anticipates will be timely obtained in the ordinary course of performance of this Agreement and except for Owner Permits.
14.5    Intellectual Property Rights. Contractor has, or will have prior to incorporation into the Work, all necessary right and authority to grant the license in and to the Intellectual Property Rights granted pursuant to Article 12 (including where necessary, by having obtained the necessary rights and licenses from its Affiliates or Subcontractors or from third party licensors, as the case may be). The Intellectual Property Rights licensed to Owner under this Agreement and the Intellectual Property Rights that Owner will acquire by virtue of purchasing the Work are all of the Intellectual Property Rights that Owner will need to operate, maintain, service and/or transfer the Facility.
14.6    No Litigation. No litigation, investigation, or proceeding of or before any arbitrator or Governmental Authority is pending against or, to the knowledge of Contractor, threatened against or affecting Contractor or any of its properties, rights, revenues, assets, or the Work (a) which could reasonably be expected to have a material adverse effect on the properties, business, prospects, operations, or financial condition of Contractor or (b) which could reasonably be expected to have a material adverse effect on the ability of Contractor to perform its obligations under this Agreement.
14.7    Financial Solvency. Contractor is financially solvent, able to pay all debts as they mature and possesses sufficient working capital to complete the Work and perform its obligations hereunder. Guarantor is financially solvent, able to pay all debts as they mature, and possesses sufficient working capital to perform the obligations required by the Parent Guaranty.
14.8    Qualifications. Contractor is qualified to design, engineer, procure, construct, pre-commission, commission, start-up and test the Facility and has sufficient experience and competence to do so.
ARTICLE 15

REPRESENTATIONS AND WARRANTIES OF OWNER
Owner represents and warrants to Contractor as follows:

15.1    Due Organization; Good Standing; Qualified to do Business. Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and qualified to conduct business in the State of Ohio.
15.2    Due Authorization. The execution, delivery and performance of this Agreement by Owner have been duly authorized by all necessary company action on the part of Owner and do not and will not require the consent of any trustee or holder of any indebtedness or other obligation of Owner or any other party to any other agreement with Owner.
15.3    Execution and Delivery. This Agreement has been duly executed and delivered by Owner. This Agreement constitutes the legal, valid, binding and enforceable obligation of Owner, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by principles of equity.
15.4    Governmental Approvals. No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any Governmental Authority is required on the part of Owner in connection with the execution, delivery and performance of this Agreement, except those which have already been obtained or which Owner anticipates will be timely obtained in the ordinary course of performance of this Agreement and except for Contractor’s Permits.
15.5    No Litigation. No litigation, investigation, or proceeding of or before any arbitrator or Governmental Authority is pending against or, to the knowledge of Owner, threatened against or affecting Owner or any of its properties, rights, revenues, or assets which could reasonably be expected to have a material adverse effect on the properties, business, prospects, operations, or financial condition of Owner such that it could reasonably be expected to have a material adverse effect on the ability of Owner to perform its obligations under this Agreement.
15.6    Ownership of Site and Facility. Owner owns the Site (except that Owner holds easement interests granted by its Affiliate, Ohio River Partners Shareholder LLC, with respect to a portion of the laydown area on the Site and the locations of the river water intake, water supply piping, discharge piping and wastewater outfall), and Owner has not leased or assigned any direct interest in the Facility (other than to its Lenders in connection with the financing of the Facility) as of the Effective Date.
ARTICLE 16

DEFAULT & REMEDIES
16.1    Contractor Default. (a) The occurrence of any one or more of the following matters constitutes a default by Contractor under this Agreement (a “Contractor Default”):

(i)	Contractor shall refuse or persistently fails to provide sufficient properly skilled workers, adequate supervision or materials of the proper quality in order to perform the Work;

(ii)	Contractor shall fail in any material respect to prosecute the Work according to the Project Schedule or other applicable agreed schedule or in a workmanlike, safe and skillful manner;

(iii)	Except as otherwise expressly covered by another Contractor Default set forth in this Section 16.1, any breach of any material duty or obligation of Contractor;

(iv)
Failure of Contractor to perform its obligations under this Agreement such that the Project does not achieve Substantial Completion within 180 days after the Guaranteed Substantial Completion Date (provided that no additional cure period will apply to this Contractor Default);

(v)
Failure of Contractor to perform its obligations under this Agreement such that the Project does not achieve Final Completion within 180 days after the Guaranteed Final Completion Date (provided that no additional cure period will apply to this Contractor Default);

(vi)
Contractor or Guarantor becomes insolvent or generally fails to pay, or admits in writing its inability or unwillingness to pay, its debts as they become due (provided that no additional cure period will apply to this Contractor Default);

(vii)	Contractor or Guarantor makes a general assignment for the benefit of its creditors (provided that no additional cure period will apply to this Contractor Default);

(viii)
Contactor or Guarantor shall commence or consent to any case, proceeding or other action (a) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Contractor or Guarantor or of Contractor’s or Guarantor’s debts under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debts, or (b) seeking appointment of a receiver, trustee or similar official for Contractor or Guarantor or for all or any part of Contractor’s or Guarantor’s property (provided that no additional cure period will apply to this Contractor Default);

(ix)
any case, proceeding or other action against Contractor or Guarantor shall be commenced (a) seeking to have an order for relief entered against Contractor or Guarantor as debtor, (b) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Contractor or Guarantor or Contractor’s or Guarantor’s debts under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors, or (c) seeking appointment of a receiver, trustee, or similar official for Contractor or Guarantor or for all or any part of Contractor’s or Guarantor’s property; and such case, proceeding or action is not dismissed within sixty (60) days thereafter (provided that no additional cure period will apply to this Contractor Default);

(x)
Failure of Contractor to make payment to Owner, when due, of any payment required under this Agreement that is not disputed in good faith by Contractor, including, without limitation, Liquidated Damages;

(xi)	Failure to maintain and, as applicable, amend the Letter of Credit, as required by this Agreement (provided that no additional cure period will apply to this Contractor Default);

(xii)	Failure to pay undisputed amounts to Subcontractors in a timely manner in accordance with their Subcontract;

(xiii)	A dissolution of Contractor or Guarantor (provided that no additional cure period will apply to this Contractor Default);

(xiv)
Any assignment or transfer by Contractor of its rights and obligations under this Agreement without Owner’s prior written consent (provided that no additional cure period will apply to this Contractor Default);

(xv)
Abandonment of the Work, or if within five (5) days after Contractor’s receipt of written notice from Owner stating its belief that Contractor has abandoned all or part of the Work, Contractor has failed to (a) resume diligent performance of the Work or (b) provide reasonable assurances that it has not abandoned all or part of the Work;

(xvi)	Repudiation of any of Contractor’s obligations under this Agreement;

(xvii)	Failure to maintain insurance required under this Agreement (provided that no additional cure period will apply to this Contractor Default);

(xviii)	Contractor’s failure to comply with Applicable Law or Applicable Codes and Standards in the performance of the Work;

(xix)	Failure to discharge, bond over or otherwise remove liens filed by any Subcontractor as required by this Agreement;

(xx)	Contractor’s commission of any willful misconduct;

(xxi)	Contractor’s aggregate liability under this Agreement for any Liquidated Damages either reaches or exceeds any of the limits in Section 19.2;

(xxii)	Any representation or warranty of Contractor contained in this Agreement shall prove to be materially false or intentionally misleading at the time such representation or warranty is made;

(xxiii)
The Parent Guaranty is repudiated by Guarantor or shall cease to be valid, binding or enforceable or if there is a default under such Parent Guaranty, and such default shall persist on the date of written notice thereof from Owner (provided that no additional cure period will apply to this Contractor Default);

(xxiv)	A General Electric Triggered Default (provided that no additional cure period beyond what is provided in the Power Island Supply Agreement will apply to this Contractor Default); or

(xxv)
An “Owner Default” under the Power Island Supply Agreement occurs which is not due to any breach by Owner of the Retained Obligations or, to the extent allocable to Owner, the Shared Obligations (provided that no additional cure period beyond what is provided in the Power Island Supply Agreement will apply to this Contractor Default).

The cure period with respect to the defaults above (other than those stated above as having no cure period) shall be fourteen (14) days after Owner’s written notice to Contractor of Contractor’s Default, but if such Contractor Default cannot be cured with the exercise of reasonable diligence within such fourteen (14) day period such longer cure period as may be necessary to cure such failure, not to exceed ninety (90) days from written notice in total, and provided further that in each case that Contractor has initiated and diligently pursues such cure.
(b)    Upon the occurrence of any Contractor Default, Owner, in addition to its right to pursue any other remedy provided under this Agreement or now or hereafter existing at law or in equity, may, by written notice to Contractor (or Guarantor in the case of (viii) below), and without prejudice to any of its other rights or remedies, (i) draw upon the Letter of Credit and/or withhold amounts due to Contractor up to an amount sufficient to cure such Contractor Default; (ii) take possession of the Site and Facility and of all Equipment, Materials, and Consumables, tools, machinery, submittals and other information owned or held by Contractor but in no event shall Owner have the right to take possession of the Construction Aids absent Contractor’s written approval; (iii) proceed against Contractor in accordance with Article 18; (iv) seek specific performance of Contractor’s obligations under this Agreement to the extent permitted by Applicable Law; (v) either by itself or through others finish the Work by whatever method Owner may deem expedient; (vi) terminate this Agreement; (vii) terminate Contractor’s right to perform all or any portion of the Work; and/or (viii) enforce the Parent Guaranty against Guarantor. If the cost of finishing the Work (including the cost of arranging for completion of the Work and, at Owner’s option, performing such Work on an accelerated basis to preserve as nearly as possible adherence to the Milestone Schedule, including the Guaranteed Substantial Completion Date set forth therein (as may be adjusted pursuant to this Agreement), and performing Contractor’s other obligations under this Agreement, exceeds the unpaid balance of the Contract Price (the amount of such excess referred to herein as “Excess Costs of Cover”), then Contractor, subject to the limitations on Contractor’s liability set forth in Section 19.3, shall pay Owner such Excess Costs of Cover, as damages for loss of bargain and not as a penalty. Contractor acknowledges that, in the event of such a termination, Owner may enter into one or more contracts (including a turnkey contract) for the completion of the Facility and that such contracts may require the replacement contractors to perform all such work on an accelerated basis, and that, as a result thereof, the Excess Costs of Cover may be substantial. To the extent applicable, Contractor shall remain liable for the satisfaction of all Losses for which Contractor is liable hereunder which are incurred prior to Owner’s termination (including Contractor’s indemnification obligations hereunder and payment of all Liquidated Damages accrued as of the date of termination). Owner shall be released from any obligation to pay Contractor for any amount owed for the Contract Price allocated for the portion of Work terminated. The exercise of the right of Owner to terminate this Agreement, as provided herein, does not preclude Owner from exercising other remedies that are provided herein or are available at law or in equity as further set forth in Section 20.12.
16.2    Owner Default. (a) The occurrence of any one or more of the following matters shall constitute a default by Owner under this Agreement (an “Owner Default”):

(i)	Owner becomes insolvent or generally fails to pay, or admits in writing its inability or unwillingness to pay, its debts as they become due;

(ii)	Owner makes a general assignment for the benefit of its creditors;

(iii)
Owner shall commence or consent to any case, proceeding or other action (a) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Owner or of Owner’s debts under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debts, or (b) seeking appointment of a receiver, trustee or similar official for Owner or for all or any part of Owner’s property;

(iv)
any case, proceeding or other action against Owner shall be commenced (a) seeking to have an order for relief entered against Owner as debtor, (b) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Owner or Owner’s debts under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors, or (c) seeking appointment of a receiver, trustee, or similar official for Owner or for all or any part of Owner’s property; and such case, proceeding or action is not dismissed within sixty (60) days thereafter;

(v)
Owner fails to pay to Contractor any payment required under this Agreement which is not subject to a good faith dispute by Owner or which Owner is not entitled to withhold payment in accordance with this Agreement, and such failure continues for thirty (30) days after receipt of written notice of such failure; or

(vi)
An “Owner Default” under the Power Island Supply Agreement occurs which is due to any breach by Owner of the Retained Obligations or, to the extent allocable to Owner, the Shared Obligations (provided that no additional cure period beyond what is provided in the Power Island Supply Agreement will apply to this Owner Default).

(b)    Upon the occurrence of an Owner’s Default, Contractor may (i) suspend its performance of the Work, or (ii) terminate this Agreement. If this Agreement is so terminated by Contractor for an Owner’s Default, Contractor, as its sole and exclusive remedy hereunder, shall be entitled to receive amounts calculated in accordance with Section 16.4.
16.3    No Release. No termination under this Article 16 shall release either Party from any obligations incurred hereunder prior to such termination; provided however, for purposes of clarity, any and all Liquidated Damages shall cease to accrue upon such termination.
16.4    Termination for Convenience. Owner may terminate this Agreement without cause at any time and for any reason or no reason upon written notice to Contractor. If this Agreement is so terminated after the issuance of a Notice to Proceed, Contractor, as its sole and exclusive remedy hereunder, shall be entitled to receive: (i) the value of the Work properly completed prior to the date of termination not previously covered by any prior payments, including profit with respect to such completed Work, and (ii) reasonable, documented demobilization costs and termination/cancellation costs under Subcontracts incurred by Contractor to implement such termination. Any Work for which title has passed (or by the terms of this Agreement, should have passed) to Owner prior to the date of such termination shall remain the property of Owner. No termination payment or other amount shall be payable to Contractor if the termination for convenience occurs prior to Owner’s issuance of a Notice to Proceed.
16.5    Actions Upon Termination. Upon termination of this Agreement or Contractor’s right to perform Work, Contractor shall promptly (a) discontinue the Work (except any performance necessary for purposes of safety or security or to carry out such termination), (b) cease entering into or issuing Subcontracts and purchase orders in respect of the Facility or Work, (c) remove from the Site (and properly dispose of) all waste, rubbish and debris associated with the Work, (d) conduct an inventory of the equipment and materials related to the Work on the Site or being shipped to the Site, (e) remove its personnel and equipment related to the Work from the Site, (f) take such steps as are reasonably necessary to maintain, preserve and protect the Work completed and in progress and to protect associated materials, equipment and supplies at the Site, stored off-site or in transit; (g) assign to Owner upon written request all rights and obligations (excluding rights and obligations of Contractor to the extent relating to the period prior to the assignment) of Contractor under Subcontracts (and warranties thereunder) entered into by Contractor in connection with this Agreement, and make every reasonable effort to cancel Subcontracts, including lease and rental agreements, and purchase orders upon terms satisfactory to Owner (using Contractor’s reasonable efforts in light of the Subcontract terms to mitigate costs incident to termination of the Work) to the extent they relate to the performance of the Work that is discontinued unless Owner elects to take assignment of any such Subcontracts or Contractor is directed by Owner (at Owner’s cost solely in the event of a termination for convenience by Owner pursuant to Section 16.4) to take other actions with respect to same, (h) cooperate with Owner for the efficient transition of the Work, (i) cooperate with Owner in the transfer of all Deliverables, including drawings, specifications, plans, reports, and other design documentation (including all media and calculations) for the terminated Work, including the applicable Permits, licenses, computer files and any other items or information and disposition of Work in progress and (j) execute all documents and take all other reasonable steps requested by Owner which may be required or reasonably necessary to vest in Owner all rights, set-offs, benefits and titles necessary for Owner to assume any obligations with respect to the Work.
16.6    Owner’s Right to Carry Out the Work. If Contractor defaults under this Agreement or neglects to carry out the Work in accordance with this Agreement and fails within a seven (7) day period after receipt of written notice from Owner to take steps to commence and continue curing such default or neglect with diligence and promptness, Owner, without prejudice to any other rights or remedies Owner may have, may correct such deficiencies at Contractor’s expense (including Owner’s internal, general, and administrative expenses) and Owner shall have the right to reimbursement of such reasonable expenses and may, without limitation: (i) deduct such amounts incurred by Owner from amounts due or to become due to Contractor; (ii) draw on the Letter of Credit to recover such expenses; or (iii) otherwise obtain reimbursement directly from Contractor therefor. The exercise by Owner of any of its rights under this Section 16.6 shall not diminish any of Contractor’s obligations hereunder or relieve Contractor from full compliance with the requirements hereof.
16.7    Termination for Extended Force Majeure.  Contractor shall not have the right to elect to terminate the Power Island Supply Agreement pursuant to Section 16.6 thereof without the prior written consent of Owner, which may be given or withheld in its sole and absolute discretion; provided, however, if General Electric terminates the Power Island Supply Agreement pursuant to Section 16.6 of the Power Island Supply Agreement, then Contractor shall have the right to terminate this Agreement upon fifteen (15) days’ prior written notice to Owner.  If this Agreement is so terminated, then each Party, as its sole and exclusive obligation and remedy hereunder, shall pay all amounts due to the other Party for Work performed and any undisputed amounts incurred under this Agreement prior to the effective date of such termination, and Contractor shall be obligated to comply with Section 16.5 and shall remain liable for any Liquidated Damages accrued prior to such termination. Owner shall retain title to all Equipment and Work and portions of the Facility for which title has already passed to Owner under this Agreement.

ARTICLE 17

SUSPENSION RIGHTS
17.1    Suspension by Owner. (a) Owner shall have the right, at any time and from time to time and for any reason, to suspend all or any part of the Work upon giving written notice to Contractor, whereupon Contractor shall suspend the carrying out of such suspended Work for such time or times and in such manner as Owner may require and shall take reasonable steps to minimize any costs associated with such suspension. During any such suspension, Contractor shall exercise commercially reasonable efforts to maintain the Work and to protect Owner’s associated interests at minimum cost, including mitigating and minimizing the amount of costs that may result from such suspension, and Contractor shall properly preserve, protect and secure such suspended Work and the Facility in such manner as Owner may reasonably require. Unless otherwise instructed by Owner, Contractor shall during any such suspension maintain its staff and labor on or near the Site and otherwise be ready to proceed expeditiously with the Work upon receipt of Owner’s further instructions. Except where such suspension ordered by Owner is the result of or due to the fault or negligence of Contractor or any Subcontractor, Contractor shall be entitled to the reasonable, demonstrated costs incurred by Contractor in the implementation and discontinuance of the suspension under a Change Order, including reasonable demobilization and remobilization costs, if necessary, upon providing appropriate supporting documentation to evidence such costs, and a time extension to the Milestone Schedule extending the Milestone Schedule for a period of time reasonably necessary to overcome the effects of such suspension if and to the extent permitted under Article 8. Upon receipt of notice to resume suspended Work, Contractor shall immediately resume performance of the Work to the extent required in the notice. In no event shall Contractor be entitled to any additional profits or damages due to such suspension. Should a suspension of the entire Work which is ordered by Owner continue for one hundred eighty (180) or more consecutive days, either Party may terminate this Agreement by written notice to the other Party and the rights and remedies of Contractor shall be the same as those set forth in Section 16.4 hereof in the event of termination by convenience by Owner. Notwithstanding the foregoing, Owner expressly acknowledges and agrees that it shall have no right to suspend manufacture of the General Electric scope of supply under the Power Island Supply Agreement except as permitted in the Power Island Supply Agreement.
17.2    Suspension by Contractor. Notwithstanding anything to the contrary in this Agreement, Contractor shall have the responsibility at all times to prosecute the Work diligently and shall not suspend, stop or cease performance hereunder or permit the prosecution of the Work to be delayed; provided, however, subject to Owner’s right to withhold or offset payment to Contractor under this Agreement, if Owner fails to pay to Contractor when properly due any undisputed (in good faith) Milestone Payment required under this Agreement, and such failure continues for fifteen (15) days after Owner’s receipt of written notice from Contractor of such failure, then Contractor may, upon five (5) days’ additional written notice to Owner, suspend its performance of the Work in whole or in part until Contractor receives such undisputed amounts. Contractor shall be entitled to a Change Order (i) adjusting the Contract Price for any reasonable, demonstrated costs incurred by Contractor resulting from such suspension, including reasonable demobilization and remobilization costs, and (ii) extending the Milestone Schedule for a period of time reasonably necessary to overcome the effects of such suspension to the extent allowed under Article 8; provided that Contractor complies with the notice and Change Order request requirements set forth in Article 8.
ARTICLE 18

DISPUTE RESOLUTION
18.1    Disputes. The Project Manager and the Owner’s Manager shall attempt to expeditiously reach a mutually acceptable resolution of any claim, dispute or other controversy arising out of, or relating to, this Agreement (each a “Dispute”). In the event that such Dispute cannot be resolved by such representatives of Contractor and Owner, the dispute will be referred to a Senior Officer from each Party for resolution by mutual agreement between said officers, who shall attempt in good faith to resolve the dispute amicably. Any mutual determination by the Senior Officers shall be final and binding upon the Parties. However, should such Senior Officers fail to arrive at a mutual decision as to the Dispute within thirty (30) days after notice to both individuals of the Dispute, or such longer period as the Parties may mutually agree, then either Party may (a) commence mediation in accordance with and subject to the provisions set forth in Section 18.2 hereof or, if the mediation does not result in a mutual decision or the amount in Dispute is $[***] or less, commence a legal action in accordance with Section 18.3; or (b) immediately pursue their remedies at law without first participating in mediation. Notwithstanding the foregoing, nothing in this Article 18 shall be construed to prevent a Party from filing a legal action or proceeding in order to preserve legal rights or claims.
18.2    Mediation. If a Dispute has not been resolved by agreement by the Parties’ Senior Officers as provided in Section 18.1 above, and involves an amount in Dispute of more than $[***], either Party may submit the Dispute for non-binding mediation in accordance with the Construction Industry Mediation Procedures of the American Arbitration Association (“AAA”) then currently in effect as modified herein or by mutual agreement of the Parties. The Parties shall seek to agree on the appointment of a mediator within fifteen (15) days of the Dispute being submitted for mediation, failing which the mediator shall be appointed by the AAA. If the Dispute is referred to mediation as provided herein, at least one representative of each Party with the authority to settle the Dispute shall be present at the mediation. The mediation shall be held in New York, New York (provided, however, that if Ohio law requires that the mediation take place in the State of Ohio, then the mediation shall be held in Columbus, Ohio). The cost of the mediation shall be shared equally by the Parties, but each Party shall bear its own costs and expenses, including attorneys’ fees, incurred in connection with such mediation. However, if the mediation does not result in a mutual decision as to the Dispute within thirty (30) days after the appointment of the mediator, either party may commence litigation subject to the provisions set forth in Section 18.3 hereof.
18.3    Venue. Any legal action or proceeding with respect to this Agreement shall be brought in the United States District Court for the Southern District of Ohio, Eastern Division or, if such court lacks jurisdiction, in the Court of Common Pleas of the State of Ohio in Franklin County. Each of the Parties hereby accepts and consents to, generally and unconditionally, the jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each of the Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
18.4    Jury Waiver. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BETWEEN THE PARTIES OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH. Owner and Contractor hereby agree that all issues of law and fact shall be decided by a judge only. Contractor agrees to incorporate this jury waiver into all of the agreements with any Major Subcontractors for the Work and to use commercially reasonable efforts to incorporate this jury waiver into all of the agreements with any other first-tier Subcontractors or Suppliers for the Work whose Subcontracts or supply agreements have an aggregate value in excess of [***] U.S. Dollars (U.S. $[***]).
18.5    Prevailing Party. The prevailing Party in any court proceedings shall be reimbursed by the other Party for all reasonable out-of-pocket costs, expenses and charges, including, without limitation, reasonable attorneys’ fees, incurred by said prevailing Party, but if the prevailing Party has had only a partial victory, then the court will make an allocation based on the extent to which the court views the prevailing Party as having prevailed.
18.6    Performance During Dispute. Pending final resolution of a Dispute, Contractor shall proceed diligently with the performance of the Work and its duties and obligations under this Agreement, and Owner shall continue to make payments of undisputed amounts in accordance with this Agreement.

ARTICLE 19

LIMITATION OF LIABILITY
19.1    Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, and except for (i) damages arising out of or liability for breach with respect to confidentiality covenants under Article 13 of this Agreement, (ii) damages for which a Party has an indemnification obligation under Section 11.1(a)(i) or (b)(i), (iii) damages solely in respect of Third Party intellectual property Claims relating to the General Electric scope of supply provided under the Power Island Supply Agreement for which Contractor has an indemnification obligation pursuant to Section 12.4 (provided that, for purposes of clarity, Contractor’s liability to Owner for damages under such a Claim shall be limited to Contractor’s actual recovery from General Electric on account thereof), (iv) the Gross Negligence of Contractor’s Senior Personnel, (v) willful misconduct or fraud of a Party, (vi) costs incurred directly by Contractor to achieve all of the Minimum Performance Criteria, and (vii) any provision obligating Contractor to pay for liquidated damages in this Agreement (none of which shall be interpreted or construed as, consequential, special, incidental, indirect, punitive or exemplary damages or damages for loss of revenue or profits, loss of goodwill, loss of production, loss of opportunity, costs of capital or financing, loss of use, or loss of contracts for the purposes of this Agreement), Owner and Contractor waive all claims against each other (and against each other’s parent company, Affiliates, contractors, subcontractors (including Subcontractors), consultants and agents) for any consequential, special, incidental, indirect, punitive, or exemplary damages, and damages for loss of revenue or profits, loss of goodwill, loss of production, loss of opportunity, costs of capital or financing, loss of use, or loss of contracts, and regardless of whether any such claim arises out of breach of contract or warranty, tort (including negligence of any kind or character), product liability, indemnity, contribution, strict liability or other legal theory. Contractor covenants and agrees that it will use commercially reasonable efforts to obtain a written waiver of claims against Owner (and its parent company, Affiliates, contractors, subcontractors, consultants and agents) identical to the waiver set forth in the preceding sentence from each Major Subcontractor performing any portion of the Work. Nothing in this Section 19.1 is intended to nullify or limit the exclusion from the waiver of consequential, special, incidental, indirect, punitive, or exemplary damages, and damages for loss of revenue or profits, loss of goodwill, loss of production, loss of opportunity, costs of capital or financing, loss of use, or loss of contracts damages in favor of General Electric under Section 19.1 of the Power Island Supply Agreement with respect to General Electric’s obligations arising out of or liability for breach with respect to General Electric’s warranty covenants under Article 9 of the Power Island Supply Agreement.
19.2    Liquidated Damages. (a) Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of Contractor for Performance Liquidated Damages shall in no event exceed an amount equal to [***] percent ([***]%) of the Contract Price.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of Contractor for Substantial Completion Liquidated Damages shall in no event exceed an amount equal to [***] percent ([***]%) of the Contract Price.

(c)    Notwithstanding anything to the contrary contained in this Agreement, the overall aggregate liability of Contractor for all Liquidated Damages shall in no event exceed an amount equal to [***] percent [***]%) of the Contract Price.
Liquidated Damages shall be paid by Contractor when due without set-off, counterclaim, or reduction whatsoever.
19.3    Overall Limitation. Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of Contractor (including its Affiliates, officers, directors, assignees and employees) to Owner in relation to any and all obligations under this Agreement, whether such liability arises out of breach of contract or warranty, tort (including but not limited to negligence of any kind or character), product liability, indemnity, contribution, strict liability or other legal theory, shall not exceed an amount equal to [***] percent ([***]%) of the Contract Price (as may be adjusted by Change Order). The preceding limitation of Contractor’s liability shall not apply to, and no credit shall be issued against such liability limitation for:

(i)
(a) Contractor’s indemnity obligations set forth in Section 11.1(a)(i) and 11.1(a)(iv) under this Agreement, and (b) Contractor’s indemnity obligations pursuant to Section 12.4 solely in respect of Third Party intellectual property Claims relating to the General Electric scope of supply provided under the Power Island Supply Agreement (provided that, for purposes of clarity, Contractor’s liability to Owner for damages under such a Claim shall be limited to Contractor’s actual recovery from General Electric on account thereof);

(ii)	Contractor’s abandonment of the Work;

(iii)	Claims which arise or result from (a) the Gross Negligence of Contractor’s Senior Personnel or (b) willful misconduct or fraud of Contractor or its Subcontractors;

(iv)	Contractor’s obligation to deliver to Owner full legal title to and ownership of all or any portion of the Work and Facility as required under this Agreement;

(v)
Costs incurred by Contractor to achieve all of the Minimum Performance Criteria, Mechanical Completion and Substantial Completion or to perform (subject to Section 2.12(f) to the extent applicable) Corrective Work; and

(vi)
The proceeds (excluding payment of deductibles) of any policies of insurance specifically and separately procured and maintained (or required to be maintained) by Contractor for the Work in accordance with the terms of this Agreement, but not those policies that are part of Contractor’s practice program.

ARTICLE 20

GENERAL PROVISIONS
20.1    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of law principles.

20.2    Entire Agreement. This Agreement represents the entire agreement between Owner and Contractor with respect to the subject matter hereof, and supersedes all prior negotiations, representations or agreements, whether written or oral. This Agreement may be amended or modified only by a written instrument signed by both Owner and Contractor.
20.3    Assignment. (a) Contractor shall not assign, pledge or otherwise transfer this Agreement or any right or obligation hereunder without the prior written consent of Owner, which consent may be given or withheld in Owner’s sole discretion. Notwithstanding the foregoing, if Owner in its sole discretion consents to any such assignment, pledge or other transfer, Kiewit Power Constructors Co. shall not be relieved of any of its liabilities or obligations under this Agreement and shall remain primarily liable for the payment and performance of all obligations of Contractor under this Agreement, whether accruing before, on or after such assignment, pledge or other transfer, the Guarantor shall continue to be liable under the Parent Guaranty notwithstanding such assignment, pledge or other transfer and, if requested by Owner, Kiewit Power Constructors Co. shall provide an affirmation of such continuing primary liability, and Guarantor shall provide an affirmation of its continuing liability under the Parent Guaranty, each in and form and substance reasonably acceptable to Owner.
(b)    Except as otherwise provided in this Section, Owner shall not assign, pledge or otherwise transfer this Agreement or any right or obligation hereunder without the prior written consent of Contractor, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Contractor hereby covenants and agrees that Owner may, without Contractor’s consent, assign or delegate any or all of its rights or obligations under this Agreement:

(i)
to any Affiliate or co-venturer of Owner provided the financial creditworthiness of the assignee is equal or better than the Owner or the assignee otherwise demonstrates that it has the financial resources necessary to perform its obligations under this Agreement;

(ii)	to any Person which acquires all or substantially all of the assets of Owner related to the Facility or the ownership interests in Owner; and/or

(iii)
to any Lender of Owner. In the event Owner does in fact intend to collaterally assign this Agreement to a Lender, Contractor agrees that it shall (and shall cause the Guarantor to) (x) execute a consent to Owner’s collateral assignment of this Agreement to any such Lender (which consent shall be in a form that is customary for the financing of a gas-fired power project and reasonably acceptable to such Lender) provided however, that such shall not materially impair or diminish Contractor’s rights or materially increase Contractor’s obligations under this Agreement, and (y) provide an opinion of in-house counsel reasonably satisfactory to such Lender regarding the due execution and authorization (and, if required by such Lender, an opinion of outside counsel reasonably satisfactory to such Lender (the reasonable out-of-pocket cost for which shall be paid by Owner) regarding the enforceability) of this Agreement, the Parent Guaranty and such preceding consent and such other matters as such Lender may reasonably request.

(c)    Upon any permitted assignment by Owner, Owner will be released from all obligations or liabilities arising out of or related to this Agreement relating to the period from and after such assignment.
(d)    Any assignment or transfer of this Agreement pursuant to this Section shall be subject to all limitations of liability contained in this Agreement.
(e)    Except as specifically provided in this Section, any assignment or transfer of this Agreement or any rights, duties or interest hereunder by Owner or Contractor without the prior written consent of the other Party hereto shall be void and of no force and effect.
20.4    Cooperation with Financing. Contractor agrees to provide such assistance as is reasonably requested by Owner in connection with Owner’s efforts to secure financing for the Facility, which shall include, without limitation, providing technical assistance as Owner may request in addressing any Lender issues or concerns and meeting with the Lenders and their representatives.
In connection with the financing of the Project, Contractor agrees to (and shall cause the Guarantor to) execute, acknowledge and deliver to Owner such documents and instruments and take such other commercially reasonable actions as are reasonably necessary to (a) accommodate any financing or refinancing of the Project; and (b) satisfy the reasonable requests of Owner’s Lenders or any prospective Lender in connection with such financing or refinancing; provided however, that such shall not materially impair or diminish Contractor’s rights or materially increase Contractor’s obligations under this Agreement.
Subject to, in the case of financial information and other Confidential Information, terms of confidentiality reasonably acceptable to Contractor and the Lenders or prospective Lenders or prospective equity investors in the Project or the Independent Engineer, as applicable, Contractor agrees to provide such information and documentation as may be requested by the Lenders or prospective Lenders or prospective equity investors in the Project, and the Independent Engineer, including:
(a)    Financial information, evidence of corporate existence, and evidence of incumbency of persons executing this Agreement;
(b)    Opinions of counsel consistent with those set forth in Section 20.3(b)(iii)(y) and addressing such other matters as may be reasonably required by the Lenders or a prospective Lender; and
(c)    Any reasonable consents and agreements, estoppel certificates, or other documents reasonably required in connection with the financing or refinancing of the Project.
If any financing party or prospective Lender, including a prospective equity investor, determines that an amendment or modification of this Agreement is required in connection with or as a condition to the financing or any refinancing of the Project, Owner and Contractor shall negotiate in good faith and in consultation with the financing party or prospective

Lender, including a prospective equity investor, the terms of any such requested amendment or modification, including an equitable adjustment to the Contract Price and Milestone Schedule if the same is demonstrably impacted by the requested amendment or modification.
20.5    Survival. All provisions of this Agreement that are expressly or by their nature or implication to come into or continue in force and effect after the expiration or termination of this Agreement shall remain in effect and be enforceable following such expiration or termination. Without limiting the foregoing, the following provisions are hereby explicitly set forth, for the purpose of clarity, as those that shall survive expiration or termination of this Agreement: Section 2.5, Section 2.12, Section 2.20, Section 2.21, Section 2.24, Section 4.3, Article 5, Section 6.9, Article 9, Article 11, Article 12, Article 13 Article 14, Article 15, Article 16, Article 18, Article 19, and Article 20.
20.6    Contractual Relationship. Nothing contained in this Agreement shall be construed as creating a contractual relationship of any kind (i) between Owner and a Subcontractor or Supplier, or (ii) between any persons or entities other than Owner and Contractor.
20.7    Severability. In case any provision in this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected. If Contractor’s obligation to pay any Liquidated Damages under this Agreement is, or becomes, void or unenforceable (either in whole or in part) for any reason, then Owner shall, to the extent of the voidness or unenforceability, be entitled to claim unliquidated damages at law in relation to any relevant delay or other matter which would otherwise have been the subject of the liquidated damages, provided that Contractor’s aggregate liability for Liquidated Damages and unliquidated damages in respect of such relevant delay or such other matter shall not exceed the applicable amount of Liquidated Damages agreed under this Agreement in respect thereof; provided further that this Section 20.7 shall not impose any greater liability upon Contractor than would otherwise have been imposed pursuant to the applicable Liquidated Damages.
20.8    Notices. Any notice, demand, offer, or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be either (i) hand delivered; (ii) delivered by same day or overnight courier; or (iii) delivered by electronic (Email) or certified mail, return receipt requested, to the other Party at the address set forth below.
If to Owner:    Long Ridge Energy Generation LLC
c/o FIG LLC
1345 Avenue of the Americas, 45th Floor
New York, NY 10105
Attn: Ken Nicholson
Email: knicholson@fortress.com
And
Attn: Robert Wholey
Email: bo.wholey@longridgeenergy.com

With a Copy to:    Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110
Attn: James L. Black, Jr., Esq.
Email: james.black@morganlewis.com
If to the Owner’s
Engineer:    Black & Veatch Corporation
9000 Regency Parkway
Suite 300
Cary, NC 27518
Attn: Jason Rowell
Email: RowellJ@bv.com
If to Contractor:    Kiewit Power Constructors Co.
9401 Renner Blvd.
Lenexa, KS 66219
Attn: Chris Turnbull
Email: chris.turnbull@kiewit.com

With a Copy to:    Kiewit Power Constructors Co.
9401 Renner Blvd.
Lenexa, KS 66219
Attn: Bobby Brown
Email: bobby.brown@kiewit.com

Each Party shall have the right to change the place to which notice shall be sent or delivered by sending a similar notice to the other Party in like manner. Notices, demands, offers or other written instruments shall be deemed to be received if delivered by hand, by same-day or overnight courier service, or electronic or certified mail on the date actually received at the address of the intended recipient.
20.9    Headings. The headings and captions used in this Agreement are inserted for reference and convenience only and the same shall not limit or construe the sections, articles or paragraphs to which they apply or otherwise affect the interpretation thereof.
20.10    Singular and Plural. Words which are used herein and import the singular number shall mean and include the plural number and vice versa where the context so requires.
20.11    Interpretation. In the event of any inconsistency or discrepancy between written words and specific numbers, the description of any such figures by written words shall govern.

20.12    Rights and Remedies. Except to the extent this Agreement expressly provides that a specific remedy for a particular circumstance is the exclusive remedy available for such circumstance and except as otherwise expressly provided in this Agreement, (i) rights and remedies available to Owner and/or Contractor as set forth in this Agreement shall be cumulative with and in addition to, and not in limitation of, any other rights or remedies available to such Parties at law and/or in equity, and (ii) any specific right or remedy conferred upon or reserved to Owner and/or Contractor in any provision of this Agreement shall not preclude the concurrent or consecutive exercise of a right or remedy provided for in any other provision hereof.
20.13    Agreed Rate. Each Party agrees that it will pay to the other Party interest at the Agreed Rate on any overdue amount from the due date thereof to, but not including, the date such amount is paid.
20.14    Incorporation by Reference. The recitals set forth on the first few pages of this Agreement, as well as all Exhibits attached hereto, are hereby incorporated into this Agreement by this reference and expressly made a part of this Agreement.
20.15    No Waiver. No course of dealing or failure of Owner and/or Contractor to enforce strictly any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. No express waiver of any term, right or condition of this Agreement shall operate as a waiver of any other term, right or condition.
20.16    Rights of Third Parties. This Agreement and all rights hereunder are intended for the sole benefit of the Parties and, to the extent expressly provided, for the benefit of the Lenders, the Owner Indemnified Parties, the Contractor Indemnified Parties and the Persons described in Section 20.22 below, and shall not imply or create any rights on the part of, or obligations to, any other Person.
20.17    Counterparts. This Agreement may be executed by the Parties in one or more counterparts, all of which taken together, shall constitute one and the same instrument.
20.18    Signatures. The exchange of copies of this Agreement and of signature pages by facsimile, email or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile, email or other electronic means shall be deemed to be their original signatures for all purposes.
20.19    English Language Documents. Any document, manual, certificate or notice required or authorized to be given hereunder shall be provided in the English language.
20.20    Further Assurances. Contractor and Owner agree to provide such information, execute and deliver any instruments and documents and to take such other actions as may be necessary or reasonably requested by the other Party which are not inconsistent with the provisions of this Agreement and which do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement, including executing a bill of sale or similar instrument in a form reasonably agreed to by the Parties.
20.21    Approvals Not To Relieve Contractor. No approval, consent, acceptance or rejection of, inspection of or failure to inspect, failure to disapprove or comment on, review or non-review of, or rejection of or failure to reject, any matter, Work, design documents, documents, or calculations of Contractor by Owner, Owner’s Engineer or Independent Engineer shall relieve Contractor of any of its obligations, guarantees or warranties under this Agreement or otherwise.
20.22    No Recourse. Anything to the contrary notwithstanding (except as provided in the next sentence), the obligations of Owner or Contractor under this Agreement are: (i) obligations of Owner or Contractor and do not constitute obligations of (and no recourse shall be had with respect thereto to) any member, officer, director, or employee of Owner or Contractor, any of their Affiliates, or any shareholder, partner, member, officer, director, or employee of Owner or Contractor respectively and (ii) no action shall be brought or maintained against any such Affiliate, member, officer, director, employee, parent, or Affiliate companies, or any shareholder, partner, member, officer, director, or employee of any thereof, each of whom shall be third party beneficiaries of this Agreement for purposes of enforcing the provisions of this Section 20.22. Notwithstanding the foregoing, Owner shall have recourse against the Guarantor in accordance with Section 20.23 below and the Parent Guaranty.
20.23    Parent Guaranty. On or before the Effective Date, Contractor shall provide an unconditional, irrevocable parent guaranty from Guarantor in the form attached as Exhibit T hereto (“Parent Guaranty”). Contractor shall not be entitled to any compensation under this Agreement unless and until Contractor provides the foregoing Parent Guaranty to Owner in accordance with this Section 20.23.
20.24    Approvals in Writing. Any approval, consent, acceptance or authorization of a Party expressly required under this Agreement shall be obtained in writing.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized representatives of Owner and Contractor as of the date first written above.

OWNER: LONG RIDGE ENERGY GENERATION LLC By: /s/ Robert Wholey Name: Robert Wholey Title: President	CONTRACTOR: KIEWIT POWER CONSTRUCTORS CO. By: /s/ John Jennings Jr. Name: John Jennings Jr. Title: President

[Signature Page to EPC Contract]